As filed with the Securities and Exchange Commission on April 27, 2007
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WCI STEEL, INC.
(Exact Name of Registrant as Specified in its Charter)
(see table of additional registrants)

Delaware	3312	20-4530253
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Cynthia B. Bezik
Vice President — Finance, Chief Financial Officer, Treasurer and Secretary
999 Pine Avenue S.E.
Warren, Ohio 44483
(330) 841-8301
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)
Copies to:

Dennis J. White, Esq.
Hal N. Schwartz, Esq.
McDermott, Will & Emery LLP
28 State Street
Boston, Massachusetts 02109-1775
(617) 535-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
Registered	Registered	Note	Price(1)	Registration Fee
8% Senior Secured Notes due 2016	$100,000,000	100%	$100,000,000	$3,070
Guarantees of 8% Senior Secured Notes due 2016	$100,000,000	—	$100,000,000	None (2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2)	Each of the co-registrants listed on the inside facing page will guarantee, on a full and unconditional basis, the obligations of WCI Steel, Inc. under the 8% Senior Secured Notes due 2016. Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is being paid in respect of the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

				Address, Including
				Zip Code and
				Telephone Number,
		Primary		Including Area
	State or Other	Standard		Code, of Agent for
	Jurisdiction of	Industrial	I.R.S. Employer	Service, of
	Incorporation or	Classification	Identification	Registrant’s Principal
	Organization	Code Number	Number	Executive Offices

WCI Steel Metallurgical Services, Inc.	Delaware	8741	20-4733065	999 Pine Avenue S.E. Warren, Ohio 44483 (330) 841-8301
WCI Steel Production Control Services, Inc.	Delaware	8744	20-4733027	999 Pine Avenue S.E. Warren, Ohio 44483 (330) 841-8301
WCI Steel Sales, L.P.	Delaware	5051	20-4736628	999 Pine Avenue S.E. Warren, Ohio 44483 (330) 841-8301
Youngstown Sinter Company	Delaware	3312	20-4647614	999 Pine Avenue S.E. Warren, Ohio 44483 (330) 841-8301

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27, 2007

PRELIMINARY PROSPECTUS

WCI STEEL, INC.
Offer to Exchange
8% Senior Secured Notes due June 1, 2016

We are offering to exchange new 8% Senior Secured Notes due 2016, which we refer to as the exchange notes, for our currently outstanding 8% Senior Secured Notes due 2016, which we refer to as the original notes. The exchange notes are substantially identical to the original notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the original notes. The exchange notes will represent the same debt as the original notes and we will issue the exchange notes under the same indenture as the original notes.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City local time, on , 2007, unless extended.

•	The exchange offer is not subject to any condition other than that the exchange offer not violates applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	We will exchange the exchange notes for all original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered original notes at any time prior to the expiration of the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

You should consider carefully the “Risk Factors” beginning on page 8 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

Page

WHERE CAN YOU FIND MORE INFORMATION	ii
FORWARD-LOOKING STATEMENTS	iii
MARKET AND INDUSTRY INFORMATION	iv
SUMMARY	1
RISK FACTORS	8
THE EXCHANGE OFFER	23
USE OF PROCEEDS	29
CAPITALIZATION	30
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA	33
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
BUSINESS AND INDUSTRY OVERVIEW	48
MANAGEMENT	58
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	75
DESCRIPTION OF SENIOR EXCHANGE NOTES	78
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	113
PLAN OF DISTRIBUTION	118
LEGAL MATTERS	118
EXPERTS	118
CHANGE IN ACCOUNTANTS	119
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE	F-1
EX-3.3 Certificate of Incorporation of WCI Steel Metallurgical Services, Inc.
EX-3.4 Amended and Restated By Laws of WCI Steel Metallurgical Services, Inc.
EX-3.5 Certificate of Incorporation of WCI Steel Production Control Services, Inc.
EX-3.6 Amended and Restated By Laws of WCI Steel Production Control Services, Inc.
EX-3.7 Certificate of Incorporation of Youngstown Sinter Company
EX-3.8 Amended and Restated By Laws of Youngstown Sinter Company
EX-3.10 Certificate of Limited Partnership of WCI Steel Sales, L.P.
EX-3.10 Amended and Restated Limited Partnership Agreement of WCI Steel Sales, L.P.
EX-4.6 Amendment to Indenture, dated April 26, 2007
EX-10.1 Credit Agreement, dated as of May 1, 2006
EX-10.2 Guaranty, dated as of May 1, 2006
EX-10.3 Pledge and Security Agreement, dated as of May 1, 2006
EX-10.4 Intercreditor Agreement, dated as of May 1, 2006
EX-10.5 Indenture Collateral Intercreditor Agreement, dated as of May 1, 2006
EX-10.6 Collateral Trust Agreement, dated as of May 1, 2006
EX 10.7(a) Employment Agreement Partrick G. Tatom
EX-10.7(b) Employment Agreement, Michael Adams
EX-10.7(c) Employment Agreement, Cynthia B. Bezik
EX-10.7(d) Employment Agreement, Thomas J. Gentile
EX-10.7(e) Employment Agreement, David A. Howard
EX-10.8 Amended and Restated 2006 Long Term Incentive Plan
EX-10.9(a) Deferred Compensation Agreement, Patrick G. Tatom
EX-10.9(b) Deferred Compensation Agreement, Thomas J. Gentile
EX-10.9(c) Deferred Compensation Agreement, David A. Howard
EX-10.10 Amended and Restated Pellet Sale and Purchase Agreement
EX-10.10(a) Pellet Sales Agreement Proposed Modifications
EX-10.11 Coke Sale Agreement, dated as of November 10, 2005
EX-10.11(a) Amendment to Coke Sale Agreement, dated as of January 1, 2007
EX-10.12 Coke Purchase Agreement, dated as of November 21, 2006\
EX-10.12(a) Amendment No. 1 to Coke Purchase Agreement, dated as of February 7, 2007
EX-12.0 Statement Regarding Computation of Ratio of Earnings to Fixed Charges
EX-16.1 Letter from Crowe Chizek and Company LLC
EX-23.1 Consent of Deloitte & Touche LLP
EX-23.2 Consent of Crowe Chizek and Company LLC
EX-25.1 Form T 1 Statement of Eligibility and Qualification
EX-99.1 Form of Letter of Transmittal
EX-99.2 Form of Notice of Guaranteed Delivery
EX-99.3 Form of Letter to Registered Holders and Depository Trust Company Participants
EX-99.4 Form of Letter to Beneficial Holders
EX-99.5 Form of Exchange Agent Agreement

WCI Steel, Inc. was incorporated as a Delaware corporation on March 20, 2006. We acquired substantially all of the assets of WCI Steel, Inc., an Ohio Corporation, or Old WCI, on May 1, 2006 under the Consensual Modified Plan of Reorganization for Old WCI pursuant to a Confirmation Order issued by the United States Bankruptcy Court for the Northern District of Ohio. Our principal executive offices are located at 999 Pine Avenue S.E., Warren, Ohio 44483, and our telephone number is (330) 841-8301. Our website is located at www.wcisteel.com. The information on our website is not part of this prospectus.

In this prospectus, “WCI Steel,” the “Company,” “Successor Company,” “we,” “us,” and “our” refer to WCI Steel, Inc. and its subsidiaries on a consolidated basis, unless otherwise noted.

We are not making any representation to any holder of the outstanding 8% Senior Secured Notes due 2016 regarding the legality of an investment in the exchange notes under any legal investment or similar laws or regulations. We are not providing you with any legal, business, tax or other advice in this prospectus. You should consult your own advisors as needed to assist you in making your investment decision and to advise you whether you are legally permitted to invest in the exchange notes.

You must comply with all laws that apply to you in any place in which you buy, offer or sell any exchange notes or possess this prospectus. You must also obtain any consents or approvals that you need in order to purchase the exchange notes. We are not responsible for your compliance with these legal requirements.

We are not making an offer to sell, or a solicitation of an offer to buy, the exchange notes or the outstanding 8% Senior Secured Notes due 2016 in any jurisdiction where, or to any person to or from whom, the offer or sale is not permitted.

We urge you to contact us with any questions about this exchange offer or if you require additional information to verify the information contained in this prospectus.

The federal securities laws prohibit trading in our securities while in possession of material non-public information with respect to us.

Notice to New Hampshire residents

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

The registration statement and other information can be read and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

We have agreed, pursuant to the indenture under which the exchange notes and the original notes are issued, that, even if we are not required under the Exchange Act to furnish reports to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us on Form 10-Q, 10-K and 8-K if we were subject to Sections 13 or 15(d) of the Exchange Act. See “Description of Senior Exchange Notes”.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements based on estimates and assumptions. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or other similar words. Any or all of our forward-looking statements in this prospectus may turn out to be incorrect, possibly to a material degree. Such statements can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially from our forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements.

You should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	general economic and business conditions;

•	competition from domestic and international producers;

•	demand for our products, including cyclicality of the markets we serve;

•	changes in industry capacity and levels of imports of steel or steel products;

•	industry trends, including product pricing;

•	difficulty in comparing our historical financial periods;

•	inability to make capital investments and the timing, cost and completion of capital projects undertaken;

•	labor costs and disputes;

•	plant operating performance;

•	major equipment failures;

•	limitations in our insurance coverages;

•	changes in, or the failure or inability to comply with, government regulation, including, without limitation, environmental regulations;

•	pricing and availability of raw materials and energy, including power outages and curtailments;

•	limitations due to our size of operations and inability to achieve our anticipated growth objectives;

•	impairment of our goodwill;

•	level of indebtedness may negatively affect our ability to achieve our growth objectives;

•	internal controls over financial reporting and compliance obligations with the Sarbanes-Oxley Act of 2002;

•	the funding requirements of our pension plan and other post-employment benefit plans, including a fixed obligation to fund a voluntary employee beneficiary association trust;

•	the outcome of legal matters; and

•	other risk factors, including other factors described under “Risk Factors”.

The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information, or future circumstances.

You should review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the exchange notes.

MARKET AND INDUSTRY INFORMATION

We take responsibility for compiling and extracting this market and industry information, but we have not independently verified the market and industry data provided by third parties or by industry or general publications, and we do not take further responsibility for such data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate.

SUMMARY

The following summary contains selected information about us and about this exchange offer. It likely does not contain all of the information that is important to you. Before you make an investment decision, you should review this prospectus in its entirety, including the risk factors, our audited financial statements and other information appearing elsewhere in this prospectus.

Our Company

We are an integrated producer of value-added, custom and commodity steel products serving niche markets, with an emphasis on customer and technical services. Our business strategy is best summarized by our mission statement — “Custom Steel. Custom Service. Creative Solutions.” We currently produce 185 grades of flat-rolled custom and commodity steel at our Warren, Ohio integrated steel making facility. By offering a wide range of custom flat-rolled steel products, including high carbon, alloy, ultra high strength, and heavy-gauge galvanized steel, we develop closer, more responsive relationships with our customers.

We acquired substantially all the assets of WCI Steel, Inc., an Ohio corporation, or Old WCI or the Predecessor Company, on May 1, 2006 under the Consensual Modified Plan of Reorganization for Old WCI pursuant to a Confirmation Order issued by the United States Bankruptcy Court for the Northern District of Ohio, or the Plan of Reorganization. We assumed substantially all the liabilities of Old WCI, except for the liabilities associated with its underfunded defined benefit pension plan. Those old pension plan-related liabilities were assumed by The Renco Group, Inc. Our operations at the Warren, Ohio facility represent the continuation of nearly 100 years of integrated steel production at this facility. Old WCI was formed in 1988 to acquire certain production assets of LTV Steel Inc., located in the Warren, Ohio area. Old WCI filed for Chapter 11 bankruptcy protection on September 16, 2003 as a result of poor industry conditions prevailing at the time and insufficient cash to fund operations and capital expenditure needs.

For the year ended December 31, 2006, we generated on a pro-forma basis, including our results of operations and the results of operations of the Predecessor Company:

•	Shipments of 1,293,000 tons, and

•	Revenues of $894.0 million.

For the eight month period ended December 31, 2006, we generated (without consideration of the Predecessor Company):

•	Shipments of 836,000 tons,

•	Revenues of $593.9 million,

•	Operating income of $30.4 million, and

•	Net income of $15.0 million.

At December 31, 2006, we had total long-term debt of $124.7 million, which included $100.0 million of our 8% Senior Secured Notes due 2016, or the Original Notes, and $24.7 million borrowed under our revolving credit facility.

We have the capability to produce approximately 1.3 million tons of finished sheet steel annually and are the smallest integrated steel producer in the United States. We produce hot-rolled, cold-rolled and galvanized coils. As a provider of custom order steel, we focus on customers with special quality and service needs that are underserved by larger steel producers. Further, we emphasize smaller order quantities and on time delivery, which along with our product quality and customer service, differentiate us from other steel producers. To leverage our capabilities, our knowledgeable technical and sales staff collaborates with customers to meet their specific service and product requirements.

Our primary customers are strip converters, pipe and tube processors, steel service centers, construction and, to a lesser extent, automotive manufacturers. Our custom steel products are used in the manufacture of a variety of value-added products, such as aircraft parts, golf club shafts, chain saw cutter bars, seat belt parts, brake parts, load bearing chains, agricultural implements, and drainage and storm water management systems.

Although we remain vulnerable to industry cyclicality and economic volatility, our emphasis on niche markets helps mitigate this risk. We believe that we are well positioned for continued growth in profitability and volume. In order to drive this growth, we are implementing a capital improvement program that we believe, combined with our efforts to eliminate bottlenecks and streamline operations, will increase our annual capacity to over 1.4 million tons of finished steel capacity by 2010. Most importantly, these efforts will facilitate increased sales of custom steel. Our capital spending in the eight months ended December 31, 2006, was approximately $30 million, we expect to spend approximately $70 million for the year ended December 31, 2007.

Our Competitive Strengths

We believe that the following are some of our competitive strengths:

Niche Market Focus.  We are a custom, service-oriented producer, focused specifically on satisfying our customers’ various needs as to chemistry, size, and other factors. Our manufacturing capabilities enable us to provide our customers with custom steel order quantities to meet their requirements and efficiently produce small quantities to meet custom needs. Approximately one-half of our product revenues in calendar year 2006 were derived from products that we consider to be custom.

Customer Service.  We believe that we provide the highest levels of customer service available in the industry. Our niche focus and our core mission of “Custom Steel. Custom Service. Creative Solutions.” causes us to be extremely attentive to our customer needs. According to a survey as of December 31, 2006 by Jacobson & Associates, an industry recognized consulting firm, we rank first in the five peer group ranking and fifth of the 36 producing locations in overall satisfaction.

Diversified Product Mix.  Our current products include hot rolled, cold rolled and coated (galvanized) sheet steel. We produce 185 grades of steel. This diversified mix of products enables us to access a broad range of end-user markets, serve a broader customer base, and mitigate our exposure to cyclical downturns in commodity grade steel or in any one product or end-user market. Our manufacturing skills enable us to efficiently produce small quantities in a semi-continuous process of a diverse grade of products.

Strategic Geographic Location.  Our location near our customer base allows us to realize freight savings for outbound steel products destined for our customers. Over 60 percent of our customers are located within 200 miles of our facility.

Experienced and Committed Management Team and Workforce.  We have a strong and experienced management team with significant experience in the steel industry. On average, our executive officers have over 20 years of experience in the industry. Patrick G. Tatom, our President and Chief Executive Officer, leads the Company with over 31 years of experience in the steel industry. In addition to our executive team, we benefit from a highly motivated and experienced management team and workforce. The average years of experience at our Warren facility of our salaried workforce are 23 years and 20 years for our union represented workforce.

Our Business Strategy

Expand Into New Niche Markets.  We believe that identifying and entering new niche markets is critical for our continued growth. For example, we are investing $36.7 million in a new walking beam furnace that will allow us to sell larger PIW (pounds per inch of width) coils and to meet demanding surface requirements. The mill’s current capability is 850 PIW. However, the walking beam furnace will enable us to provide 1000 PIW coils, which can improve our customers’ manufacturing efficiency.

Further Penetrate into Existing Niche Markets.  We seek to capitalize on our strong customer relationships. We believe that we can gain additional share in our current markets by targeting certain key customer accounts.

Increase Production Efficiency and Capacity.  We continually strive to improve our efficiency and increase our capability. We have identified several improvement opportunities that we believe have the potential to increase our production, including:

•	hot charging;

•	reducing mixed zones and increasing yields;

•	reducing bottlenecks in our operations; and

•	optimizing preventive maintenance planning and execution.

These initiatives are part of a broader program of continuous improvement efforts.

Reduce Operating Costs.  We are focused on reducing our costs by maximizing the benefits of the new work systems in our labor contract agreed upon under the Plan of Reorganization and by focusing on continuous improvement in first-run product quality. We have targeted efforts underway to reduce plant rejects, reduce extra processing efforts and customer quality claims. In addition, we have various efforts underway to reduce our energy consumption both through capital investment and operating practices. While we are focused on reducing our costs, we will not compromise on our core values of safety and environmental stewardship, quality and customer satisfaction.

Improve Safety Performance.  We continually emphasize improving our safety performance and believe that safety and productivity are mutually interdependent. We provide regular safety training to our production and maintenance employees.

Strengthen Core Operations.  We are continuing to make investments at our Warren, Ohio facility to enhance existing operations and improve our product mix. Following court approval of the Plan of Reorganization, we began and continue to expand an aggressive capital investment program to upgrade our production equipment. For example, our investment in our new walking beam furnace is expected to decrease our operating costs, improve our product quality, and provide further custom product growth.

Capitalize on Strategic Acquisitions.  We utilize a disciplined and focused approach to selectively pursue strategic acquisitions that strengthen our focus on niche markets, increase our value-adding service capabilities, complement our existing customer relationships, or build on our metallurgical expertise.

The Transaction

On May 1, 2006, we issued $100.0 million of our 8% Senior Secured Notes due 2016, pursuant to the Plan of Reorganization. Simultaneously, we entered into a registration rights agreement with the holders of the Original Notes pursuant to which we agreed to use our reasonable best efforts to file with the Securities and Exchange Commission, or the SEC, and cause to become effective a registration statement to exchange new exchange notes registered with the SEC and with terms substantially identical to the Original Notes for the Original Notes. We will not receive any proceeds from the issuance of the exchange notes. We will pay all of our expenses related to the exchange offer.

The Exchange Offer

On May 1, 2006, we issued our 8% Senior Secured Notes, the original notes, under the Consensual Modified Plan of Reorganization for WCI Steel, an Ohio corporation, pursuant to a Confirmation Order issued by the United States Bankruptcy Court for the Northern District of Ohio, or the Plan of Reorganization. We entered into a registration rights agreement with the holders of the original notes, or the Registration Rights Agreement, pursuant to the Plan of Reorganization in which we agreed, among other things, to file the registration statement of which this prospectus forms a part. The following is a summary of the exchange offer.

Original Notes	On May 1, 2006, we issued $100.0 million aggregate principal amount of our 8% Senior Secured Notes due 2016.

Notes Offered	8% Senior Secured Notes due 2016. The terms of the exchange notes are substantially identical to those terms of the original notes, except that the transfer restrictions and registration rights relating to the original notes do not apply to the exchange notes.

Exchange Offer	We are offering to exchange up to $100.0 million principal amount of our exchange notes that have been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or the Securities Act, for an equal amount of our original notes to satisfy certain of our obligations under the Registration Rights Agreement in a transaction exempt from registration under the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City local time, on , 2007, unless we decide to extend it.

Conditions to the Exchange Offer	The Registration Rights Agreement does not require us to accept original notes for exchange if the exchange offer or the making of any exchange by a holder of the original notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission, or the SEC, or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. A minimum aggregate principal amount of original notes being tendered is not a condition to the exchange offer. Please read “Exchange Offer — Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Original Notes	To participate in the exchange offer, (i) if you are currently a beneficial holder of the outstanding notes, you must follow the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

• DTC has received instructions to exchange your notes; and

• you agree to be bound by the terms of the letter of transmittal.

(ii) If you currently hold your original notes personally, in your own name, you may choose not to participate in ATOP and may instead prepare and deliver all documents prior to the expiration date of the exchange offer in original form.

For more details, please read “Exchange Offer — Terms of the Exchange Offer” and “Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	For guaranteed delivery of your notice to tender your original notes, you must complete and return the Notice of Guaranteed Delivery and the Letter of Transmittal by mail or facsimile to the exchange agent at the address set forth in the Notice of Guaranteed Delivery prior to the expiration date.

Withdrawal of Tenders	You may withdraw your tender of original notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent (i) using ATOP procedures if you are a beneficial holder or (ii) in original form if you hold the original notes in your own name, in each case before 5:00 p.m., New York City local time, on the expiration date of the exchange offer. Please read “Exchange Offer — Withdrawal of Tenders.”

Acceptance of Original Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of original notes, we will accept any and all original notes that you properly tender in the exchange offer before 5:00 p.m., New York City local time, on the expiration date. We will return any original note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date and acceptance of the original notes for exchange. Please read “Exchange Offer — Terms of the Exchange Offer.”

Fees and Expenses	We will bear all of our expenses related to the exchange offer. Please read “Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy certain of our obligations under the Registration Rights Agreement.

Consequences of Failure to Exchange Original Notes	If you do not exchange your original notes in the exchange offer, you will no longer be able to require us to register the original notes under the Securities Act, except in the limited circumstances provided under the Registration Rights Agreement. In addition, you will not be able to resell, offer to resell, or otherwise transfer the original notes unless we have registered the original notes under the Securities Act, or unless you resell, offer to resell, or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

United States Federal Income Tax Consequences	Neither the registration of the original notes pursuant to our obligations under the Registration Rights Agreement nor a United States Holder’s receipt of exchange notes in exchange for original notes should constitute a taxable event for United States federal income tax purposes. Please read “Certain United States Federal Income Tax Consequences.”

Exchange Agent	We have appointed Wilmington Trust Company as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent at the following address:

Wilmington Trust Company Rodney Square North 1100 Market Street Wilmington, Delaware 19890-1626 Attention: Alisha Clendaniel Telephone: (302) 636-6470 Facsimile: (302) 636-4139

The Exchange Notes

Issuer	WCI Steel, Inc.

Notes Offered	Up to $100.0 million in aggregate principal amount of 8% Senior Secured Notes due 2016.

Maturity Date	May 1, 2016.

Interest Payment Date	November 1 and May 1 of each year commencing November 1, 2007.

Form of Interest Payment	In cash.

Optional Redemption	Prior to May 1, 2016, we may redeem some or all of the notes at a price equal to 100% of the principal amount of notes to be redeemed, plus the Applicable Premium set forth under “Description of Exchange Notes” and all accrued and unpaid interest.

Change of Control	If a Change of Control occurs, we must give holders of the notes an opportunity to sell to us the applicable notes at a purchase price of 101% of the principal amount of the applicable notes, plus accrued and unpaid interest to the date of the purchase. The term “Change of Control” is defined under “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Guarantees	The notes are guaranteed, jointly and severally, on a senior secured basis, by each of our wholly-owned subsidiaries.

Ranking	First priority lien and security interest in our owned property, plant and equipment, subject to a springing lien pursuant to a conditional mortgage and security interest held by the collateral trust entered into pursuant to the collective bargaining agreement, or the CBA, with the union representing certain of our employees that secures the hardship benefits provided under the CBA in an amount of $75.0 million.

General unsecured claim against all of our other assets.

Collateral	Our owned property, plant and equipment except any new property, plant and equipment obtained with purchase money financing.

Absence of a Public Market for the Notes	The notes are securities for which there is no established trading market, and none may develop. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for any quotation system to quote them.

Restrictive Covenants	The indenture governing the notes contains covenants that limit our ability and our subsidiaries’ ability to:

• incur additional indebtedness;

• pay dividends on our capital stock or redeem, repurchase or other distributions on our capital stock;

• engage in transactions with our affiliates;

• sell assets;

• consolidate or merge;

• create liens; and

• enter into sale and lease back transactions.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Exchange Notes — Certain Covenants.”

Risk Factors

Investing in the exchange notes involves substantial risk. See “Risk Factors” for a discussion of certain factors that you should consider before investing in the exchange notes.

Corporate Information

WCI Steel, Inc. is incorporated in the state of Delaware. Our principal executive offices are located at 999 Pine Avenue, SE, Warren, Ohio 44483. Our telephone number is (330) 841-8301. Our website address is www.wcisteel.com. The information on our website is not a part of this prospectus.

Recent Developments

In late January 2007, we experienced a production disruption to one of the two basic oxygen furnace vessels, which damaged the vessel’s interior lining and some surrounding gas evacuation equipment. There were no injuries and production continued at between 80% and 85% of normal operating capacity. This vessel was returned to full operation in mid-March.

On April 26, 2007 our subsidiary, Youngstown Sinter Company, sold the real property and personal property located at 291 Division Street, Youngstown, Ohio, comprising approximately 56 acres of real property and buildings, together with related equipment, associated with Youngstown Sinter Company’s sinter facility, which was idled in 2001. Youngstown Sinter Company has no other assets. There were no net proceeds realized from this transaction.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before making an investment decision. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment in the original 8% Senior Secured Notes due 2016, referred to as the original notes, the registered 8% Senior Secured Notes due 2016 offered for exchange pursuant to this registration statement, referred to as the exchange notes, or the original notes and the exchange notes together, referred to as the notes.

Risks Related to the Exchange Offer

YOU MAY HAVE DIFFICULTY SELLING THE ORIGINAL NOTES THAT YOU DO NOT EXCHANGE IN THIS EXCHANGE OFFER.

The original notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from registration requirements of the Securities Act of 1933, as amended, and pursuant to the rules and regulations promulgated thereunder, or the Securities Act, and applicable state securities laws. If you do not participate or properly tender your original notes in this exchange offer:

•	you will retain original notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the original notes;

•	you may not be able to require us to register your original notes under the Securities Act;

•	you will not be able to offer to resell or transfer your original notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your original notes will become more limited to the extent that other holders of original notes participate in the exchange offer.

As a result, you may be required to bear the financial risk of your investment in the notes indefinitely.

IF YOU DO NOT PROPERLY TENDER YOUR ORIGINAL NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED ORIGINAL NOTES AND BE SUBJECT TO THE SAME LIMITATIONS ON YOUR ABILITY TO TRANSFER THE ORIGINAL NOTES.

We will only issue exchange notes in exchange for original notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the original notes and you should carefully follow the instructions on how to tender your original notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the original notes.

If you are eligible to participate in the exchange offer and do not tender your original notes or if we do not accept your original notes because you did not tender your original notes properly, then, after we consummate the exchange offer, you will continue to hold original notes that are subject to the existing transfer restrictions and may no longer have any registration rights with respect to the original notes. After the exchange offer is consummated, if you continue to hold any original notes, you may have difficulty selling them because there will be fewer original notes outstanding.

IF YOU EXCHANGE YOUR ORIGINAL NOTES, YOU MAY NOT BE ABLE TO RESELL THE EXCHANGE NOTES YOU RECEIVE IN THE EXCHANGE OFFER WITHOUT REGISTERING THEM AND DELIVERING A PROSPECTUS.

You may not be able to resell exchange notes you receive in the exchange offer without registering those exchange notes or delivering a prospectus. Based on interpretations by the Securities and Exchange Commission, or the SEC, in no-action letters, we believe, with respect to exchange notes issued in the exchange offer, that:

•	holders who are not “affiliates” of the Company within the meaning of Section 405 of the Securities Act;

•	holders who acquire their exchange notes in the ordinary course of business;

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the exchange notes; and

•	holders who are not broker-dealers

do not have to comply with the registration and prospectus delivery requirements of the Securities Act. Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria.

Holders that do not meet these criteria cannot rely on interpretations of the SEC in no-action letters, and will have to register the exchange notes they receive in the exchange offer and deliver a prospectus for them, all at such Holders’ expense. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their exchange notes in market-making activities or other trading activities and must deliver a prospectus when they resell exchange notes they acquire in the exchange offer in order not to be deemed an underwriter.

IF YOU PARTICIPATE IN THE EXCHANGE OFFER FOR THE PURPOSE OF PARTICIPATING IN A DISTRIBUTION OF THE EXCHANGE NOTES YOU COULD BE DEEMED AN UNDERWRITER UNDER THE SECURITIES ACT AND BE REQUIRED TO DELIVER A PROSPECTUS WHEN YOU RESELL THE EXCHANGE NOTES.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are deemed to be an underwriter and do not comply with these prospectus delivery requirements, you may be subject to civil penalties.

Risks Related to the Notes

THERE IS NO ACTIVE TRADING MARKET FOR THE NOTES.

The original notes are not listed, and we do not intend to list the exchange notes on any securities exchange or to seek approval for quotations through any automated quotation system. The original notes are not rated by any rating agency. For that reason, we cannot assure you that:

•	a liquid market for the notes will develop;

•	you will be able to sell your notes; and

•	you will receive any specific price upon any sale of the notes.

IF A PUBLIC MARKET FOR THE NOTES DEVELOPS, YOU MAY NOT BE ABLE TO SELL YOUR EXCHANGE NOTES AT A PARTICULAR TIME OR RECEIVE THE PRICE YOU DESIRE FOR THE EXCHANGE NOTES.

If a public market for the notes does develop, you may not be able to sell your exchange notes at a particular time, if at all, or you may not be able to obtain the price you desire for your notes. Historically, the market for non-rated and potentially non-investment grade debt has been subject to disruptions that have caused substantial volatility in the price of securities similar to the notes. Any such disruption could adversely affect the price at which you may sell your notes. If the notes are traded after their initial issuance, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, our financial performance and other factors, many of which are beyond our control.

OUR CURRENT INDEBTEDNESS COULD ADVERSELY IMPACT OUR BUSINESS AND GROWTH PROSPECTS.

As of December 31, 2006, we had a total of $124.7 million of long-term debt outstanding, including $100.0 million outstanding under the notes and $24.7 million outstanding under our revolving credit facility. Our existing indebtedness could have material effects on our business and growth prospects. For example, the holders of our existing indebtedness could:

•	limit our flexibility in planning for, or reacting to, changes in the steel industry;

•	place us at a competitive disadvantage compared to our competitors, some of which have greater financial resources than we do;

•	limit our ability to capitalize on significant business opportunities, including potential acquisitions;

•	limit our ability to borrow additional funds;

•	increase our vulnerability to general adverse economic and industry conditions; and

•	restrict our ability to make investments and grow.

DESPITE OUR EXISTING LEVEL OF INDEBTEDNESS, WE COULD INCUR SIGNIFICANTLY MORE DEBT TO SUPPORT OUR CAPITAL INVESTMENT PROGRAM AND GROWTH INITIATIVES WHICH COULD INCREASE OUR RISKS.

We may incur substantial additional indebtedness in the future. Although the credit agreement governing our revolving credit facility and the indenture governing the notes limit our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indenture does not prevent us from incurring other liabilities that do not constitute indebtedness as defined in the indenture. If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

See “Description of the Exchange Notes” and “Description of Revolving Credit Facility.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our indebtedness, including our possible inability to service our debt, would increase.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE AND OTHER OBLIGATIONS DUE TO EVENTS BEYOND OUR CONTROL.

Our principal sources of liquidity are cash flow generated from operations and borrowings under our revolving credit facility. Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness, including the notes, will depend on our future financial performance. Our future performance will be affected by a range of economic, competitive, legislative, operating and other business factors, many of which we cannot control, such as general economic and financial conditions in our industry or the economy at large.

A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition, or other events could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations and prospects, and our ability to service our debt, including the notes, and other obligations.

If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the notes and our other indebtedness.

THE COLLATERAL SECURING THE NOTES MAY BE INSUFFICIENT OR UNAVAILABLE IN THE EVENT OF A DEFAULT.

The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, we cannot assure you that liquidating the collateral securing the notes would produce proceeds in an amount sufficient to pay any amounts due under the notes. We also cannot assure you that the fair market value of the collateral securing the notes would be sufficient to pay any amounts due under the notes following their acceleration. By its nature, the collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral securing the notes can be sold in a short period of time or that the resulting proceeds will be sufficient to pay all amounts owing to the holders of the notes.

There is a springing lien pursuant to a conditional mortgage and security interest held by the collateral trust, or the Collateral Trust, entered into pursuant to the collective bargaining agreement, or the CBA. The Collateral Trust secures the hardship benefits provided under the CBA in an amount of $75.0 million. This springing lien has a first priority interest on the collateral that secures the notes and other rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral available to the notes.

THE ABILITY OF THE COLLATERAL AGENT TO FORECLOSE ON THE COLLATERAL MAY BE LIMITED PURSUANT TO BANKRUPTCY LAWS.

The right of the collateral agent, as a secured party under the collateral documents for the benefit of itself, the trustee and the holders of the notes, to foreclose upon and sell the collateral upon the occurrence of a payment default is likely to be significantly impaired by applicable bankruptcy laws, including the automatic stay provision contained in Section 362 of the Bankruptcy Code.

Under applicable federal bankruptcy laws, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit a debtor to continue to retain and use collateral even though that debtor is in default under the applicable debt instruments so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. Although the precise meaning of the term “adequate protection” may vary according to circumstances, it is intended, in general, to protect a secured creditor against any diminution in the value of the creditor’s interest in its collateral.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of, and during the pendency of, a bankruptcy case, whether or when the collateral agent could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral. Furthermore, if a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, holders of the notes would hold

“under-secured claims.” Applicable federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorney’s fees for “under-secured claims” during a debtor’s bankruptcy case.

Finally, the collateral agent’s ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens (particularly as to the Collateral Trust), and practical problems associated with the realization of the collateral agent’s security interest in the collateral.

OUR ACCOUNTS RECEIVABLE, INVENTORY AND INTANGIBLE ASSETS SECURE OUR REVOLVING CREDIT FACILITY, WHILE ONLY OUR PLANT, PROPERTY AND EQUIPMENT SECURE THE NOTES.

If we become insolvent or are liquidated, or if payment under any secured obligation is accelerated, the lenders under our revolving credit agreement will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the revolving credit agreement. Our plant, property, and equipment secure or will secure our obligations under:

•	the indenture,

•	the Collateral Trust,

•	the revolving credit agreement, and

•	any future secured obligations.

Additional assets secure our revolving credit facility, but do not secure the notes. The assets that secure the revolving credit facility that do not secure our notes include, among other assets:

•	inventory,

•	accounts receivable,

•	cash,

•	pledges of securities, and

•	intellectual property.

Consequently, with respect to the exercise of remedies by the lenders under the revolving credit facility, the proceeds of those assets secure the obligations under the revolving credit facility, but not under the notes, will, upon liquidation, not be available to the holders of the notes.

THE LIEN RANKING PROVISIONS OF THE INDENTURE AND OTHER AGREEMENTS RELATING TO THE COLLATERAL SECURING THE NOTES LIMIT THE RIGHTS OF HOLDERS OF THE NOTES WITH RESPECT TO THAT COLLATERAL, EVEN DURING AN EVENT OF DEFAULT.

The rights of the holders of the notes with respect to the collateral that secure the notes are limited by the terms of the lien ranking agreements related to the indenture and the Collateral Trust, even during an event of default.

Under the indenture and the intercreditor agreement between the indenture and the Collateral Trust, at any time that obligations that have the benefit of the higher-priority liens are outstanding, any actions that may be taken with respect to such collateral will be subject to the requirement that the first $75.0 million in proceeds be held in trust in accordance with the Collateral Trust. In addition, the right of holders of obligations secured by first-priority liens to foreclose upon and sell such collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we become subject to a bankruptcy proceeding.

THE IMPOSITION OF CERTAIN PERMITTED LIENS WILL CAUSE THE ASSETS ON WHICH SUCH LIENS ARE IMPOSED TO BE EXCLUDED FROM THE COLLATERAL SECURING THE NOTES AND THE GUARANTEES.

The indenture permits liens in favor of third parties to secure purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the guarantees.

YOUR RIGHTS IN THE COLLATERAL MAY BE ADVERSELY AFFECTED BY THE FAILURE TO PERFECT SECURITY INTERESTS IN CERTAIN COLLATERAL IN THE FUTURE.

Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The trustee or the collateral agent may not monitor, or we may not inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties.

THE COLLATERAL IS SUBJECT TO CASUALTY RISKS.

We maintain insurance against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATIONS TO HOLDERS OF THE NOTES UPON A CHANGE OF CONTROL.

We may not be able to fulfill our repurchase obligations in the event of a change of control. If we experience certain specific change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount of the notes plus accrued and unpaid interest to the date of repurchase. Any change of control also constitutes a default under our revolving credit facility. Therefore, upon the occurrence of a change of control, the lenders under our revolving credit facility would have the right to accelerate their loans and we would be required to prepay all of our outstanding obligations under the revolving credit facility.

We may not have available funds sufficient to pay the change of control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to accept the change of control offer. In addition, our revolving credit facility contains, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the notes. In the event that these change of control events occur at a time when we are prohibited from repurchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders’ consent or refinance these borrowings, we will remain prohibited or restricted from repurchasing the notes.

Accordingly, the holders of our notes may not receive the change of control purchase price for their notes in the event of a sale or other change of control. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due will give the trustee and the holders of the notes the right to declare an event of default and accelerate the repayment of the notes.

Risks Related to Our Business and Industry

EXCESS GLOBAL CAPACITY AND THE AVAILABILITY OF COMPETITIVE SUBSTITUTE MATERIALS HAVE RESULTED IN INTENSE COMPETITION AND MAY EXERT FURTHER DOWNWARD PRESSURE ON PRICES.

Competition within the steel industry, both domestic and worldwide, is intense and is expected to remain so. We compete primarily on the basis of quality, chemistry, price and the ability to meet customers’ product needs and delivery schedules. Our primary competitors are other integrated steel producers and mini-mills, almost all of which are significantly larger than we are, and have substantially greater capital resources and significantly better economies of scale than we do. The highly competitive nature of the steel industry exerts downward pressure on prices for our products.

In the case of certain product applications, we and other steel producers compete with manufacturers of other materials, including plastic, aluminum, graphite composites, ceramics, glass, wood and concrete. Product substitution could also have a negative impact on demand for steel products and places downward pressure on prices.

In addition, global overcapacity in steel production and its negative impact on domestic steel prices are likely to persist and could adversely affect our sales, margins and profitability. This overcapacity has at times resulted in high levels of steel imports into the United States, which exerted downward pressure on domestic steel prices, and therefore resulted in a dramatic reduction or elimination of gross margins and widespread bankruptcies of steel companies.

A combination of a slowdown in China’s consumption of steel, coupled with its internal expansion of steelmaking capacity, could produce a substantial negative impact on global steel demand and pricing. If Chinese demand were to weaken, China could increase its exports of steel, but also many Asian and European steel producers whose steel output currently feeds China’s steel needs, could redirect their steel exports to the United States. China’s current steelmaking overcapacity could have a material adverse effect on domestic and global steel pricing. In February 2007, the United States initiated legal action against China before the World Trade Organization, alleging that Chinese government subsidies and tax laws give Chinese steel mills an unfair advantage.

INCREASED IMPORTS OF STEEL INTO THE UNITED STATES COULD ADVERSELY IMPACT DOMESTIC STEEL PRICES, WHICH COULD IN TURN, ADVERSELY AFFECT OUR SALES, MARGINS AND PROFITABILITY.

Significant imports of steel into the United States have at times exerted downward pressure on domestic steel prices and substantially reduced sales, margins and profitability. Although our competition is primarily domestic steel producers, these domestic steel producers compete with many foreign producers. Due to the impact of foreign competition on our competitors, we face increased domestic competition.

Competition has greatly increased in recent years as a result of an excess of foreign steelmaking capacity. In addition, we believe the downward pressure on, and periodically depressed levels of, domestic steel prices in past years have been further exacerbated by imports of steel involving dumping and subsidy abuses by foreign steel producers. Some foreign steel producers are owned, controlled or subsidized by foreign governments. As a result, decisions by these steel producers with respect to production, sales and pricing are often influenced to a greater degree by political and economic policy than by market conditions or consideration of profits.

When any of the remaining trade measures expire or if they are further relaxed or repealed, substantial imports of foreign steel could again create downward pressure on domestic steel prices. In December 2006, for example, The International Trade Commission, as part of a five year review cycle of various steel import duties, voted to revoke all tariffs and countervailing duties on carbon steel plate from 16 countries and voted to end tariffs on corrosion resistant galvanized steel sheet imported from 4 countries.

Furthermore, the impact of currency exchange rates, the relative strength of foreign economies, particularly Asia, Latin America and eastern Europe, may result in lower local demand for steel products, which would encourage greater steel exports to the United States at depressed prices.

OUR LEVEL OF PRODUCTION AND OUR SALES AND EARNINGS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AS A RESULT OF THE CYCLICAL NATURE OF THE STEEL INDUSTRY AND THE INDUSTRIES WE SERVE.

The price of steel fluctuates significantly due to many factors beyond our control. This fluctuation directly affects the levels of production, sales and earnings. The domestic steel industry has been and continues to be highly cyclical in nature, influenced by a combination of factors including periods of economic growth or recession, strength or weakness of the United States dollar, worldwide production capacity, levels of steel imports, and applicable tariffs. Moreover, our industry is characterized by low backlogs, which means our results of operations are promptly affected by short-term economic fluctuations.

The demand for steel products is generally affected by macroeconomic fluctuations in the United States and the global economies in which steel companies sell their products. For example, future economic downturns, stagnant economies, or currency fluctuations in the United States or globally could decrease the demand for products or increase the amount of imports of steel into the United States, which could negatively impact our sales, margins and profitability.

A prolonged weakness in the United States construction and automotive industries would reduce the demand for our products and could reduce our sales. A significant portion of our sales are currently sold to intermediate steel processors and converters where some of our products are further processed and resold to various companies in the automotive industry.

In addition, a disruption or downturn in the construction, oil and gas, gas transmission, commercial equipment, agricultural and durable goods industries, all of which are significant markets for our products and are highly cyclical, could negatively impact our financial condition, production, sales, margins and earnings.

PROFITABILITY IN THE STEEL INDUSTRY IS HIGHLY SENSITIVE TO CHANGES IN SALES VOLUMES.

The steel industry is characterized by high capital investment and relatively high fixed costs, profitability is therefore very sensitive to changes in volume. Production costs, such as raw materials, labor, energy, maintenance and supplies, often thought of as variable, have a significant fixed element. Accordingly, relatively small changes in volume can result in significant variations in earnings.

HISTORICAL INFORMATION REGARDING THE PREDECESSOR COMPANY IS OF LIMITED RELEVANCE IN UNDERSTANDING OUR BUSINESS AS CURRENTLY CONDUCTED AND OUR PROSPECTS FOR THE FUTURE BECAUSE OF THE PREDECESSOR COMPANY’S BANKRUPTCY, A DIFFERENT CAPITAL STRUCTURE, AND A NEW COLLECTIVE BARGAINING ARRANGEMENT.

We have a limited operating history. We acquired substantially all the assets of WCI Steel, Inc., an Ohio corporation, or the Predecessor Company, on May 1, 2006 under the Consensual Modified Plan of Reorganization for the Predecessor Company pursuant to a Confirmation Order issued by the United States Bankruptcy Court for the Northern District of Ohio, or the Plan of Reorganization. The historical financial information in this report includes our financial statements and the separate financial statements of the Predecessor Company. We have a substantially different collective bargaining arrangement in place with our represented employees, a lower headcount level, a different debt structure, and a new capital structure as compared to the Predecessor Company. We are not obligated under the Predecessor Company’s pension plan and have a substantially different funding obligation with respect to retiree health care benefits for our represented workforce.

As a result, we believe the historical financial results of the Predecessor Company are of limited relevance in understanding our business as currently conducted.

OUR BUSINESS REQUIRES SUBSTANTIAL CAPITAL INVESTMENT AND MAINTENANCE EXPENDITURES, WHICH WE MAY BE UNABLE TO PROVIDE.

Our business strategy will require substantial additional capital investment. We require capital for, among other purposes, acquiring new equipment, maintaining the condition of our existing equipment, completing future acquisitions and maintaining compliance with environmental laws and regulations. We will require capital to make acquisitions in accordance with our strategy to grow.

The revolving credit facility limits our annual capital expenditures and investments. Furthermore, to the extent that cash generated internally and cash available under our revolving credit facility is not sufficient to fund capital requirements, we will require additional debt and/or equity financing. There are also limitations on additional indebtedness included in both our revolving credit facility and the notes.

We cannot assure you that additional financing will be available or, if available, will be on satisfactory terms. Future debt financings, if available, may result in increased interest and amortization expense, increased leverage and decreased income available to fund further acquisitions and expansion. In addition, future debt financings may limit our ability to withstand competitive pressures and render us more vulnerable to economic downturns. If we fail to generate or obtain sufficient additional capital in the future, we could be forced to reduce or delay capital expenditures and acquisitions, sell assets or restructure or refinance our indebtedness.

OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY STRIKES OR WORK STOPPAGES BY OUR UNIONIZED EMPLOYEES.

Substantially all our hourly employees are covered by a collective bargaining agreement with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, or the USW. We have entered into a contract with the USW that does not expire until late 2008 and that established work rules and base compensation similar to other contracts in effect in the integrated steel industry.

Our negotiation of a new labor contract with our unionized employees is time consuming and subject to many factors outside of our control, and we may not be successful in such negotiations. The regularly scheduled negotiation of the labor contract may result in increased labor costs and the incurrence of additional liabilities related to retirement obligations. If we are unable to maintain a positive relationship with the USW, our business and financial condition could be harmed as a result of increased labor costs. In addition, any potential strikes or work stoppages and any resulting adverse impact on our relationships with customers could have a material adverse effect on our business, financial condition or results of operations.

UNEXPECTED EQUIPMENT FAILURES MAY LEAD TO PRODUCTION CURTAILMENTS OR SHUTDOWNS.

Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or adverse weather conditions.

Our manufacturing processes depend on critical pieces of steelmaking equipment, such as furnaces, a continuous caster and rolling equipment, as well as electrical equipment, such as transformers, and this equipment may, on occasion, be out of service as a result of unanticipated failures.

In the future, we may experience a material plant shutdown or periods of reduced production as a result of any equipment failures. Furthermore, any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows.

As compared to other steelmakers, we operate in only one location and generally operate only one of each critical piece of equipment, e.g., one blast furnace. Thus, the failure of any one piece of equipment has a potentially greater impact on us as compared to our competitors who operate in multi-locations with multiple furnaces, casters, etc.

Although we maintain business interruption insurance, any recovery under our insurance policy may not offset the lost revenues or increased costs that we experience during the disruption of our operations. In addition to the revenue losses, which may not be recoverable under the policy, longer-term business disruption could result in a loss of customers. If this were to occur, our business, results of operations and financial condition could be adversely affected.

OUR INSURANCE POLICIES PROVIDE LIMITED COVERAGE, POTENTIALLY LEAVING US UNINSURED AGAINST SOME BUSINESS RISKS.

The incurrence of an event that is uninsurable or not fully insured could have a material adverse effect on our business, financial condition, results of operations or prospects. We maintain comprehensive insurance on property and equipment in amounts believed to be reasonable and consistent with industry practices. However, we may not be insured against some business risks. In addition, we maintain various other types of insurance consistent with industry practices.

We sell steel to processors and manufacturers who are engaged to sell a wide variety of end products. Some of our products are used in safety-critical applications. If we were to sell steel that is inconsistent with the specifications of the order and/or the requirements of the application, significant disruptions to our customer or the ultimate customer of our steel could result. There could also be significant consequential damages resulting from the use of our products.

Notwithstanding the insurance coverage that we carry, the occurrence of an accident that causes losses in excess of limits specified under the policy, or losses arising from events not covered by insurance could adversely affect our business, results of operations and financial condition.

ENVIRONMENTAL REGULATIONS IMPOSE SUBSTANTIAL COSTS AND LIMITATIONS ON OPERATIONS.

We have environmental liability risks and limitations on operations brought about by the requirements of environmental laws and regulations. We are subject to various federal, state and local environmental, health and safety laws and regulations concerning issues such as air emissions, wastewater discharges, solid and hazardous waste management and disposal and the investigation and remediation of contamination. These laws and regulations are becoming increasingly stringent.

While we believe that our operations are in material compliance with all applicable environmental laws and regulations, the risks of substantial unanticipated costs and liabilities related to compliance with these laws and regulations are an inherent part of our business.

It is possible that future conditions may develop, arise or be discovered that create new environmental compliance or remediation liabilities and costs. While we believe that we can comply with environmental legislation and regulatory requirements and that the costs of compliance have been included within budgeted cost estimates, compliance may prove to be more limiting and costly than anticipated. In addition to potential clean-up liability, we may become subject to substantial monetary fines and penalties for violation of applicable laws, regulations or administrative orders.

We may also be subject from time to time to legal proceedings brought by private parties or governmental agencies with respect to environmental matters, including matters involving alleged property damage or personal injury. We may also be subject to future claims with respect to historic asbestos exposure relating to our assets. While management estimates that the risk of incurring significant liability as the result of any such claims is remote, it is impossible to estimate at this time.

ANY DECREASE IN THE AVAILABILITY, OR INCREASE IN THE COST, OF RAW MATERIALS OR ENERGY COULD MATERIALLY AFFECT OUR EARNINGS.

Our operations depend heavily on the availability of various raw materials and energy resources, including iron ore, coke, scrap, zinc and other alloys, along with electricity and natural gas. The availability of raw materials and energy resources may decrease and their prices are likely to be volatile as a result of, among other things, changes in overall supply and demand levels and new laws or regulations.

Disruption in the supply of our raw materials or energy resources could temporarily impair our ability to operate or require us to pay higher prices in order to obtain these raw materials or energy resources from other sources. In the event our raw material and energy costs increase, we cannot assure you that we will be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for raw materials or energy resources could materially increase our costs and therefore lower our earnings.

Our principal raw materials are iron ore and coke. Many of our integrated steel competitors have captive sources of key raw materials, particularly iron ore and or coke. As such, we believe that these competitors’ cost for these materials is significantly less than our cost as a purchaser of iron ore and coke.

We obtain all our iron ore requirements from one supplier, Cleveland-Cliffs Inc, pursuant to a long-term supply contract. Should Cleveland-Cliffs Inc be unable to meet our iron ore needs, we may be forced to obtain iron ore at higher prices or we may be unable to acquire the iron ore we require, and our business could be significantly and adversely affected. We believe that the price we pay for iron ore is currently greater than the price at which other domestic integrated steel companies acquire iron ore.

In addition, we currently obtain all of our coke requirements from two domestic steelmakers. Pricing under these contracts may vary and is subject in part to the pricing of international coke, which can be volatile. In 2007, we entered into a long-term contract to obtain approximately one-half of our coke requirements starting in late 2008 from a new supplier on a “take-or-pay” basis. Availability under this new long-term contract is subject to completion of the construction and successful operation of a new coke facility.

Energy prices, particularly for natural gas and fuel oil, are currently at relatively high levels, which increase our production costs. We do not have long-term agreements for either natural gas or fuel oil. Our electrical contract expires in 2008. Effective January 1, 2009, electrical power is being deregulated in the State of Ohio. Depending on the outcome of deregulation, our electrical energy costs could increase significantly.

Although we continue to evaluate our raw material and energy costs and consider ways to factor raw material and energy costs into our pricing, we cannot assure you that raw material and energy prices will not increase further, which could adversely affect our production costs, competitive position and results of operations. A substantial and prolonged increase in raw material and energy costs would adversely affect our operating results and could have broader market implications that could further adversely affect our business or financial results.

THE MAJORITY OF OUR PRODUCTS ARE CURRENTLY SOLD ON THE SPOT MARKET OR UNDER ARRANGEMENTS OF LESS THAN ONE YEAR WITH INDEXED PRICING AND, THEREFORE, OUR SALES, MARGINS AND EARNINGS ARE NEGATIVELY AFFECTED BY DECREASES IN DOMESTIC SPOT FLAT-ROLLED STEEL PRICES.

Because almost all our steel is either sold on the spot market or under “long-term arrangements” with pricing indexed to spot prices and durations of less than one year, our sales, margins and earnings are negatively impacted by decreases in domestic flat-rolled steel prices. As a result, downturns in the domestic flat-rolled steel market could have an adverse effect on our sales, margins and earnings.

WE ARE DEPENDENT ON A LIMITED NUMBER OF CUSTOMERS.

Although we have over 200 customers and only one customer accounted for more than 10% of our product revenues, our revenues are dependent on a relatively limited number of customers. For the eight month period ended December 31, 2006, our largest customer accounted for approximately 12% of product revenues. Including this customer, our ten largest customers represented about 50% of our product revenues for the eight month period ended December 31, 2006. Changes in ownership, purchasing practices and strategic direction of our customers may cause these customers to source their requirements from other suppliers.

The loss of any one of our largest customers could have a material adverse effect on our business, operating results and conditions if we were not able to replace this business. In addition, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our existing customers.

BECAUSE OF OUR SMALL SIZE, WE DO NOT HAVE THE BENEFITS OF ECONOMIES OF SCALE AVAILABLE TO OUR COMPETITORS.

As the smallest integrated steel producer in the United States, we believe that we do not have the economies of scale experienced by many of our competitors and that, as a result, our cost structure is higher than some of our competitors. Because of our relatively small size, we believe that our productivity as measured by tons per man hour or tons per employee is higher than most in the industry.

OUR GOODWILL IS SUBJECT TO IMPAIRMENT TESTING AND COULD SUBJECT US TO SIGNIFICANT CHARGES TO EARNINGS IN THE FUTURE IF IMPAIRMENT OCCURS.

As of December 31, 2006, we had goodwill of approximately $190.2 million, which represented 29% of our total assets. Goodwill is not amortized but is tested for impairment annually or more often if events or changes in circumstances indicate a potential impairment may exist. If impairment is determined to exist, we are required to record a charge to earnings in our financial statements, which may be significant.

While we do not presently anticipate that any of our goodwill will be impaired in the foreseeable future, if any impairment is determined to exist and we are required to record a charge to earnings, it may result in significantly decreased profitability and shareholders’ equity. This charge would have no impact on cash flow or existing debt covenants.

OUR LEVEL OF INDEBTEDNESS AND OTHER DEMANDS ON OUR CASH RESOURCES COULD MATERIALLY AFFECT OUR OPERATIONS AND BUSINESS STRATEGY.

As of December 31, 2006, we had cash of approximately $2.4 million and long-term debt of approximately $124.7 million. Subject to the limits contained in our credit facilities, we may also incur additional debt in the future. In addition to the debt service requirements on our outstanding debt, we have other demands on our cash resources, including, among others, capital expenditures, operating expenses, pension funding requirements and mandatory contributions to a voluntary employee beneficiary association trust, or VEBA trust, for retiree health care. Based on current actuarial assumptions, we expect to contribute about $50.0 million to our pension plan over the next five years. Our annual fixed contribution to the VEBA trust is equal to $12.0 million per year until one year beyond the termination of the labor contract that succeeds our current contract.

Our existing indebtedness could have material effects on our operations and business strategy. For example, they could:

•	limit our flexibility in planning for, or reacting to, changes in the steel industry;

•	place us at a competitive disadvantage compared to our competitors, some of which have greater financial resources than we do;

•	limit our ability to capitalize on significant business opportunities, including potential acquisitions;

•	limit our ability to borrow additional funds;

•	increase our vulnerability to general adverse economic and industry conditions; and

•	restrict our ability to make investments and grow.

DESPITE OUR EXISTING LEVEL OF INDEBTEDNESS, WE COULD INCUR SIGNIFICANTLY MORE DEBT TO SUPPORT OUR CAPITAL INVESTMENT PROGRAM AND GROWTH INITIATIVES WHICH COULD INCREASE OUR RISKS.

We may incur substantial additional indebtedness in the future. Although the credit agreement governing our revolving credit facility and the indenture governing the notes limit our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indenture does not prevent us from incurring other liabilities that do not constitute indebtedness as defined in the indenture. If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

See “Description of the Exchange Notes” and “Description of Revolving Credit Facility.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our indebtedness, including our possible inability to service our debt, would increase.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE AND OTHER OBLIGATIONS DUE TO EVENTS BEYOND OUR CONTROL.

Our principal sources of liquidity are cash flow generated from operations and borrowings under our revolving credit facility. Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness, including the notes, will depend on our future financial performance. Our future performance will be affected by a range of economic, competitive, legislative, operating and other business factors, many of which we cannot control, such as general economic and financial conditions in our industry or the economy at large.

A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition, or other events could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations and prospects, and our ability to service our debt, including the notes, and other obligations.

If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the notes and our other indebtedness.

THE INDENTURE GOVERNING THE NOTES AND THE CREDIT AGREEMENT GOVERNING OUR REVOLVING CREDIT FACILITY IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS ON US THAT MAY PREVENT US FROM PURSUING CERTAIN BUSINESS OPPORTUNITIES AND RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.

As of December 31, 2006, we had a total of $124.7 million of long-term debt outstanding, including $100.0 million outstanding under the notes and $24.7 million outstanding under our revolving credit facility. The indenture governing the notes and the credit agreement governing our revolving credit facility contain covenants that restrict our ability to take various actions, such as:

•	incurring or generating additional indebtedness;

•	making capital expenditures above certain levels, or certain investments or acquisitions, such as joint ventures;

•	paying dividends on our capital stock or redeeming, repurchasing or retiring our capital stock or making other restricted payments;

•	creating or incurring liens on our assets;

•	transferring or selling assets; and

•	consummating a merger, consolidation or sale of all or substantially all of our assets.

The restrictions contained in the indenture governing the notes and the credit agreement governing our revolving credit facility may limit our ability to engage in activities that may be in our long-term best interests and could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

We may not be granted waivers or amendments to our revolving credit facility if for any reason we are unable to meet its requirements, or we may not be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants or restrictions could result in a default under the indenture or our revolving credit facility. An event of default under our debt agreements, if not cured or waived, would permit some of our lenders to accelerate all of our indebtedness and declare all amounts borrowed from them to be due and payable, and have a material adverse effect on our liquidity, financial condition and results of operations.

In addition, our revolving credit facility also requires us to meet a minimum fixed charge ratio test if borrowing capacity is less than $35.0 million at any time. We may not be able to maintain this ratio.

SENIOR MANAGEMENT MAY BE DIFFICULT TO REPLACE IF THEY LEAVE.

Our success depends, in part, on the efforts of a small management team. The loss of the services of one or more members of our senior management team or the inability to attract, retain and maintain additional senior management personnel could harm our business, financial condition, results of operations and future prospects. Our operations and prospects depend in large part on the performance of our senior management team, including our chief executive officer, Patrick G. Tatom. Although we do not anticipate that we will have to replace any of our key employees in the near future, the loss of the services of any of these individuals could disrupt our operations and have a material adverse effect on our business.

FAILURE TO MAINTAIN EFFECTIVE INTERNAL CONTROLS OVER FINANCIAL REPORTING COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. If we are unable to achieve and maintain adequate internal controls, our business and operating results could be harmed.

We have begun to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission, or the SEC, which, among other things, require our management to assess annually the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to issue a report on that assessment beginning with our Annual Report on Form 10-K for the year ending December 31, 2008. We have substantial efforts ahead of us to complete documentation of our internal control systems and financial processes, information systems, assessment of their design, remediation of control deficiencies identified in these efforts and management testing of the design and operation of internal controls. During the course of this documentation and testing, we may identify material weaknesses that we may be unable to remedy before the requisite deadline for those reports. We have not conducted an audit of our internal control over financial reporting.

We are aware of certain significant deficiencies with respect to our internal control procedures with respect to segregation of duties and documentation of procedures. We have retained additional assistance to document and upgrade such procedures, but there is no assurance when that process will be completed. We may incur substantial additional cost in the form of documentation, testing and remediation of any material weaknesses. In addition, we are considering implementing a new information system, which could adversely impact our ability to satisfy the requirements of Section 404.

Any failure to remediate a material weakness could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.

As an SEC registrant, we will incur significant additional legal and accounting expenses that we did not incur as a private company due to additional reporting requirements.

IMPLEMENTATION OF OUR STRATEGY TO GROW THE BUSINESS THROUGH INTERNAL AND EXTERNAL OPPORTUNITIES HAS CERTAIN RISKS.

We intend to pursue value-adding investments in our core operations and acquisition opportunities in steel and related industries. As part of this strategy, we may expand our existing operations in Warren, Ohio, build additional facilities, acquire other steel or related assets, enter into joint ventures or form strategic alliances that we believe will expand or complement our existing business.

These transactions will likely involve some or all of the following risks:

•	the potential disruption of our ongoing business;

•	the diversion of resources and management’s time;

•	the inability of management to maintain uniform standards, controls, procedures and policies;

•	the difficulty of managing the growth of a larger company;

•	the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to new enterprises;

•	the risk of contractual or operational liability to joint venture participants or to third parties as a result of our participation;

•	the difficulty of competing for acquisitions and other growth opportunities with larger companies, having greater financial resources than us; and

•	the difficulty of integrating the acquired operations and personnel into our existing business.

Pursuing our growth strategy may be required for us to remain competitive, but we may not be able to complete any such transactions or obtain financing, if necessary, for such transactions on favorable terms. Future transactions may not improve the competitive position and business prospects as anticipated, and could reduce earnings if they are not successful.

WE ARE SUBJECT TO GOVERNMENT REGULATION AND POLICY-MAKING.

Domestic and foreign political developments and government regulations and policies, including, without limitation, import-export quotas, government subsidies and reserve programs, directly affect the steel industry in the United States and abroad and thereby indirectly affect our business. The application or modification of existing laws, regulations or policies or the adoption of new laws, regulations or policies could have a material adverse effect on our business.

We are subject to tax and related obligations including state, local and federal taxes. The tax rules are complex and subject to varying interpretations. For example, we are currently appealing certain property tax matters related to the Predecessor Company.

FUTURE LITIGATION COULD AFFECT OUR PROFITABILITY.

The nature of our business exposes us to various litigation matters including employment matters, environmental matters, regulatory and administrative proceedings, governmental investigations, product liability matters, tort claims and contract disputes. When appropriate, we contest these matters vigorously. Certain, but not all, of these matters are covered by insurance. However, litigation is inherently costly and unpredictable, making it difficult to accurately estimate the outcome of existing or future litigation. Although we make accruals as we believe warranted, the amounts we accrue could vary significantly from any amounts we actually pay due to the inherent uncertainties and shortcomings in the estimation process. Future litigation costs, settlements or judgments could materially and adversely affect our results of operations.

THE EXCHANGE OFFER

General

We issued the original notes on May 1, 2006 pursuant to the Consensual Modified Plan of Reorganization pursuant to a Confirmation Order issued by the United States Bankruptcy Court for the Northern District of Ohio, or the Plan of Reorganization, relating to WCI Steel, Inc., an Ohio corporation, or Old WCI or the Predecessor Company. Concurrently, we entered into a registration rights agreement with the initial holders of the original notes, or the registration rights agreement, that requires us to use our reasonable best efforts to file a registration statement under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Securities Act, with respect to the exchange notes. Upon the effectiveness of the registration statement, we agreed to offer to the holders of the original notes the opportunity to exchange their original notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act.

The registration rights agreement provides that we must:

(i) use our reasonable best efforts to cause the registration statement of which this prospectus is a part with respect to the exchange of the original notes for the exchange notes to become effective within 120 days of filing, and

(ii) keep such registration statement effective until the closing of the exchange offer.

The registration rights agreement further provides that if the registration statement is declared effective, we will use our reasonable best efforts to consummate the exchange offer not later than 240 days after the filing of the registration statement of which this prospectus is a part.

A copy of the registration rights agreement has been incorporated by reference as an exhibit to the registration statement. Following the completion of the exchange offer, holders of original notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the original notes will continue to be subject to certain restrictions on transfer.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of ours or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement covering resales of the original notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the staff of the Securities and Exchange Commission, or SEC, set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of ours;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City local time, on          , 2007, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer, unless a holder has an original note in a principal amount not in an integral multiple of $1,000, in which case we will issue the exchange note in such amount. Holders may tender some or all of their original notes pursuant to the exchange offer. Original notes may be tendered only in integral multiples of $1,000 in principal amount, unless a holder has an original note in a principal amount not in an integral multiple of $1,000, in which case the holder may tender its original note in full in such non-integral amount.

The exchange notes will evidence the same debt as the original notes and will be issued under the terms of, and entitled to the benefits of, the applicable indenture relating to the original notes.

As of the date of this prospectus, $100 million in aggregate principal amount of original notes were outstanding, and there were six registered holders, a nominee of The Depository Trust Company, or DTC, and five other holders. This prospectus, together with the letter of transmittal, is being sent to the registered holders and to others believed to have beneficial interests in the original notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act.

We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to Wilmington Trust Company, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “— Conditions to the Exchange Offer,” any such unaccepted original notes will be returned, without expense, to the tendering holder of those original notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City local time, on          , 2007, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City local time, on the next business day after the previously scheduled expiration date and will also disseminate notice

of any extension by press release or other public announcement prior to      a.m., New York City local time on such date. We reserve the right, in our sole discretion:

•	to delay accepting any original notes, to extend the exchange offer or, if any of the conditions set forth under “— Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement. In the event that we make a material change in the exchange offer, including the waiver of a material condition, we will extend the expiration date of the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your original notes to the exchange agent as described below. We will only issue exchange notes in exchange for original notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the original notes, and you should follow carefully the instructions on how to tender your original notes. It is your responsibility to properly tender your original notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent, is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your original notes, please contact the exchange agent at the address or telephone number described below.

99.98% of the original notes were issued in book-entry form, and are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the original notes held in global form may be tendered using the automatic tender offer program, or ATOP. 0.02% of the original notes were issued in the name of certain registered holders. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their original notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender original notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange original notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

All holders of original notes held in the name of a registered holder other than Cede & Co. must complete and return the letter of transmittal to the exchange agent via the instructions set forth in the letter of transmittal.

There is no procedure for guaranteed late delivery of the original notes.

Determinations Under the Exchange Offer.  We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange.

When We Will Issue Exchange Notes.  In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City local time, on the expiration date:

•	a book-entry confirmation of such original notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message; or

in the case of original notes not registered to Cede & Co., a letter of transmittal executed by the registered holder and delivered pursuant to the instructions in the letter of transmittal.

Return of Outstanding Notes Not Accepted or Exchanged.  If we do not accept any tendered original notes for exchange or if original notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged original notes will be returned without expense to their tendering holder. Such non-exchanged original notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Participating broker-dealers.  Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where those original notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Withdrawal of Tenders

Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City local time, on the expiration date.

For a withdrawal to be effective you must comply with the appropriate ATOP procedures or the conditions set forth in the letter of transmittal. Any notice of withdrawal using ATOP must specify the name and number of the account at DTC to be credited with withdrawn original notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any original notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the original notes or back to the other record holder. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn original notes by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine (i) that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; and (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for those original notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such original notes as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. Wilmington Trust Company has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Wilmington Trust Company, Exchange Agent

By Certified or Registered Mail:	By Overnight Courier or Hand:

Wilmington Trust Company	Wilmington Trust Company
Rodney Square North	Rodney Square North
1100 North Market Street	1100 North Market Street
Wilmington, DE 19890-1626	Wilmington, DE 19890-1626
Attention: Alisha Clendaniel	Attention: Alisha Clendaniel

By Facsimile Transmission:

(302) 636-4139
Attention: Exchanges

Should you have any questions related to the delivery of your letter of transmittal to the exchange agent, please contact Wilmington Trust Company at (302) 636-6470. DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those original notes.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. Emerging Issues Task Force Issue Number 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, does not require a calculation of gain or loss since the terms of the exchange notes are not substantially different from the terms of the original notes. We will expense the costs related to the exchange offer in the period in which they are incurred.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for each of the exchange notes, we will receive original notes in like principal amount. We will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of December 31, 2006. There is no change to our capitalization structure due to the exchange of the original notes for the exchange notes. This presentation should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and notes thereto, included elsewhere in this prospectus.

At December 31, 2006
(In millions)

Cash	$2.4

Total long-term debt:
Revolving credit facility	$24.7
Senior secured notes due 2016	100.0

Total long-term debt	124.7

Shareholders’ equity:
Preferred stock, par value $0.0001 per share, 15,000,000 shares authorized, 5,250,000 shares issued and outstanding at December 31, 2006 (Liquidation preference $10.00 per share)	—
Common stock, par value $0.0001 per share, 35,000,000 shares authorized, 4,000,000 shares issued and outstanding at December 31, 2006	—
Additional paid-in capital	183.4
Retained earnings	9.4
Accumulated other comprehensive income	31.1

Total Shareholders’ equity	223.9

Total capitalization	$348.6

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma financial data is based on the audited and unaudited consolidated financial statements of WCI Steel, Inc. and subsidiaries. The unaudited pro forma financial data should be read in conjunction with the consolidated financial statements and related notes of WCI Steel Inc., and other financial information appearing elsewhere in this prospectus including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Historical Consolidated Financial and Operating Data.” The unaudited pro forma financial data reflects no change for capitalization structure as of December 31, 2006 due to the exchange of our 8% Senior Secured Notes due 2016, or our Original Notes, for the registered 8% Senior Secured Notes due 2016

The unaudited pro forma condensed statement of operations gives effect to the adoption of fresh start accounting, and the issuance of the common stock, the preferred stock, and the Original Notes as if they had occurred on January 1, 2006, the beginning of WCI Steel, Inc.’s most recently completed fiscal year.

	Predecessor Company	Successor Company			Pro Forma
	Four Months Ended	Eight Months Ended			Year Ended
	May 1, 2006	December 31, 2006	Adjustments		December 31, 2006
	(Dollars in thousands, except per ton data)

Sales
Product Sales	$294.8	$580.1			$874.9
Freight	5.4	13.8			19.2

Net sales	300.2	593.9			894.1
Cost of products sold	281.7	534.9	$(4.9	)(A)	811.7
Depreciation and amortization	5.0	15.7	2.9	(B)	23.6
Selling, general & administrative	5.1	12.9			18.0

Operating income (loss)	8.4	30.4	2.1		40.9
Other income / (expense):
Interest expense	(0.8)	(7.2)	(2.7	)(C)	(10.7)
Other income, net	—	0.7			0.7

Total other income/(expense)	(0.8)	(6.5)	(2.7)		(10.0)
Income before reorganization items, income taxes and cumulative effect of change in accounting	7.6	23.9	(0.7)		30.9
Reorganization Items	(6.5)	—	6.5	(D)	—
Fresh start adjustments	240.8	—	(240.8	)(D)	—
Gain on Discharge of indebtedness	39.2	—	(39.2	)(D)	—

Net income (loss) before taxes	281.1	23.9	(274.2)		30.9
Income taxes	—	8.9	2.6	(E)	11.5

Net income (loss)	281.1	15.0	(276.8)		19.4
Preferred Dividend	—	7.6	4.0	(F)	11.6

Income available to common shareholders	$281.1	$7.4	$(280.7)		$7.8

Basic earnings per common share					$1.95
Diluted earnings per common share					$1.83

(A)	Represents reduced pension expense related to the transfer of the legacy pension plan to Renco ($2.4) in connection with the Plan of Reorganization and the reduction of material cost resulting from an above market purchase contract ($2.5) in connection with fresh start accounting.

(B)	Reflects additional depreciation expense related to the increase of the value of property, plant and equipment in connection with fresh start accounting.

(C)	Represents additional interest expense on the senior secured notes issued in connection with the Plan of Reorganization.

(D)	Eliminate the effects of nonrecurring reorganization items, fresh start adjustments and gain on discharge of indebtedness.

(E)	Record estimated income tax provision at the effective rate of 37%.

(F)	Represents additional dividends on the preferred shares issued in connection with the Plan of Reorganization.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth selected historical consolidated financial and operating data. The selected historical statement of operations data and balance sheet data as of December 31, 2006, May 1, 2006 and October 31, 2005 and for the eight months ended December 31, 2006, the six months ended May 1, 2006, and the years ended October 31, 2005 and 2004 are derived from, and should be read together with, our consolidated financial statements and the accompanying notes, included elsewhere in this prospectus, and include historical information of the Predecessor Company. The selected historical financial data as of October 31, 2004, 2003 and 2002 and for the years ended October 31, 2003 and 2002 are derived from the Predecessor Companys audited financial statements not included in this prospectus. The six month period ended May 1, 2006 is impacted by the adoption of fresh start accounting. All of the selected historical consolidated financial and operating data should be read in conjunction with the Sections titled Management’s Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors and our consolidated financial statements and the accompanying notes and other information each included elsewhere in this prospectus. The information presented below for the six months ended May 1, 2006, and for the fiscal years ended October 31, 2002 to 2005 was for the Predecessor Company, which filed for protection under the United States bankruptcy laws in September 2003. The information for the eight months ended December 31, 2006 is for us and is not comparable to the information for the Predecessor Company. A black line has been drawn in the table to distinguish, for accounting purposes, the periods associated with us and those periods associate with the Predecessor Company.

We have adopted a fiscal year end of December 31. The Predecessor Company utilized an October 31 fiscal year end.

As of May 1, 2006, we adopted fresh start accounting pursuant to the guidance provided by the American Institute of Public Accountants Statement of Position 90-7, or SOP 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code. In accordance with SOP 90-7, the assets and liabilities were adjusted to their fair values as of the effective date of the confirmation order issued by the United States Bankruptcy Court for the Northern District of Ohio approving the Plan of Reorganization with the excess of our equity value over the fair value of its tangible and identifiable intangible assets and liabilities reported as goodwill in the consolidated balance sheet.

	Successor Company	Predecessor Company
	Eight Months Ended	Six Months Ended	Fiscal Year Ended October 31,
	December 31, 2006	May 1, 2006	2005	2004	2003	2002
	(Dollars in millions and tons in thousands, except per ton and per share amounts)
Statement of Operations Data:
Net sales	$593.9	$439.5	$790.0	$639.3	$503.6	$519.5
Cost of products sold	534.9	412.0	695.3	540.2	505.1	490.5
Depreciation and amortization	15.7	7.5	13.5	10.6	18.2	19.0
Selling, general and administrative expenses	12.9	5.6	16.3	17.6	16.0	14.9
Asset impairment charge	—	—	—	—	82.5	—

Operating income (loss)	30.4	14.4	64.9	70.9	(118.2)	(4.9)
Interest expense	(7.2)	(1.2)	(2.1)	(4.8)	(31.3)	(33.2)
Other income, net	0.7	0.2	0.6	1.5	0.3	0.5

Income (loss) before reorganization items, income taxes, cumulative effect of change in accounting principle	23.9	13.4	63.4	67.6	(149.2)	(37.6)
Reorganization items (professional fees)	—	(9.6)	(6.2)	(10.3)	(0.5)	—
Fresh start adjustments	—	240.8	—	—	—	—
Gain on discharge of indebtedness	—	39.2	—	—	—	—

Net income (loss) before income taxes and cumulative effect of change in accounting principle	23.9	283.8	57.2	57.3	(149.7)	(37.6)
Income tax expense	8.9	—	—	—	—	—

Net Income (loss) before cumulative effect of change in accounting principle	15.0	283.8	57.2	57.3	(149.7)	(37.6)
Cumulative effect of change in accounting principle	—	(4.4)	—	—	—	—

Net income (loss)	$15.0	$279.4	$57.2	$57.3	$(149.7)	$(37.6)

Basic earnings per common share	$1.85	NM	NM	NM	NM	NM
Diluted earnings per common share	$1.49	NM	NM	NM	NM	NM

	Successor Company	Predecessor Company
	Eight Months Ended	Six Months Ended	Fiscal Year Ended October 31,
	December 31, 2006	May 1, 2006	2005	2004	2003	2002
	(Dollars in millions and tons in thousands, except per ton and per share amounts)
Other Operating Data:
Net tons shipped	836	672	1,162	1,112	1,216	1,281
Net product selling price per ton shipped(a)	$694	$642	$667	$564	$403	$392
Net product cost per ton shipped(a)	623	601	586	475	404	369
Operating income (loss) per ton shipped	36	21	56	64	(97)	(4)
Other Financial Data:
Capital expenditures	$29.5	$7.3	$18.9	$17.4	$5.5	$11.0
Ratio of earnings to fixed charges(c)	4.0	2.9	27.0	12.7	(3.8)	(0.1)

	Successor Company		Predecessor Company
	As of	As of	As of October 31,
	December 31, 2006	May 1, 2006	2005	2004	2003	2002
	(Dollars in millions)
Balance Sheet Data (at period end):
Cash	$2.4	$60.5	$11.7	$3.8	$3.7	$2.8
Property, plant and equipment, net	210.1	196.1	103.6	98.2	91.4	185.4
Total assets	651.2	671.7	365.2	342.4	268.2	391.6
Total debt (including current portion)(b)	124.7	100.0	29.1	55.6	55.3	304.2
Shareholder’s equity (deficit)	223.9	177.0	(290.9)	(342.8)	(394.8)	(246.8)

(a)	Excludes freight.

(b)	For the periods ended October 31, 2005, 2004 and 2003, $300 million Senior Secured Notes were classified as “Liabilities Subject to Compromise.”

(c)	Refer to “Ratio of Earnings to Fixed Charges” table included herein.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated.

	Successor Company	Predecessor Company
	Eight Months Ended	Six Months Ended	Fiscal Year Ended October 31,
	December 31, 2006	May 1, 2006	2005	2004	2003	2002
	(Dollars in millions)
Earnings to Fixed Charge Ratio:
Net income (loss) before income taxes and cumulative effect of change in accounting principle	$23.9	$283.8	$57.2	$57.3	$(149.7)	$(37.6)
Less: Fresh start adjustments	—	(240.8)	—	—	—	—
Less: Gain on Discharge	—	(39.2)	—	—	—	—
Add: Fixed charges	7.7	1.7	2.2	4.9	31.4	33.5
Less: Capitalized interest	(0.5)	(0.5)	—	—	—	—

Earnings	$31.1	$5.0	$59.4	$62.2	$(118.3)	$(4.1)
Interest expense (net of amt. capitalized)	$7.2	$1.2	$2.1	$4.8	$31.3	$33.2
Add: Interest expense capitalized	0.5	0.5	—	—	—	—
Add: Estimated interest within rentals	—	—	0.1	0.1	0.1	0.3

Fixed charges	$7.7	$1.7	$2.2	$4.9	$31.4	$33.5
Ratio of earnings to fixed charges	4.0	2.9	27.0	12.7	(3.8)	(0.1)
If less than 1.0, $ amount of deficiency(a)	$—	$—	$—	$—	$(149.7)	$(37.6)

(a)	SEC regulation S-K, 229.503, Item-503(d)2.(A), requires disclosure of the dollar amount of coverage deficiency if the earnings to fixed charge ratio is less than one to one.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements and related notes included elsewhere in this prospectus. The historical financial material contained herein related to the Predecessor Company should not be relied upon in consideration of our financial condition and results of operation because of the different structures and liabilities of each entity. See “— Reorganization and Presentation of Financial Results” below and the “Risk Factors” section for an explanation of the differences. This discussion contains forward-looking statements. Please see “Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions relating to these statements.

Results of Operations

Reorganization and Presentation of Financial Results

We acquired substantially all the assets of WCI Steel, Inc., an Ohio corporation, or Old WCI or the Predecessor Company, on May 1, 2006 under the Consensual Modified Plan of Reorganization for Old WCI pursuant to a Confirmation Order issued by the United States Bankruptcy Court for the Northern District of Ohio, or the Plan of Reorganization. On September 16, 2003, Old WCI filed for Chapter 11 bankruptcy protection as a result of poor industry conditions prevailing at the time and insufficient cash to fund operations and capital expenditure needs. Old WCI had a fiscal year ending October 31; we adopted a fiscal year ending December 31.

The historical results for Old WCI for the fiscal years ending October 31, 2004 and October 31, 2005 and for the six months ended May 1, 2006 are being presented along with our results for the eight months ended December 31, 2006. Among other differences, the Predecessor Company had a different capital structure, was part of a consolidated group that included a corporate parent that was a subchapter S corporation for tax purposes, had a different collective bargaining agreement, or CBA, with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, or USW, and was operating under bankruptcy protections during the reporting period.

As of May 1, 2006, the effective date of the Plan of Reorganization, we began operating under a new capital structure and adopted fresh start accounting reporting for our financial statements. Because of our acquisition of the assets under the Plan of Reorganization and adoption of fresh start reporting, the Predecessor Company’s historical financial information for periods prior to May 1, 2006 is not comparable to our financial statements after May 1, 2006.

Pro Forma Calendar Year 2006, which included four months ended May 1, 2006 of the Predecessor Company and our eight months ended December 31, 2006, Compared to Fiscal Year 2005.

The following chart presents an overview of our pro forma results of operation for the twelve month period ending December 31, 2006 compared to the twelve month period of the Predecessor Company ending October 31, 2005.

	Successor Company	Predecessor Company
	Pro Forma Year Ended	Year Ended	Year Ended
	December 31, 2006	October 31, 2005	October 31, 2004
	(Dollars in millions)
Sales
Product sales, net	$874.9	$775.2	$627.4
Freight	19.2	14.8	11.9

Net Sales	894.1	790.0	639.3

Cost of products sold	811.7	695.3	540.2
Depreciation and amortization	23.6	13.5	10.6
Selling, general and administrative expense	18.0	16.3	17.6

Total operating costs	853.3	725.1	568.4

Operating income	$40.9	$64.9	$70.9

General.  For presentation purposes, we have combined the results of the Predecessor Company for the four month period ending April 30, 2006 with our results for the eight month period ending December 31, 2006, for comparison with the results of operations for the year ended October 31, 2005, and have made certain adjustments as shown in the “Unaudited Pro Forma Condensed Consolidated Financial Information” appearing elsewhere in this prospectus. This pro forma combination of results may not reflect what the results of operations may have been if we acquired the assets from Old WCI under the Plan of Reorganization on January 1, 2006.

Net Sales.  For the twelve month period ended December 31, 2006, net sales, excluding freight, increased by 12.9% to $874.9 million compared to net sales for the fiscal year ended October 31, 2005.

	Pro Forma
	Year Ended	Year Ended
Except Average Price per Ton	December 31, 2006	October 31, 2005
	(Dollars in millions)

Net Sales	$894.1	$790.0
Product Sales (w/o freight)	$874.9	$775.2
Tons Shipped (000)	1,293	1,162
Average Price Per Ton (w/o freight)	$677	$667

The increase in net sales, excluding freight, was attributable to an 11.3% increase in volume and a 1.5% increase in average realized prices. Prices increased throughout calendar year 2006, but began declining in the fourth quarter of 2006. The decrease in average realized price per ton also reflected a less favorable mix in the fourth quarter of 2006. In total, net sales increased by $104.1 million between the two periods.

Cost of Products Sold.  For the pro forma year ended December 31, 2006, cost of products sold totaled $811.7 million as compared to $695.3 million for the fiscal year ended October 31, 2005.

Cost of products sold, excluding freight, increased by $112.0 million for the pro forma year ended December 31, 2006.

	Pro Forma
	Year Ended	Year Ended
Except Average Cost per Ton	December 31, 2006	October 31, 2005
	(Dollars in millions)

Cost of Products Sold	$811.7	$695.3
Cost of Products Sold (w/o freight)	$792.5	$680.5
Tons Shipped (000)	1,293	1,162
Average Cost Per Ton (w/o freight)	$613	$586

The increase in average cost per ton between periods was primarily attributable to higher raw material and energy costs, particularly iron ore and alloy additions, most notably zinc. Of the $27 per ton increase in cost of products sold, approximately 85% of the increase was due to higher iron ore costs.

Selling, General and Administrative Expense.  Selling, general and administrative expense for pro forma year 2006 was $18.0 million compared with $16.3 million for fiscal year 2005. The increase in selling, general and administrative expense was largely attributable to our higher legal expenses.

Depreciation and Amortization.  Depreciation and amortization expense for the pro forma year ended December 31, 2006 totaled $23.6 million, an increase of $10.1 million compared to fiscal year 2005. The increase in depreciation for calendar year 2006 was primarily attributable to the upward revaluation of the property, plant and equipment effective May 1, 2006 as part of our fresh start accounting, combined with on-going capital spending.

Interest Expense.  Interest expense of $10.7 million for the pro forma year ended December 31, 2006 was an increase of $8.6 million compared to $2.1 million of interest expense for fiscal year 2005. Interest expense in pro forma year ended December 31, 2006 includes $8.0 million of interest related to the 8% Senior Secured Notes due 2016 and $3.2 million under the revolving credit facility and debtor-in-possession, or DIP, credit facility in 2006, partially offset by $0.5 million of interest during construction capitalized in pro forma 2006.

Income Tax Expense.  The Predecessor Company did not record tax expense as the Predecessor Company was a qualified subchapter S subsidiary. The Successor Company’s effective tax rate of 37% for the eight month period ended December 31, 2006, reflecting both United States federal and state income taxes, was utilized for determining the income tax expense for pro forma 2006.

Fiscal Year ended October 31, 2005 Compared to Fiscal Year ended October 31, 2004

The periods discussed below involve only the Predecessor Company and occurred while the Predecessor Company was in bankruptcy.

Net Sales.  For the year ended October 31, 2005, net sales, excluding freight, increased by 23.6% to $775.2 million compared to net sales, excluding freight, for the fiscal year ended October 31, 2004 of $627.4 million.

The increase was attributable to:

	Year Ended	Year Ended
Except Average Price per Ton	October 31, 2005	October 31, 2004
	(Dollars in millions)

Net Sales	$790.0	$639.3
Product Sales (w/o freight)	$775.2	$627.4
Tons Shipped (000)	1,162	1,112
Average Price Per Ton (w/o freight)	$667	$564

The increase in net sales, excluding freight, was attributable to a 18.3% increase in average realized price and a 4.5% increase in volume. Prices increased throughout fiscal year 2004, peaking in the fourth quarter ending October 31, 2004 and declining throughout fiscal year 2005, but remaining above fiscal year 2004 levels.

Cost of Products Sold.

	Year Ended	Year Ended
Except Average Cost per Ton	October 31, 2005	October 31, 2004
	(Dollars in millions)

Cost of Products Sold	$695.3	$540.2
Cost of Products Sold (w/o freight)	$680.5	$528.3
Tons Shipped (000)	1,162	1,112
Average Cost Per Ton (w/o freight)	$586	$475

Cost of products sold, excluding freight, increased by 28.8% or $152.2 million for the year ended October 31, 2005. The increase in costs reflects a 4.5% increase in volume and 23.3% increase in the cost per ton sold. The increase in cost of products sold on a per ton basis resulted principally from an increase in the cost of raw materials and fuels used in our steelmaking process. The cost of coke, iron ore, certain alloying additions, and natural gas all increased significantly in fiscal year 2005. Of the $111 per ton increase in costs in fiscal year 2005, approximately 54% was attributable to higher coke costs and 20% was due to higher iron ore costs. In 2005, the Company was forced to source coke from China due to limited opportunities to purchase coke domestically.

Depreciation and Amortization.  Depreciation and amortization expense totaled $13.5 million in fiscal year 2005, an increase of $2.9 million compared to fiscal year 2004, primarily due to increased capital spending in fiscal years 2004 and 2005 related to the blast furnace reline that occurred during fiscal year 2004.

Selling, General and Administrative Expense.  Selling, general and administrative expenses in fiscal year 2005 totaled $16.3 million, which were $1.3 million lower than fiscal year 2004. Fiscal year 2004 included a $2.2 million charge to the allowance for doubtful accounts. Fiscal year 2005 reflected higher executive compensation under a deferred compensation program.

Interest Expense.  Interest expense declined by $2.7 million in fiscal year 2005 compared to fiscal year 2004 due to lower borrowings on the DIP revolving credit facility. During the bankruptcy, no interest was accrued on the Predecessor Company’s then existing senior secured notes, or the predecessor notes. Interest expense at the stated contractual amount for the predecessor notes would have been $36.5 million and $33.5 million for the years ending October 31, 2005 and October 31, 2004, respectively.

Income Tax Expense.  No income tax expense was recognized by Old WCI since it was a qualified subsidiary of a corporate parent that was a subchapter S corporation for tax purposes.

Liquidity and Capital Resources

Overview

Our business is capital intensive and requires significant expenditures for the purchase of equipment in our steelmaking and finishing operations, and to remain in compliance with environmental laws. Our short-term and long-term liquidity needs arise primarily from capital expenditures, working capital requirements and interest payments related to our outstanding debt.

At December 31, 2006, our operational working capital position, representing our cash invested in trade receivables and inventories less trade payables and accrued liabilities, equaled $135.9 million. The level of trade receivables and trade payables varies based on business conditions and sales volumes. Accrued liabilities are related to specific liabilities and generally do not vary based on sales volumes. Our inventory typically peaks at year-end due to the need to carry additional raw materials. We carry an increased level of iron ore pellet requirements immediately preceding the winter months due to the curtailment of shipments during the winter as a result of the freezing of the Great Lakes. Management believes that the Company’s receivables, inventory and current liability levels are appropriate in the current business environment and expects a modest net increase in these items in 2007 as a result of the relatively low sales volume in December 2006.

At December 31, 2006, we had $2.4 million in cash and $102.2 million in availability under our revolving credit facility. Availability under the revolving credit facility fluctuates daily based on borrowing and the available collateral.

During our eights months of operations, cash used by operating activities was $66.6 million, which included $69.1 million of payments pursuant to the Plan of Reorganization. During this eight month period, $30.9 million was utilized for inventories due to the seasonal nature of iron ore shipments. At May 1, 2006, iron ore inventories were at a low level due to the freezing of the Great Lakes which prevent deliveries of iron ore pellets.

Cash used for investing activities for the eight months ended December 31, 2006 totaled $15.9 million primarily for additions to property, plant and equipment. Total capital spending for the period was $29.6 million.

During the six month period ended May 1, 2006, cash generated from operations totaled $51.5 million, which included $24.7 million generated from the liquidation of inventory. This included the normal seasonal liquidation of iron ore inventories. Cash used for investing activities during this six month period totaled $20.3 million, including $11.2 million for additions to property, plant and equipment.

Cash generated from operations totaled $49.8 million for the fiscal year ended October 31, 2005. Cash used for investing activities totaled $14.7 million, due to additions to property, plant and equipment.

$150 Million Revolving Credit Facility

On May 1, 2006, we entered into a revolving credit facility with a bank group led by Citigroup Capital Markets. The credit facility is collateralized primarily by our receivables and inventory. At year-end, we had $24.7 million borrowed and $18.0 million in letters of credit outstanding under the revolving credit facility. At December 31, 2006, we had $102.2 million of net availability after borrowing and letters of credit.

Interest on borrowings is calculated based on either LIBOR or the prime (base) rate using varying spreads based on availability under the revolving credit facility. Commitment fees are payable quarterly and vary depending upon availability. Availability fluctuates weekly dependent upon the varying levels of eligible collateral. The credit facility contains various covenants with respect to capital expenditures, limitations on indebtedness, asset sales, distributions, dividends and investments. If the minimum availability on the credit facility is below a targeted level, we are required to maintain a minimum fixed charge coverage ratio.

$100 Million Senior Secured Notes

On May 1, 2006, we issued $100 million of 8% Senior Secured Notes due 2016 pursuant to the Plan of Reorganization. Interest on the notes is payable semi-annually, and the first payment was made in November 2006. We are not required to make mandatory redemption or sinking fund payments prior to the notes’ maturity. However, we may redeem the notes at our option, at any time at a redemption price equal to the greater of 101% of the principal amount or a present value calculation based on current rates and a premium. The notes contain certain covenants with respect to limitations on indebtedness, asset sales, distributions and dividends. We are obligated to use our best efforts to file a registration statement with the Securities and Exchange Commission, or SEC, no later than May 1, 2007, providing for the exchange of the notes with notes registered with the SEC having substantially the same terms and conditions.

Off-Balance Sheet Arrangements

As of December 31, 2006, we had no off-balance sheet transactions or arrangements, except for operating leases and bank letters of credit. Liabilities related to these arrangements are not reflected in our consolidated balance sheet, and except for the operating leases, we do not expect any material impact on our cash flow, results of operations or financial condition from these off-balance sheet arrangements. Our operating lease obligations total $0.6 million, of which $0.2 million will be paid in 2007.

We have a total of $23.8 million in letters of credit, of which $18.0 million reduces our availability under our $150 million Credit Facility and the balance is cash collateralized in restricted accounts pledged to the issuing bank.

Renco Payment

The legacy pension liability of the Predecessor Company was assumed by The Renco Group, Inc., or Renco, the Predecessor Company’s indirect parent. We paid Renco $15.3 million on May 1, 2006 as part of the Plan of Reorganization and we agreed to be contingently liable for additional payments totaling up to $10.0 million. Of this $10.0 million in total additional payments, $5.0 million is due on May 1, 2007, and a second installment of $5.0 million is due on May 1, 2008. Our obligation to make the additional payments is secured by letters of credit issued under our credit facility. In the event it is determined that we are not entitled to immediately deduct from our income taxes any such payments made to Renco, then we are relieved of the obligation to make the additional payments and Renco is obligated to return to us any additional payments we have made. In January 2007, we sought a private letter ruling from the United States Internal Revenue Service, or IRS, to determine the tax treatment of these payments.

Pension Funding

Based upon current assumptions and the 2006 Pension Protection Act, or PPA, we expect the minimum funding required for our pension plan over the next five years, along with the required funding under certain circumstances to be, as follows:

		Avoid Benefit	Avoid All
	Minimum	Accrual	Benefit
Year	Required	Restrictions	Restrictions

2007	$4.1	$4.1	$4.1
2008	9.2	17.7	24.0
2009	11.4	9.2	6.6
2010	12.4	11.0	5.5
2011	15.4	7.9	5.4

Total	$52.5	$49.9	$45.6

As part of the CBA, in the event that the pension plan is terminated, we are obligated to pay $75.0 million to a collateral trust, entered into to secure the hardship benefits provided under the CBA, or the Collateral Trust. A $75.0 million conditional mortgage and security interest exists on our property plant and equipment, which becomes a first priority lien in the event that the pension plan is terminated.

VEBA Trust and Profit Sharing Plans

Below are summaries of our contribution obligations to the voluntary employee beneficiary association trust, or VEBA trust, and our two profit sharing plans, one for our USW-represented employees and the other for our salaried employees, excluding our officers. Our future obligations, if any, to the VEBA trust, above a minimum fixed amount, and these plans are subject to and based on the level of our profitability (as described below) for each completed quarter.

VEBA Trust

In connection with the Plan of Reorganization and our CBA with the USW, we are required to make contributions to a trust responsible for retiree benefits. The VEBA trust is designed to constitute a tax-exempt voluntary employee beneficiary association under Section 501(c)(9) of the Internal Revenue Code of 1986, as amended, or the Code.

The agreement provides for both a fixed contribution of $3.0 million per quarter and variable contributions based on our profitability, payable within 45 days of the end of each quarter. The variable portion of the VEBA trust contribution represents 10% of adjusted operating cash flow as defined in the CBA. During the eight month-period ended December 31, 2006, variable contributions of $3.6 million were incurred.

Profit Sharing Plans

Pursuant to the CBA, and in addition to our obligations to make contributions to the VEBA trust based on our profitability as described under VEBA Trust above, we have an obligation to make quarterly profit sharing payments to our active USW-represented employees in an amount that increases as a percentage of our profits for the quarter, if any, in excess of a threshold of $25 profit per ton of steel shipped. For this purpose, profits are defined as earnings before interest, taxes, depreciation and amortization adjusted for certain amounts as set forth in the CBA. For the eight month period ended December 31, 2006, we incurred a $2.6 million profit sharing obligation related to the USW-represented employees.

In addition, we have a profit sharing plan for salaried employees under which we make quarterly profit sharing payments to our salaried employees, excluding officers. For the eight month period ended December 31, 2006, we incurred a $2.0 million profit sharing expense related to salaried employees.

Preferred Stock

On May 1, 2006 and pursuant to the Plan of Reorganization, in return for a $50.0 million cash investment, we issued 5.0 million shares of preferred stock, with a liquidation preference of $10 per share. The preferred stock accrues cumulative preferred dividends of 10% per year, payable semi-annually on May 1 and November 1, of additional preferred shares.

Preferred stockholders may, at their option, convert their shares into shares of common stock at a ratio of 1.2 shares of common stock for each share of preferred stock. We may redeem the preferred stock under certain circumstances. On May 1, 2008, there is a mandatory conversion of all preferred stock outstanding into common stock. Preferred stock ranks senior to the common stock and has voting rights on an “as if’’ converted basis with the common stock.

Common Stock

The Plan of Reorganization required the issuance of 4.0 million shares of common stock to the creditors of Old WCI. As of December 31, 2006, 3,899,029 shares had been distributed. As remaining Old WCI claims are resolved, the balance of the shares will be distributed. We currently expect to resolve all remaining Old WCI claims by mid-year 2007 and to have distributed the entire 4.0 million shares at that time.

There are certain limitations on the ability of the Company to pay cash dividends on the common stock pursuant to the revolving credit facility, the notes and the CBA. Under the most restrictive covenants, no dividends are payable until January 1, 2008. After that date, dividends are permitted only if cumulative operating cash flow, as defined, exceeds a significant trigger amount.

Capital Expenditures

On May 9, 2006, we announced plans to invest $36.7 million (of which $4.2 million will be expensed) in a new walking beam slab reheat furnace at our hot strip mill to replace three older pusher style furnaces. As of December 31, 2006, we have made a capital investment of $7.5 million on the walking beam furnace project. The new furnace will improve quality and productivity while reducing operating costs and is planned to be operational in January 2008. We de-commissioned one of the older pusher style furnaces in the fourth quarter of 2006 to allow for construction of the new walking beam furnace. The impact on production in the fourth quarter was partially offset due to the ability to operate additional turns on the remaining two pusher style furnaces. In addition, we sold slabs, which did not require being processed in the pusher furnaces. Operational constraints in 2007 due to the installation of the walking beam furnace, along with the BOF MACT project (discussed below) will modestly reduce finished steel production and will result in additional slab sales throughout 2007.

On June 22, 2006, we announced plans to spend $29.3 million (of which $0.3 million will be expensed) to install a new bag house system at the basic oxygen furnace, or BOF, in order to reduce emissions and comply with new Maximum Achievable Control Technology standards, or MACT, adopted by the United States Environmental Protection Agency. As of December 31, 2006, we have made a capital investment of $15.3 million on the BOF MACT project. The new bag house is set to become operational in April, 2007.

For the eight month period ended December 31, 2006, we spent $29.6 million in capital, primarily related to the walking beam furnace, the BOF MACT project and new mill rolls. For the year 2007, we expect our capital spending to total approximately $70 million, primarily related to the completion of the BOF MACT and walking beam projects, along with normal capital spending. Under the revolving credit facility, capital spending in 2007 is limited to approximately $78 million.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make judgments, estimates and assumptions that affect reported amounts of assets and liabilities at the balance sheet date, and the reported revenues and expenses for the period. Our judgments and estimates are based on both historical experience and expectations for the future. As a result, actual results may differ materially from current expectations.

We believe that the following are the more significant judgments and estimates used in the preparation of the financial statements.

Fresh Start Accounting

We adopted fresh start accounting pursuant to the guidance provided by the American Institute of Public Accountants’ Statement of Position 90-7, or SOP 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” In accordance with SOP 90-7, the assets and liabilities were adjusted to their fair values as of May 1, 2006, the effective date of the confirmation order issued by the United States Bankruptcy Court for the Northern District of Ohio approving the Plan of Reorganization, with the excess of our equity value over the fair value of its tangible and identifiable intangible assets and liabilities reported as goodwill in the consolidated balance sheet. The accounts receivable, inventories, accounts payable, accrued expenses, other assets and long-term liabilities were estimated at their fair value. Property, plant and equipment and certain intangible assets were valued with the assistance of an independent valuation specialist while employee benefit valuations were prepared with assistance from independent actuaries. The enterprise value (value of the net assets and liabilities excluding debt) was based on a third party valuation prepared in conjunction with the Predecessor Company’s bankruptcy proceeding and was estimated at $300 million.

Revenue Recognition and Allowance for Doubtful Accounts

We recognize revenues from sales and the allowance for estimated costs associated with returns from these sales when the title of the product transfers upon shipment. Provision is made for estimated product returns and customer claims based on estimates and actual historical experience. If the historical data used in our estimates does not reflect future returns and claims trends, additional provision may be necessary. We are exposed to credit risk in the event of nonpayment by our customers, which are principally intermediate steel processors that sell our products to numerous industry sectors. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments based on known credit risks, historical loss experience and current economic conditions affecting our customers. We mitigate our exposure to credit risk by performing ongoing credit evaluations. If the financial condition of our customers were to deteriorate, resulting in the impairment of their ability to make payments, additional allowance may be required.

Inventories

Inventories are stated at lower of cost or market. The cost of inventories is determined by the first in first out, or FIFO, method. We establish reserves for inventory estimated to be obsolete or unmarketable. If actual market conditions are less favorable than those anticipated, inventory reserves may be required.

Goodwill

We follow Statement of Financial Accounting Standards No. 142, or SFAS 142, “Goodwill and Other Intangible Assets”, which requires that at least an annual impairment test be applied to goodwill and indefinite-lived intangible assets. We perform an impairment tests on at least an annual basis in December of each year. As of December 31, 2006, we engaged independent valuation specialists to evaluate the enterprise. This analysis included evaluating such factors as the nature and history of the business, the economic outlook, earnings capacity and potential future cash flows. Testing for potential impairment of goodwill is dependent on numerous assumptions and reflects our best judgment at a particular point in time.

Asset Impairment

We periodically evaluate property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairments are recognized when the carrying value of productive assets exceeds the net projected undiscounted cash flows from those assets.

Undiscounted cash flows are based on longer term projections that consider market conditions and the performance and ultimate use of the assets. If future demand and market conditions are less favorable than those projected by management, or if the probability of disposition of the assets differs from that previously estimated by management, asset impairment may be required.

Pension and Postretirement Healthcare Benefits

In accordance with the CBA, we sponsor a defined benefit pension plan for substantially all hourly employees. We also provide certain healthcare benefits and life insurance for both hourly and salaried employees who meet certain age and length of service requirements at retirement. The liabilities and annual income or expense of our pension and other postretirement benefit plans are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate, the long-term rate of asset return and the healthcare cost trend rate. It is our policy to select a discount rate for measuring obligations under the plans which matches the projected cash flow pattern of the plan. As of December 31, 2006, we selected a discount rate of 5.85% for all pension and postretirement healthcare plans and 5.0% for our workers’ compensation plan. Lowering this discount rate by 0.5% (from 5.85% to 5.35%) would increase our 2007 expense for pension and postretirement benefits by approximately $0.5 million, and would increase our liability at December 31, 2006 by approximately $12 million.

The expected return on plan assets is based on historical experience, investment policy and expectations for long-term rates of return. We have assumed a long-term rate of asset return of 7.5%. Lowering the rate of return by 0.5% would increase our 2007 expense for pension and postretirement benefits by approximately $0.1 million.

Measurement of our postretirement benefit obligations requires the use of several assumptions about factors that will affect the amount and timing of future benefit payments. The assumed health care cost trend rates are the most critical assumptions for measurement of the postretirement benefits obligation. Changes in the health care cost trend rates have a significant effect on the amounts reported for the health care benefit obligations. We have assumed that medical inflation is initially 9%, declining to 5% over five years and thereafter.

Environmental and Legal Contingencies

We provide for remediation costs, environmental penalties and legal contingencies when the liability is probable and the amount of the associated cost is reasonably determinable. We regularly monitor the progress of environmental remediation and legal contingencies, and revise the amounts recorded in the period in which the change in the estimate occurs.

Deferred Tax Assets and Liabilities

We are required to estimate our income taxes as a part of the process of preparing our consolidated financial statements. This requires us to estimate our actual current tax exposure together with assessing temporary differences resulting from differing treatments of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance.

Contractual Commitments

As of December 31, 2006, our future contractual obligations, including the repayment of debt obligations, are summarized in the table below.

	Contractual Payments Due
		Less Than			More Than
	Total	One Year	1-3 Years	3-5 Years	5 Years
	(Dollars in millions)
Senior secured notes(a)	$100.0	$—	$—	$—	$100.0
Interest on senior secured notes(a)	76.0	8.0	16.0	16.0	36.0
Revolving credit facility	24.7	—	—	24.7
Revolving credit facility interest(k)	7.8	1.8	3.6	2.4
Revolving credit facility-unused commitment fee(b)	2.2	0.5	1.0	0.7
Operating leases(c)	0.5	0.1	0.2	0.2
Other liabilities:
Pension funding contribution(d)	52.5	4.1	20.6	27.8
VEBA fixed contribution(e)	36.0	12.0	24.0
Transition Assistance Payment	6.0	6.0
Purchase commitments:
Coke supply(f)	190.1	125.5	64.6
Iron ore pellet supply(g)	131.7	131.7
Industrial gases supply(h)	61.0	5.9	11.8	11.8	31.5
Electric energy supply(i)	33.4	16.7	16.7
Management information systems services(j)	8.4	6.3	2.1
Capital expenditures	35.1	35.1

Total	$765.4	$353.7	$160.6	$83.6	$167.5

(a)	8% Senior Secured Notes due May 1, 2016. There are no mandatory redemption or sinking fund payments prior to maturity. Interest on the notes is payable semi-annually.

(b)	Minimum commitment fees at 0.5%.

(c)	Minimum payments for operating leases.

(d)	Pension funding required by the United States Pension Protection Act of 2006.

(e)	Fixed contribution required by the CBA. Does not include any variable payment based on operating results that may be required.

(f)	In addition to these firm commitments for 2007 and 2008, we entered into a 15 year agreement to purchase coke from a facility which will be constructed in Haverhill, Ohio. Volume is expected to be approximately 250,000 tons per year, and the price will be on a cost plus basis. Deliveries are expected to commence in 2008.

(g)	We have a non-cancelable contract with an iron ore supplier for all of our iron ore pellet requirements through 2014. In 2006, pricing under this contract was based on the international pellet price. Starting in 2007, the price for iron ore pellets is subject to annual adjustment for changes in certain price indices related to iron ore.

(h)	This contract requires a minimum monthly payment amount on a take or pay basis, which is subject to price escalation. We have issued a letter of credit to secure this contract.

(i)	We are committed to purchase a minimum monthly quantity of electricity from our electric energy supplier under a contract that expires in 2008.

(j)	We had commitments to purchase data processing services of approximately $8.4 million in the aggregate over the remaining 16 months of our management information systems agreement, which we have extended through April 30, 2008.

(k)	Interest on the line is calculated at the effective rate of interest at December 31, 2006 of 7.25%

Outlook

Although first quarter volume is expected to modestly exceed fourth quarter volume, first quarter results are expected to be below fourth quarter 2006 results due to:

•	lower pricing,

•	less favorable mix of business, and

•	operational challenges related to the damage of one of our two BOF vessels that occurred in January 2007.

The damaged BOF vessel returned to service in the second half of March.

While it is not possible yet to reliability forecast our financial performance for all of 2007, we believe that second quarter performance will be adversely impacted by the BOF MACT installation outage scheduled for April and expected to last approximately one week. This will reduce production levels and result in certain one time costs during installation. Management believes that initiatives taken or under way have laid a strong foundation for improved performance for the second half of the year. Our preliminary estimate of steel shipments for 2007 is 1.3 million tons, which includes on-going slab sales.

Strategic Investments

We intend to pursue investment opportunities to capitalize on our position as a provider of custom value-added products to niche markets or to reduce operating costs. In the event of any acquisitions, joint-ventures or other opportunities, we may consider using available liquidity or other sources of funding to make investments.

Quantitative and Qualitative Disclosures About Market Risk

Our quantitative and qualitative disclosures about market risk include forward-looking statements with respect to Management’s opinion about the risk. These statements are based on certain assumptions with respect to market prices, interest rates and other industry-specific risk factors. To the extent these assumptions prove to be inaccurate, future outcomes may differ materially from those discussed.

Commodity Price Risk and Related Risks

The market for flat-rolled steel products is a highly volatile and cyclical market. We are exposed to significant increases or decreases in volume as a result of the volatility in demand for our products. We are also exposed to market risk or price fluctuation related to the sale of steel products. Slightly more than 20% of our sales reflect fixed price arrangements with terms longer than three months. We do not use derivative instruments to hedge market risk relative to changing steel prices. Our market risk strategy generally has been to obtain competitive prices for our products and to allow operating results to reflect market price movements dictated by supply and demand.

Prices for raw materials including zinc, alloys, natural gas and electricity are subject to frequent market fluctuations. Our risk strategy associated with the purchase of commodities utilized within our production process has generally been to make certain commitments with suppliers with respect to future expected requirements for such commodities.

The rising cost and volatility of energy pricing are important issues affecting our production costs. Energy costs represent approximately 10% of our production costs. Recent trends indicate that electric power, natural gas and oil costs can be expected to increase over time, although the direction and magnitude of short-term changes are difficult to predict.

We consumed approximately 3.3 million MCF of natural gas and 0.3 MKWH of electricity in the eight months ended December 31, 2006.

As of December 31, 2006, we purchased or have forward purchase contracts for 1.1 million hundred cubic feet, or MCF, of natural gas (representing approximately 25% of our estimated 2007 consumption) at an average New York Mercantile Exchange, or NYMEX, price of approximately $6.99 per MCF. Our strategy to address increasing energy rates includes improving efficiency in energy usage and utilizing the lowest cost alternative fuels.

At December 31, 2006, the notional amount of the outstanding forward contracts was $8.2 million, with an unrecognized fair value loss of $1.2 million based on December 31, 2006 forward rates. The contracts mature at various times throughout 2007. If the forward rates were to change 10% from the month end rate, the value and potential cash flow effect on the contracts would be approximately $0.7 million.

We periodically enter into physical contracts for the advance purchase and delivery of natural gas in an effort to hedge against market price fluctuations. These commitments contain provisions which require us to “take or pay” for specified quantities without regard to actual usage for periods up to 12 months. We believe that production requirements will be such that consumption of the products under these commitments will occur in the ordinary course of business. Due to provisions in these contracts, as our market exposure decreases, we can be required to make advance payments that ultimately are recovered upon delivery of the commodity, but which can temporarily reduce our liquidity until that time.

We do not use derivative instruments to hedge market risk relative to changing prices for raw materials.

Interest Rate Risk

The fair value of cash, receivables and accounts payable approximate their carrying values and are relatively insensitive to changes in interest rates due to their short-term maturity.

Our long-term $100 million notes are at a fixed rate; our $150 million revolving credit facility is at a variable rate. Since our debt is primarily at a fixed rate, the fair value of debt is sensitive to the effects of interest rate fluctuations. However, our sensitivity to decreases in interest rates and any corresponding increases in the fair value of our debt would unfavorably affect our earnings and cash flows only if we would choose to repurchase all or a portion of our fixed rate debt.

Additionally, interest expense is only sensitive to changes in the general level of interest rates to the extent of our borrowings under the revolving credit facility. Based on the $24.7 million of borrowings under the revolving credit facility at December 31, 2006, a 100 basis point increase in interest rates would increase our annual interest expense by approximately $0.3 million.

Credit and Concentration Risk

Our ability to receive payment for steel sold and shipped depends on the continued creditworthiness of our customers. At December 31, 2006, one customer, The Worthington Steel Company, accounted for approximately 11% of our accounts receivable. No other customer accounted for more than 10% of our accounts receivable.

Foreign Currency Exchange Risk

We have limited exposure to foreign currency exchange risk as almost all of our transactions are denominated in United States dollars.

BUSINESS AND INDUSTRY OVERVIEW

Company Overview

We are an integrated producer of value-added, custom and commodity steel products serving niche markets, with an emphasis on customer and technical services. Our business strategy is best summarized by our mission statement — “Custom Steel. Custom Service. Creative Solutions.” We currently produce 185 grades of flat-rolled custom and commodity steel at our Warren, Ohio integrated steel making facility. By offering a wide range of custom flat-rolled steel products, including high carbon, alloy, ultra high strength, and heavy-gauge galvanized steel, we develop closer, more responsive relationships with customers.

We acquired substantially all the assets of WCI Steel, Inc., an Ohio corporation, or Old WCI or the Predecessor Company, on May 1, 2006 under the Consensual Modified Plan of Reorganization for Old WCI pursuant to a Confirmation Order issued by the United States Bankruptcy Court for the Northern District of Ohio, or the Plan of Reorganization. We assumed substantially all the liabilities of Old WCI, except for the liabilities associated with its underfunded defined benefit pension plan. Those old pension plan-related liabilities were assumed by The Renco Group, Inc. Our operations at the Warren, Ohio facility represent the continuation of nearly 100 years of integrated steel production at this facility. Old WCI was formed in 1988 to acquire certain production assets of LTV Steel Inc., located in the Warren, Ohio area. Old WCI filed for Chapter 11 bankruptcy protection on September 16, 2003 as a result of poor industry conditions prevailing at the time and insufficient cash to fund operations and capital expenditure needs.

For the year ended December 31, 2006, we generated on a pro-forma basis, including our results of operations and the results of operations of the Predecessor Company:

•	Shipments of 1,293,000 tons, and

•	Revenues of $894.0 million.

For the eight month period ended December 31, 2006, we generated (without consideration of the Predecessor Company):

•	Shipments of 836,000 tons,

•	Revenues of $593.9 million,

•	Operating income of $30.4 million and

•	Net income of $15.0 million.

At December 31, 2006, we had total long-term debt of $124.7 million, which included $100.0 million of our 8% Senior Secured Notes due 2016, or the Original Notes, and $24.7 million borrowed under our revolving credit facility.

We have the capability to produce approximately 1.3 million tons of finished sheet steel annually and are the smallest integrated steel producer in the United States. We produce hot-rolled, cold-rolled and galvanized coils. As a provider of custom order steel, we focus on customers with special quality and service needs that are underserved by larger steel producers. Further, we emphasize smaller order quantities and on time delivery, which along with our product quality and customer service, differentiate us from other steel producers. To leverage our capabilities, our knowledgeable technical and sales staff collaborates with customers to meet their specific service and product requirements.

Our primary customers are strip converters, pipe and tube processors, steel service centers, construction and, to a lesser extent, automotive manufacturers. Our custom steel products are used in the manufacture of a variety of value-added products, such as aircraft parts, golf club shafts, chain saw cutter bars, seat belt parts, brake parts, load bearing chains, agricultural implements, and drainage and storm water management systems. We supply products to more than 200 customers throughout the United States, with the majority of our business being within 200 miles of our Warren, Ohio facility.

Although we remain vulnerable to industry cyclicality and economic volatility, our emphasis on niche markets helps to mitigate this risk. We believe that we are well-positioned for continued growth in profitability and volume. In order to drive this growth, we are implementing a capital improvement program that we believe, combined with operational de-bottlenecking and streamlining efforts, will increase our annual capacity to over 1.4 million tons of finished steel capacity by 2010. Most importantly, these efforts will facilitate increased sales of custom steel. Our capital spending in the eight months ended December 31, 2006, was approximately $30 million. We expect to spend approximately $70 million for the year ended December 31, 2007.

Industry Overview

In 2006, domestic steel mill shipments were estimated at 108.6 million tons, as compared to 105.0 million tons in 2005, according to the American Iron and Steel Institute. Estimated steel consumption in 2006 was 134.8 million tons, with imports accounting for approximately 45.3 million tons. Steel exports by the domestic industry were estimated to be only 9.7 million tons in 2006.

The domestic steel industry has generally experienced good profitability following a difficult period from 1999 to 2003. The strength in the industry in the 2004 through 2006 period has been driven by overall economic growth and growth in several key end user markets. In addition to economic forces, structural changes to the domestic steel industry, most notably:

•	industry consolidation and reduction in the number of producers, and

•	reduction of cost structures, particularly fixed costs, following widespread industry bankruptcies contributed to the rebound in the steel industry. Although the steel industry continues to be cyclical and subject to intense price competition, we believe that these structural changes have somewhat reduced industry cyclicality and resulted in less pricing volatility. The industry downturn that began in the fourth quarter of 2006 and continued into the first quarter of 2007 illustrated the continuing cyclical nature of the business, although the magnitude of the downturn was moderate compared to prior historical experience.

Steel is sold primarily to the automotive, construction, steel product fabrication, container and packaging, oil and gas, electrical, machinery and appliance industries. In some of these industries, steel competes with other substitute materials, such as plastic, glass, ceramic, concrete and composites.

Manufacturers of steel are frequently classified as either “integrated mills” or “mini-mills”. Integrated mills make steel by processing iron ore and other raw materials by means of a blast furnace and basic oxygen furnace, or BOF, while scrap metal is the primary input for the electric arc furnace, or EAF, used by a mini-mill. Integrated mills generally have a unionized workforce; mini-mills are typically non-unionized.

Generally, steel products are classified into one of three groups:

•	sheet,

•	plate, and

•	long products (rod, bar, structural, tube, and rebar).

The flat-rolled market or sheet market consists of hot rolled, cold rolled and coated steel. We are a sheet steel producer, producing hot rolled, cold rolled and coated steel. All flat rolled steel is initially hot rolled. Cold rolled steel is hot rolled steel that has been further processed through a pickler and then successively passes through a rolling mill without reheating until the desired gauge, thickness, and other physical properties have been achieved. As a result of higher processing costs, cold rolled steel prices are typically higher than hot rolled prices. Hot rolled or cold rolled steel can be coated with zinc to make galvanized products, which usually command a higher price than hot rolled products.

The sheet market is the largest product segment representing approximately 53.7% percent of the total 108.6 million tons shipped in 2006. In 2006, domestic sheet production was estimated at 57.4 million tons. Domestic sheet production is concentrated with three producers, Arcelor-Mittal (through its wholly-owned subsidiary Mittal USA), United States Steel Corporation, and Nucor Corporation. These three suppliers combined are believed to account for over 60% of total domestic sheet production.

We represent slightly more than 1% of the total steel produced in the United States and about 2% of the sheet steel produced in the United States.

Competition

The steel industry will continue to be cyclical and marked by world-wide overcapacity, resulting in intense competition. Many of our competitors are large, with the top three domestic producers (Mittal USA, United States Steel Corporation, and Nucor Corporation) believed to account for over 60% of the sheet steel market. Our major competitors include the following:

•	domestic integrated steel producers, such as United States Steel Corporation, Mittal Steel USA (owned by Arcelor-Mittal), AK Steel Corporation, Severstal North America, Inc., and Wheeling-Pittsburgh Corporation;

•	domestic mini-mills, such as Nucor Corporation and Steel Dynamics Inc.;

•	Canadian integrated steel producers, such as Algoma Steel, Inc., Stelco, Inc. and Dofasco Inc (owned by Arcelor-Mittal);

•	steel processors that convert slabs into sheet steel, such as Duferco-Farrell; and

•	steel producers from other countries.

We believe that the main competitive factors in our markets are:

•	specific product offerings, (i.e., chemistries, widths, and gauges);

•	quality, on-time delivery, and reliability;

•	pricing; and

•	location and shipping costs.

Our Competitive Strengths

We believe that the following are some of our competitive strengths:

Niche Market Focus.  We are a custom, service-oriented producer, focused specifically on satisfying our customers’ unique needs as to chemistry, size, and other factors. Our manufacturing capabilities enable us to provide our customers with custom steel order quantities to meet their needs and to efficiently produce small quantities to meet custom needs. Approximately one-half of our product revenues in calendar year 2006 were derived from products that we consider to be custom.

Customer Service.  We believe that we provide the highest levels of customer service available in the industry. Our niche focus and our core mission of “Custom Steel. Custom Service. Creative Solutions.” causes us to be extremely attentive to our customer needs. According to a survey as of December 31, 2006 by Jacobson & Associates, an industry recognized consulting firm, we rank first in the five peer group ranking and fifth of the 36 producing locations in overall satisfaction. The rankings as of December 31, 2006 were:

	Peer Group	Industry
	Ranking	Ranking

Overall Satisfaction	1 of 5	5 of 36
Quality Satisfaction	3 of 5	14 of 36
Service Satisfaction	1 of 5	4 of 36
Price Satisfaction	3 of 5	25 of 36
On-time Delivery	1 of 5	5 of 36

Diversified Product Mix.  Our current products include hot rolled, cold rolled and coated (galvanized) sheet steel. We produce 185 grades of steel. This diversified mix of products enables us to access a broad range of end-user markets, serve a broader customer base, and mitigate our exposure to cyclical downturns in commodity grade steel or in any one product or end-user market. Our manufacturing skills enable us to efficiently produce small quantities in a semi-continuous process of a diverse grade of products.

Strategic Geographic Location.  Our location near our customer base allows us to realize freight savings for outbound steel products destined for our customers. Over 60% of our customers are located within 200 miles of our facility.

Experienced and Committed Management Team and Workforce.  We have a strong and experienced management team with significant experience in the steel industry. On average, our executive officers have over 20 years of experience in the industry. Patrick G. Tatom, our President and Chief Executive Officer, leads the Company with over 31 years of experience in the steel industry. In addition to our executive team, we benefit from a highly motivated and experienced management team and workforce. The average years of experience at our Warren facility of our salaried workforce are 23 years and 20 years for our union represented workforce.

Our Business Strategy

Expand Into New Niche Markets.  We believe that identifying and entering new niche markets is critical for our continued growth. For example, we are investing $36.7 million in a new walking beam furnace that will allow us to sell larger PIW (pounds per inch of width) coils and to meet demanding surface requirements. The mill’s current capability is 850 PIW. However, the walking beam furnace will enable us to provide 1000 PIW coils, which can improve our customers’ manufacturing efficiency.

Further Penetrate into Existing Niche Markets.  We seek to capitalize on our strong customer relationships. We believe that we can gain additional share in our current markets by targeting certain key customer accounts.

Increase Production Efficiency and Capacity.  We continually strive to improve our efficiency and increase our capability. We have identified several improvement opportunities that we believe have the potential to increase our production, including:

•	hot charging;

•	reducing mixed zones and increasing yields;

•	reducing bottlenecks in our operations; and

•	optimizing preventive maintenance planning and execution.

These initiatives are part of a broader program of on-going continuous improvement efforts.

Reduce Operating Costs.  We are focused on reducing our costs by maximizing the benefits of the new work systems in our labor contract agreed upon under the Plan of Reorganization and by focusing on continuous improvement in product quality. We have targeted efforts underway to reduce plant rejects, reduce extra processing efforts and customer quality claims. In addition, we have various efforts underway to reduce our energy consumption both through capital investment and operating practices. While we are focused on reducing our costs, we will not compromise on our core values of safety and environmental stewardship, quality and customer satisfaction.

Improve Safety Performance.  We continually emphasize improving our safety performance and believe that safety and productivity are mutually interdependent. We provide regular safety training to our production and maintenance employees.

Strengthen Core Operations.  We are continuing to make investments at our Warren, Ohio facility to enhance existing operations and improve our product mix. We have underway an aggressive capital investment program to upgrade our production equipment. For example, our investment in our new walking beam furnace is expected to decrease our operating costs, improve our product quality, and provide additional custom products.

Capitalize on Strategic Acquisitions.  We utilize a disciplined and focused approach to selectively pursue strategic acquisitions that strengthen our focus on niche markets, increase our value-adding service capabilities, complement existing customer relationships, and build on our metallurgical expertise.

Marketing

Our commercial functions are intensely focused on customer service and represent a key differentiating factor. Our goal is to serve our customers better than any other supplier.

Our commercial group is responsible for developing and implementing a sales and marketing strategy aimed at increasing the sales of custom steel products and building our strategic customer base. We employ a direct sales force covering approximately 200 active accounts and other potential steel accounts within our geographic market. Over 60% of our shipments are to customers within 200 miles of the Warren facility and, as a result of this concentration of active and potential customers in our service area, we believe that we have a competitive advantage over competitors located farther away.

Sales outside our geographic market are made through independent sales representatives on a commission basis. Although transportation costs can be prohibitive at extreme distances from our facility, select custom products are competitively priced outside normal target markets. We believe that independent sales representatives can provide a cost-effective method to access certain customers; however, this represents a small portion of the sales volume.

Marketing strategy and pricing levels for all products are established at our headquarters. We have a marketing staff that works closely with the sales and technical service representatives to coordinate the implementation of the sales and marketing strategy.

Our technical service staff is responsible for product application development that supports our custom product mix. Our service representatives have strong metallurgical and technical backgrounds to assist the sales force in the field. We believe that together the sales force and the technical staff comprise a knowledgeable team qualified to identify and meet all of our customers’ needs. As part of our commitment to quality, we are ISO 9001-2000 certified.

In addition, our customer service staff provides order entry and order status services to assist in meeting our customers’ needs. Customer service is critical to our success, and our customer service representatives utilize a network that furnishes the sales force and customers with product specifications and timely order status information.

Customers

We supply products to more than 200 customers throughout the United States, with over 60% of our business within 200 miles of our Warren, Ohio facility. In calendar year 2006, we had one customer, Worthington Steel Industries that accounted for slightly more than 10% of our revenues. No other customer accounted for more than 10% of our revenues. The 20 largest customers combined in calendar year 2006 accounted for approximately 70% of our revenues. Export sales accounted for less than 1% of our revenues.

Our customers purchase from us based on specific product offerings (i.e., chemistries, widths, and gauges), quality, on-time delivery, and pricing considerations. Most of our customer relationships extend for multiple years; however, the majority of sales are spot sales or “long-term agreements” that typically extend between three months and one year, with variable or indexed pricing and tonnage, and only limited fixed pricing.

Products

Our steel products include:

•	custom and commodity hot rolled, which have historically represented between 60% and 67% of our product revenues;

•	custom and commodity cold rolled, which have historically represented between 15% and 20% of our product revenues;

•	coated products, including culvert and other galvanized products, which have historically represented between 15% and 20% of our product revenues; and

•	opportunistic semi-finished slab sales when we have excess liquid metal production.

We produce a wide range of custom flat rolled steel products, including high carbon, alloy, ultra high strength and galvanized steel for a variety of end markets:

Product	End Use Examples

High carbon	Hand tools, fasteners, transmission parts, friction disc, brake parts, load bearing chains, and agricultural implements
Alloy	Aircraft parts, golf club shafts, chain saw cutter bars, bearings, and seat belt parts
Ultra High Strength	Auto bumper beams and structural reinforcements, crane booms and truck frame parts
Galvanized	Drainage and storm water management systems, HVAC components, electrical outlet boxes and conduit

Custom products are generally characterized by small order quantities, specialized chemistries, narrow widths, and valued added processing, with an emphasis on customer specific quality requirements and on-time delivery performance. Our commodity steel products consist primarily of hot and cold rolled low carbon sheet steel and other high strength applications. The table below shows our net product sales by product line and the percentage of total net product sales that each of the major product categories represented:

	Product Sales, Net
	Successor Company	Predecessor Company
	Eight Months Ended	Six Months Ended	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2006	May 1, 2006	October 31, 2005	October 31, 2004
	(Dollars in millions)
Hot Rolled	$356.5	$286.0	$480.3	$396.9
Cold Rolled	90.7	64.6	139.2	92.0
Coated products	116.3	70.6	133.3	123.9
Other	16.6	10.0	22.4	14.6

Product sales, net	$580.1	$431.2	$775.2	$627.4

	Percentage of Total Product Sales, Net
	Successor Company	Predecessor Company
	Eight Months Ended	Six Months Ended	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2006	May 1, 2006	October 31, 2005	October 31, 2004
Hot Rolled	61.5%	66.3%	62.0%	63.3%
Cold Rolled	15.6%	15.0%	18.0%	14.7%
Coated products	20.0%	16.4%	17.2%	19.7%
Other	2.9%	2.3%	2.8%	2.3%

Product sales, net	100.0%	100.0%	100.0%	100.0%

Manufacturing Process

In our primary steelmaking process, iron ore pellets, coke, limestone, and other raw materials are consumed in the blast furnace to produce “hot metal.” Hot metal is further converted into liquid steel through the BOF process where impurities are removed, recycled scrap is added, and metallurgical properties for end-use are determined on a batch-by-batch basis. Our BOF has two vessels, each with a steelmaking capacity of 182 tons per heat. From the BOF, the heats of steel are sent to the ladle metallurgy facility, where the temperature and chemistry of the steel are adjusted to precise tolerances. Liquid steel from the ladle metallurgy facility is then formed into slabs through the process of continuous casting. After continuous casting, slabs are then reheated, reduced and finished by extensive rolling, shaping, tempering and, in certain cases, by the application of coatings at the downstream operations. Finished products are usually shipped to customers in the form of coils.

Raw Materials and Energy

We depend on continued access to supplies of various raw materials, principally iron ore, coke, scrap, energy and industrial gases. We assumed contracts for the supply of raw materials and energy that Old WCI entered into as part of the Plan of Reorganization. We believe that there will be adequate sources of raw materials to meet our needs.

In 2004, Old WCI entered into a ten-year non-cancelable contract with an iron ore supplier to purchase all of Old WCI’s iron ore pellet requirements through 2014. Starting in 2007, the price we pay for iron ore pellets is subject to adjustment for changes in certain price indices. We require about 1.45 tons of iron ore pellets per ton of finished steel. We carry an increased level of iron ore pellet requirements immediately preceding the winter months due to the curtailment of shipments during the winter as a result of the freezing of the Great Lakes.

Coke, a refined carbon product produced by heating coal to drive off volatile matter, is the principal fuel used to produce hot metal in our blast furnace. About 0.5 tons of coke are consumed per ton of finished steel. We have two contracts with domestic producers of coke that supply our coke requirements; one that runs through 2007 and one other than runs through 2008. We have entered into a long-term contract to supply approximately 40% of our coke requirements for 15 years starting in 2008.

We use hot metal for approximately 74% of our basic oxygen furnace charge and scrap for approximately 26%. These percentages can change depending on the relative costs, availability and other factors. Approximately one-half of the scrap used is purchased. While scrap pricing is volatile, scrap prices and steel prices tend to move in a similar fashion. We make all scrap purchases in the short-term open market.

Zinc and other alloys are purchased as required and are subject to price fluctuations.

We have been able to raise prices and implement surcharges to recover some or all of the raw material cost increases.

Our steel operations consume large amounts of electricity, natural gas, oxygen and other industrial gases. We purchase our electrical power requirements under a contract that expires in 2008. A portion of this contract provides interruptible power. In addition, we operate a co-generation facility that utilizes waste gases from the blast furnace to supplement our electrical power requirements. We have a long-term contract to supply our oxygen, hydrogen, and nitrogen gas requirements.

Employees

As part of the Plan of Reorganization, we entered into a new collective bargaining agreement, or CBA, with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, or USW, which will expire on November 1, 2008. This agreement is substantially different from that previously in effect at Old WCI. The new contract provides increased workplace flexibility, efficiency and is competitive with other unionized integrated steel producers’ contracts negotiated with the USW. Our new bargaining agreement provides for:

•	a one-time reduction in force under the Transition Assistance Program, or TAP, in 2006;

•	6 job classifications, with broad job descriptions as compared to the 34 job classifications under the prior agreement with Old WCI;

•	increased work force flexibility;

•	base wages that increased 6% upon the signing of the CBA and a further 3% increase in base wages on March 31, 2007;

•	incentive compensation tied to productivity and profits per ton shipped;

•	flexibility to hire contractors for non-core, capital and surge work; and

•	defined contributions to a jointly administered voluntary employee beneficiary association trust, or VEBA trust, to provide benefits based on a fixed $3.0 million per quarter payment and an additional amount based on profitability.

These provisions in the CBA combined with the new pension plan for USW employees improved our cost competitiveness as compared to Old WCI. Almost all of our represented employees are represented by the USW; however, about 10 employees are represented by the Bricklayers and Allied Craftsmen International Union AFL-CIO.

Employee headcount declined by 219 individuals from May 1, 2006 to December 31, 2006, primarily due to the TAP.

	May 1	December 31

Salaried	320	273
Represented	1,221	1,049

Total	1,541	1,322

As of March 31, 2007, our headcount totaled 1,297, consisting of 252 salaried and 1,045 hourly.

We strive to maintain excellent relations with our employees and have two USW designated representatives on our board of directors.

Property

Our principal address is 999 Pine Avenue SE, Warren, Ohio. All of our operations and subsidiaries are located at this address, along with all of our production activities. We operate our facilities on approximately 1,100 acres of owned real property, which includes a blast furnace, a two vessel BOF shop, a ladle metallurgy facility, a twin-strand continuous caster, a 56-inch hot strip mill, a 54-inch tandem and temper mills, annealing facilities, hot-dip galvanizing line and other finishing facilities. The blast furnace was last relined during 2004 as part of its planned maintenance, a procedure which is performed on a routine basis about every seven to ten years. We believe that our facilities are adequately maintained and considered satisfactory for their purposes.

Litigation, Government Regulation and Environmental Compliance

We are currently not a party to any pending or threatened proceedings that, in management’s opinion, would have a material adverse effect on our business, financial condition or results of operation.

Our facility is subject to many federal, state and local requirements to protect the environment, including air permitting, water permitting, hazardous waste disposal, underground storage tank regulations, and to workplace safety and worker health, including the Occupational Health and Safety Act and related regulations, which, among other requirements, establish noise, dust and safety standards. We have no material outstanding unresolved issues with these regulators.

In common with much of the steel industry, our facilities are located on sites that have been used for heavy industrial purposes for decades. As part of the Plan of Reorganization, we assumed the environmental liabilities of Old WCI. We are and will continue to be subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge, and solid and hazardous waste management. We have made and intend to continue to make the necessary expenditures for required environmental remediation and compliance with environmental laws and regulations. Environmental laws and regulations continue to change and have generally become more stringent, and we may be subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have a material adverse effect on our financial condition and results of operations.

Landfill

We are currently operating a residual solid waste disposal facility on our property. Phases 1 and 2 of the 7 phase facility were approved by the Ohio Environmental Protection Agency for receipt of residual solid waste. In addition, a previously-filled section of the landfill is actively undergoing recycling. Ohio law imposes certain closure and post-closure care obligations for the two active Phases and the previously-filled section of the landfill. We recorded a liability in the amount of $4.5 million related to these obligations and have provided financial assurance in the form of a letter of credit.

RCRA Corrective Action (On-Site Waste Management Practices)

As a condition of a previous Resource Conservation and Recovery Act, or RCRA, operating permit, we are undertaking a corrective action program with respect to on-site waste management practices at our Warren, Ohio facility. The work plan for the initial phase of the investigation step of the corrective action program, the RCRA Facility Investigation, or RFI, identified 13 solid waste management units to be investigated. We are currently implementing the RFI to define the contamination associated with these 13 areas, if any. Until the RFI is completed, it is not possible to estimate the cost of the corrective action program or whether those costs would be material. Nevertheless, it is not anticipated at this time that those costs would have a material adverse impact on our future operations.

Section 7003 of RCRA

In December 2006, we signed a consent decree, effective February 6, 2007, with the United States Environmental Protection Agency in connection with an enforcement order under RCRA that had been issued to Old WCI. We agreed on a list of requirements to reduce the alleged risk posed to wildlife and birds by certain impoundments and to pay $0.6 million to settle all remaining issues under the order. Those requirements include ongoing monitoring of the impoundments, continued maintenance of physical deterrents at the remaining impoundments, institution of operating practices to limit the discharge of oils and periodically remove what is present, erecting a wire grid with netting over two adjacent impoundments, and sludge removal at the other remaining impoundment.

Migratory Bird Treaty Act

On March 3, 2004, the United States Fish & Wildlife served Old WCI with violation notices alleging that Old WCI had violated Section 703(a) of the Migratory Bird Treaty Act, or the MBTA. A trial was held in September 2004, and the Court found Old WCI not guilty on August 10, 2006. On August 17, 2004, Old WCI was served additional violation notices under the MBTA. The second case was stayed pending the outcome of the first case. On February 5, 2007, we entered into a settlement agreement, with a modest charitable contribution to an environmental organization, and the second case was dismissed.

MACT Compliance

We are currently subject to the National Emission Standards for Hazardous Air Pollutants for Integrated Iron and Steel Manufacturing, as adopted by the United States Environmental Protection Agency (40 C.F.R.

Part 63, Subpart FFFFF), or NESHAP, which — upon the compliance date — imposes new Maximum Achievable Control Technology, or MACT, standards for the reduction of hazardous air pollutants from specified processes at our facilities, including the BOF and certain ancillary operations contained within the building that houses the BOF.

Because NESHAP imposes a new opacity standard on fugitive emissions from the building that houses the BOF, we determined that installation of a new fume evacuation system on the BOF vessels was required, consisting of hooding over the vessels during tapping and charging to capture these fugitive emissions and evacuation of the emissions to a new baghouse. As a result, we installed a new fume evacuation and baghouse system, at a total cost of approximately $30 million. The system became operational in April, 2007.

Bankruptcy

There are still several matters pending in the United States Bankruptcy Court for the Northern District of Ohio including the resolution of disputed unsecured and administrative claims with respect to Old WCI. None of these bankruptcy matters, individually or in the aggregate, are expected to be material.

MANAGEMENT

Directors and Executive Officers

Name	Age(1)	Title

Patrick G. Tatom	56	Director, President and Chief Executive Officer
Cynthia B. Bezik	54	Vice President — Finance, Chief Financial Officer, Treasurer and Secretary
Michael T. Adams	49	Vice President — Operations
Thomas J. Gentile	54	Vice President — Business Development
David A. Howard	47	Vice President — Commercial
Timothy J. Bernlohr	48	Director
Eugene I. Davis	52	Director
William J. Hocevar	63	Director
Lawrence I. McBrearty	63	Director
Jack W. Sights	59	Director and Chairman of the Board
James L. Wareham	67	Director

(1)	As of March 31, 2007

Patrick G. Tatom has served as president, chief executive officer and a director of the Company since May of 2006 and previously served since January of 2004 as president and chief executive officer of WCI Steel, Inc., an Ohio Corporation, or Old WCI, whose assets the Company acquired out of bankruptcy on May 1, 2006. Mr. Tatom had been with Old WCI since its inception in 1988, previously serving as executive vice president and chief operating officer from 2001 to 2004. Old WCI filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in September 2003. Prior to joining Old WCI, Mr. Tatom worked for the former LTV Steel Company in various sales and marketing management positions. He is co-chairman of the Ohio Steel Industry Advisory Council and a member of the board of trustees of the United Way of Trumbull County and the Industrial Information Institute. Mr. Tatom earned a bachelor’s degree in business and marketing from Marietta College.

Cynthia B. Bezik has served as vice president — finance, chief financial officer, treasurer and secretary of the Company since May of 2006. Prior to joining the Company, Ms. Bezik served as senior vice president — finance and chief financial officer of Cleveland-Cliffs Inc from 1997 to 2003, and as treasurer of Cleveland-Cliffs Inc from 1994 to 1997. Ms. Bezik is a member of the board of directors of International Coal Group, Inc. Ms. Bezik earned a bachelor’s degree in accounting from Youngstown State University and a master’s degree in business administration from Case Western Reserve University.

Michael T. Adams has served as vice president — operations of the Company since June of 2006. Mr. Adams joined the Company with more than 22 years of steel industry experience, serving in managerial and officer-level positions and overseeing steel production and commercial operations at AK Steel Corp. Most recently, Mr. Adams owned MTA Business Solutions, a consulting firm in West Chester, Ohio. He earned a bachelor’s degree in mechanical engineering from The Ohio State University.

Thomas J. Gentile has served as vice president — business development of the Company since May of 2006 and prior served as vice president and chief financial officer of Old WCI since early 2005. Mr. Gentile joined Old WCI in November of 2002. While Mr. Gentile was an officer of Old WCI, Old WCI filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in September 2003. Prior to joining Old WCI, Mr. Gentile worked at BP America Inc. in a variety of treasury and accounting posts, culminating in the position of regional treasurer for North America. Mr. Gentile earned a bachelor’s degree in accounting from Cleveland State University and a master’s degree in business administration from John Carroll University.

David A. Howard has served as vice president — commercial of the Company since May of 2006 and prior served as vice president — commercial of Old WCI since May of 1999. Mr. Howard joined Old WCI in 1988 as a regional sales manager, was named a marketing manager in 1990 and was promoted to general manager of sales in 1995. Old WCI filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in September 2003. He began his career at Jones & Laughlin Steel in 1981 and worked for LTV Steel Company in a variety of sales positions before joining the Company. Mr. Howard earned a bachelor’s degree in business administration from Grove City (PA) College.

Timothy J. Bernlohr is the chairman of the Company’s Compensation Committee and a member of the Strategy Committee. He is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project-specific consulting services to businesses in transformation. Mr. Bernlohr was formerly president and CEO of RBX Industries, Inc., a designer, manufacturer and marketer of closed-cell rubber and plastic materials for the automotive, construction and industrial markets. RBX Industries, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2004. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in sales and marketing management in the International and Industry Products division of Armstrong World Industries. Mr. Bernlohr serves on the board of directors of other corporations, including Atlas Air Worldwide Holdings, Inc. He earned his bachelor’s degree in 1981 from Pennsylvania State University.

Eugene I. Davis is the chairman of the Company’s Audit and Compliance Committee and a member of the Strategy Committee. Mr. Davis is the chairman and chief executive officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and strategic planning advisory services. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a chief executive officer, chief restructuring officer, director, committee chairman and chairman of the board of a number of businesses operating in diverse sectors. Previously, Mr. Davis served as president, vice chairman and director of Emerson Radio Corporation and chief executive officer and vice chairman of Sport Supply Group, Inc. From August 2004 to 2006, Mr. Davis served as chairman of the board of directors of High Voltage Engineering Corporation. High Voltage Engineering Corporation filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in February 2005. From 2001 to 2004, Mr. Davis served as chairman of the board of directors of RBX Industries, Inc. RBX Industries, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2004. From November 2002 until February 2003, Mr. Davis served as co-chief executive officer of Metals USA, Inc., Mr. Davis presently serves as chairman of the board of directors of Atlas Air Worldwide Holdings, Inc., Foamex International, Inc. and General Chemical Industrial Products Inc. He also serves as a director of American Commercial Lines, Inc., Footstar, Inc., Haights Cross Communication, Knology, Inc., Medicor Ltd., Oglebay Norton Company, PRG Schultz International, Inc., Viskase Companies Inc. and Silicon Graphics, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis holds a bachelor’s degree from Columbia College, a master of international affairs degree in international law and organization from the School of International Affairs at Columbia University, and a Juris Doctorate from Columbia University School of Law.

William J. Hocevar is a member of the Company’s Compensation Committee. After a 42 year career with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, or the USW, Mr. Hocevar retired in March of 2006 as Assistant Director for the State of Ohio’s 82,000 members of the USW. His duties as Assistant Director included financial oversight and administrative and personnel functions for the members of the USW. Mr. Hocevar also served as vice president for the State of Ohio American Federation of Labor and Congress of Industrial Organizations. He has been involved in major negotiations for the USW and has chaired several committees.

Lawrence I. McBrearty is a member of the Company’s Audit and Compliance Committee. He is a 40 year union leader having served from 1994 to 2004 as Canada’s National Director for the USW. Over the years he has advocated labor rights and social justice and was involved in the restructuring of the steel industry in Canada in the 1980s and 1990s. He is a graduate from the Canadian Labour College at the University of

Montreal in Social Sciences and received a Doctorate Honoris Causa from the University of Quebec for his humanitarian and international involvement. Since his retirement from the USW in 2004, Mr. McBrearty has opened his own consultant firm.

Jack W. Sights, the chairman of the Company’s board of directors and a member of the Audit and Compliance Committee, served as chairman, president and chief executive officer of Textron Automotive Company, a $3 billion global company, from 1999 to 2001. He had previously served as chairman, president and chief executive officer of Textron Fastening Systems, an automotive parts producer. Mr. Sights has more than 25 years of experience in the automotive industry. Before joining Textron in 1999, Mr. Sights was president of Guardian Industries Corp.’s Automotive Products Group, which manufactures automotive glass, plastic and metal exterior components. Prior to that, he served as vice president and general manager of Automotive Operations at Schlegel Corporation. Mr. Sights serves on the board of directors of another corporation.

James L. Wareham is the chairman of the Company’s Strategy Committee and a member of the Compensation Committee. He retired in 2002 as president of AK Steel Corp. Prior to that, he served as chairman, president and chief executive officer of Wheeling-Pittsburgh Steel Corp. Mr. Wareham’s career began at U.S. Steel’s Gary Works in 1961 and he worked in a variety of positions at U.S. Steel before being named vice president, engineering, in 1984. He was named president and chief executive officer of Bliss-Salem, Inc., a steel industry equipment manufacturer, in 1986. He joined Wheeling-Pittsburgh in 1989 as president and chief executive officer.

Board of Directors, Board Committee and Board Independence

In accordance with our by-laws, each of our directors serves for a term of one year or until his successor is elected and qualified. Each of our directors was originally elected in April of 2006 for a one year-term and was subsequently elected on April   , 2007 for another one year term commencing April 20, 2007. Pursuant to our collective bargaining agreement with the USW, the USW designates two individuals to be recommended by the board to be directors. None of our directors were directors of Old WCI.

We have adopted a formal Code of Business Conduct and Ethics, which applies to all employees, including the officers, and to the directors.

Our board of directors currently consists of seven directors. We are privately held and thus, are not required to have independent directors. However, all of the directors, except for Patrick G. Tatom, our president and chief executive officer, are independent under the guidelines adopted by the Company, which are the listing standards of the New York Stock Exchange although we have not applied for listing under any exchange.

Our board of directors has three standing committees. All members of the committees are independent.

Audit and Compliance Committee
Eugene I. Davis, Chair
Lawrence I. McBrearty
Jack W. Sights

Compensation Committee
Timothy J. Bernlohr, Chair
William J. Hocevar
James L. Wareham

Strategy Committee
James L. Wareham, Chair
Timothy J. Bernlohr
Eugene I. Davis

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee

•	has ever been an officer or employee of ours or Old WCI,

•	is or was a participant in a “related party” transaction, nor

•	is an officer of another entity, at which one of our officers serves on the board of directors.

Executive Compensation

We have five elected officers: president and chief executive officer, vice president — finance and chief financial officer, vice president — operations, vice president — business development and vice president — commercial. The individuals who serve in these positions are referred to as “named executive officers” or “officers”.

Compensation Discussion and Analysis

Our overall philosophy is to create value for our equity holders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of operating earnings, achievement of longer-term strategic goals and objectives, and specific individual performance. The primary objectives of our executive compensation program are to:

•	attract and retain key executive talent;

•	create and enhance shareholder value by tying compensation to the achievement of measurable organizational and individual objectives; and

•	align officers’ incentives with objectives that enhance shareholder value.

In connection with the acquisition of the assets of Old WCI, we negotiated new compensation arrangements with Mr. Tatom, our president and chief executive officer, and Mr. Gentile, our vice president-business development, and Mr. Howard, our vice president-commercial. All three of these individuals were previously officers of Old WCI.

The Compensation Committee determined that retention of experienced executives was particularly critical given the bankruptcy of Old WCI and the new ownership of the Company and that it could best achieve its objectives by entering into five-year employment agreements with each of the officers.

In accordance with the terms of their employments agreements, the compensation of each of our officers for the eight months of 2006 consists of five primary elements:

•	base salary,

•	the opportunity to earn cash equal to up to 100% of base salary if the Company and the officer achieve their performance goals,

•	a one-time award of stock options,

•	a benefits package, and

•	certain payments upon termination of employment under certain circumstances.

We believe that this program appropriately balances the mix of cash and equity compensation, fixed and variable compensation, currently paid and longer-term compensation, and the security of benefits in a structure that supports the compensation objectives discussed above. In addition, the Company agreed to preserve and provide deferred payment of certain benefits accrued to Mr. Tatom, Mr. Howard and Mr. Gentile while employed by Old WCI. We also entered into special bonus, profit-sharing and deferred compensation arrangements with Mr. Gentile described below to induce him to join and remain with the Company.

The Compensation Committee considered the following in establishing each component of compensation for our officers.

Base Salary

In the collective bargaining agreement with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers Union (the USW), the Company agreed that “Senior management will receive below average base salaries compared to similarly situated executives at comparably sized industrial companies.” One of the individuals designated to serve as a director by the USW is a member of the Compensation Committee. The Compensation Committee reviewed salary information for 14 companies in the metals industry with approximately the same revenues as the Company in order to establish salary that was consistent with the terms of the collective bargaining agreement. In setting base salary, the Compensation Committee considered numerous other factors, including:

•	individual responsibilities,

•	experience,

•	compensation practices of Old WCI,

•	performance and contribution to the Company, and

•	the nature and extent of other forms of compensation.

The Compensation Committee determined that the initial annual base salary for the chief executive officer should be $400,000, and after considering the recommendation of the chief executive officer, that the annual base salary for each of the other officers should be $230,000. In addition, under a program available to all salaried employees, the officers were entitled to a supplemental salary payment which could (but was not required to be) used for health benefits and/or purchase additional vacation time. The supplemental salary benefit was replaced at the end of 2006 by a benefits program that more directly offsets the actual cost of benefits.

Annual Cash Incentive Program

We believe that annual cash bonuses play an integral role in motivating and retaining qualified executives. Our annual cash incentive compensation rewards the officers for achieving Company financial performance and for demonstrating individual achievement. The annual cash incentive focuses our officers on achieving annual operating results consistent with our strategic objections. Therefore, in addition to their base salary, officers are eligible to earn an annual cash incentive bonus up to 100% of their base salary as follows:

•	75%. The officer earned a bonus equal to 75% of base salary if the Company’s earnings before interest, taxes, depreciation and amortization reached a target set in May 2006 for the year. This goal is thus easily understood and not subjective. In setting the earnings target, the Compensation Committee believed that attaining the earnings target would represent a significant accomplishment that would be challenging, given business trends and future expectations at that time.

•	25%. If the Company achieves the earnings target, each officer is entitled to receive a cash incentive bonus equal to 25% of base salary based on satisfying individual management objectives. Based on input from the chief executive officer, the Compensation Committee established five key objectives for each officer, which would be evaluated by the Compensation Committee on a pass/fail basis. Thus, achievement of each objective would result in a bonus equal to an additional 5% of the officer’s base salary. If the Company does not achieve the earnings target, the Compensation Committee may award discretionary bonuses of up to 25% of salary based on the achievement of individual management objectives.

The individual management objectives include a variety of factors for each officer depending on his or her area of responsibility. For the chief executive officer, for example, his objectives included specific achievements in the areas of:

•	safety performance,

•	environmental compliance,

•	quality performance,

•	cost reduction, and

•	investor relations.

Following the end of the year, the Compensation Committee determined:

(1) whether the Company achieved the earnings target, and

(2) if so, the extent to which any of the officers achieved their specific objectives.

For the eight months ended December 31, 2006, the Company’s earnings before interest, taxes, depreciation and amortization were $46.8 million, which exceeded the target. Therefore the Compensation Committee determined that all officers were eligible for the cash incentive payment equal to 75% of their base pay. In addition, the Compensation Committee evaluated the performance of each officer compared to such officer’s individual objectives and determined to pay cash incentives based on the specific objectives, as follows:

Individual	Performance	% Achieved	Pay-Out

Patrick G. Tatom	2 of 5	40%	$26,667
Cynthia B. Bezik(1)	1 of 4	25%	$9,583
Michael T. Adams	2 of 5	40%	$15,333
Thomas J. Gentile	3 of 5	60%	$23,000
David A. Howard	3 of 5	60%	$23,000

(1)	One of Ms. Bezik objectives was eliminated by the Compensation Committee due to a change in circumstance, so that her performance was measured on four objectives.

The total amount earned by each officer under the annual cash incentive program is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

The Compensation Committee has determined to use the same allocation and performance measures for the 2007 annual incentives plan (except that the earnings target and the individual objectives have changed).

Long-Term Equity Incentive Compensation

The Compensation Committee established the level of stock option grants for the executive team after reviewing option levels at 14 companies in the metals industry and consulting with our largest stockholder. The Compensation Committee also considered what would be required in order to retain and motivate the executives to achieve meaningful returns for shareholders of the Company.

The Compensation Committee sought to ensure that a significant portion of compensation during the five-year term of the employment agreements would be tied to stock performance. Stock options align officer equity incentives with the interests of shareholders because options only have value if the stock price increases over time. Our 10-year options help focus our officers on long-term growth and equity values. In addition, options help retain key employees because the options vest ratably over a five-year period.

Under our 2006 Long-Term Incentive Plan, we are authorized to make equity awards with respect to 796,470 shares of our common stock, of which 652,919 have been awarded in the form of stock options to officers. The chief executive officer and the other officers were granted stock options in proportion to their respective base salaries. The details of the option awards are set forth in the 2006 Grants of Plan-Based

Awards table. It was the Compensation Committee’s intention at the time of grant that no further options would be awarded to the officers during the five-year term of each officer’s employment agreement.

The exercise price of the options was set by the Compensation Committee on September 15, 2006 at $28.50 per share based on the limited stock trades in the open market, on July 31, 2006 and August 7, 2006. The awards were contingent on shareholder approval which was obtained on December 29, 2006.

The options may not be re-priced or reloaded without shareholder approval and modification of the collective bargaining agreement.

Preservation of Benefits in Deferred Payment Accounts

We have agreed to preserve benefits accrued by certain officers and employees of Old WCI who joined the Company, including Mr. Tatom, Mr. Gentile and Mr. Howard, by crediting amounts equal to the benefits that had accrued while the officers were employed by Old WCI (and, in the case of Mr. Gentile, accelerating the vesting of certain amounts) to accounts established by the Company for each of these officers. The Company’s obligations under these accounts are not funded and are not qualified for tax purposes. The amounts payable to the officers, upon satisfaction of the age and/or service requirements for payment, are as follows:

Amount Credited
Officer	May 1, 2006

Patrick G. Tatom	$2,185,807
Thomas J. Gentile	$113,510
David A. Howard	$1,735,108

Mr. Adams and Ms. Bezik were not employed by Old WCI, so they do not participate in this program.

We are providing no additional benefits under this program except to Mr. Gentile. To induce Mr. Gentile to join the new Company and to assume new responsibilities, we agreed to give him the opportunity to have up to an additional $200,000 credited to his account. As of December 31, 2006, he had earned $50,000 of this amount so the total amount credited to his account as of that date was $163,510.

The amounts payable to the officers were otherwise frozen as of May 1, 2006 and will not be credited with any interest or earnings prior to the deferred payout dates.

Except for these obligations, the Company provides no non-qualified retirement benefits to its officers.

Benefits

The benefits are available to the officers on the same basis as those extended to all salaried employees, and include medical, vision and dental coverage, disability insurance, relocation expenses, and life insurance.

Perquisites

The only perquisites or personal benefits that we provide to officers are as follows:

•	car allowance or a Company provided car,

•	reimbursement of relocation expenses upon joining the Company including housing costs, plus the amount of taxes owed as a result of the reimbursement,

•	tax planning services for certain of the officers, and

•	executive physicals.

We believe that these benefits generally allow our executives to work more efficiently and in the case of tax planning services, help them to optimize the value received from all of the compensation programs offered. The total cost of these benefits, excluding relocation, represent less than 2% of each officer’s total compensation as disclosed in the Summary Compensation Table below.

In the case of Mr. Adams and Ms. Bezik, who were not employees of Old WCI and who relocated to accept positions with us, we provided relocation benefits consistent with the program offered to other employees who were relocated by Old WCI in the past, including one month’s salary to cover incidental relocation costs.

Special Arrangements with Mr. Gentile

In order to induce Mr. Gentile to join and remain with the Company as Vice President — Business Development, we agreed to the following special arrangements with him:

•	The Company made him a one-time payment in a profit-sharing arrangement generally applicable to non-officer salaried employees, under which he earned $4,133 in 2006.

•	He is eligible to earn a one-time cash bonus of up to $100,000 if he remains an employee of the Company for 36 months. Under this arrangement he accrued the right to $16,667 in 2006, provided he does not leave the Company before August 1, 2008.

•	He is also entitled to earn an extra allocation to his deferred account, as described below.

Prior to joining WCI, he was the chief financial officer of Old WCI.

Termination and Severance Benefits

As more fully described in the section titled Potential Payments on Termination or Change in Control, the employment agreements with the officers provide for severance payments in the event of termination without cause by the Company, termination by the officer for good reason as defined in the employment agreements, or a change of control in certain circumstances.

Upon establishment of the Company, the Compensation Committee considered the need to induce officers of Old WCI to join the Company and to recruit new officers and concluded that it was necessary to provide severance benefits in a variety of circumstances. The program is also intended to align officer and shareholder interests by enabling officers to consider corporate transactions that are in the best interests of shareholders without undue concern whether the transaction may jeopardize the officers’ own employment.

Unlike “single trigger” plans that pay out immediately upon a change in control, our program requires a “double trigger”, i.e., a change of control followed by a reduction of responsibilities or work relocation within two years. This is consistent with the purpose of the program, which is to provide the officers with a guaranteed level of financial protection upon the loss of employment.

The employment agreements expressly prohibit the payment of any benefits following a change in control that would constitute “golden parachute” payments under applicable tax laws.

Incentive Compensation Recapture

In the event of a substantial restatement of the Company’s financial statements, we are authorized to make retroactive adjustments to incentive-based compensation and the officers are required to reimburse the Company in the event that any cash or equity-based compensation paid to the officer was predicated on achieving financial results that have been restated. The restatement need not result from the officer’s misconduct for this compensation recapture provision to apply.

Summary Compensation Table for Fiscal Year 2006

						Non-Equity
					Option	Incentive Plan	All Other
Name and Principal Position	Year(1)	Salary(2)	Bonus		Awards(3)	Compensation(4)	Compensation	Total

Patrick G. Tatom	2006	$278,838	—		$230,112	$226,667	$38,736	$774,353
Chief Executive Officer
Cynthia B. Bezik	2006	$157,783	—		$131,492	$124,583	$55,214	$469,072
Chief Financial Officer
Michael T. Adams	2006	$126,812	—		$131,492	$130,333	$54,111	$442,748
Vice President — Operations
Thomas J. Gentile	2006	$157,222	$16,667	(5)	$131,492	$142,133	$72,923	$520,437
Vice President — Business Development
David A. Howard	2006	$153,498	—		$131,492	$138,000	$20,886	$443,876
Vice President — Commercial

(1)	Reflects compensation for the period between May 1 and December 31, 2006, except in the case of Mr. Adams who was employed effective June 1, 2006.

(2)	Annual rate of salary was $400,000 for Mr. Tatom and $230,000 for all other officers. As indicated in the following table, the eight-month salary shown above includes amounts paid as supplemental salary which could (but was not be required to) be used to for health care benefits and/or purchase additional vacation days.

	Base	Supplemental	Total
Name	Salary	Salary	Salary

Patrick G. Tatom	$262,704	$16,134	$278,838
Cynthia B. Bezik	$153,336	$4,447	$157,783
Michael T. Adams	$123,659	$3,153	$126,812
Thomas J. Gentile	$152,775	$4,447	$157,222
David A. Howard	$145,061	$7,437	$153,498

This program, which was available to all salaried employees, was replaced at the end of 2006 by a benefits choice program.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes for 2006 for the fair value of stock options granted to each of the named executives in 2006 in accordance with SFAS 123R. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 18 of the Company’s financial statements for the period ended December 31, 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value, if any, that may be recognized by the officers. See the 2006 Grants of Plan-Based Awards Table for details regarding the number of shares and terms of the options granted in 2006.

(4)	Represents incentive compensation earned with respect to performance in 2006, as described in the Compensation Discussion and Analysis, and in the case of Mr. Gentile, $4,133 earned as a one-time payment under a profit-sharing plan.

(5)	Represents amounts allocated in 2006 to Mr. Gentile as a result of an arrangement under which he could earn up to $100,000 payable in 12 equal monthly installments beginning June 1, 2008.

All Other Compensation

The following table itemizes each component of the All Other Compensation column in the Summary Compensation Table:

	Company
	Contribution to
	Retirement		Company					Tax
	Capital		Contribution to		Tax			Gross-up on
	Accumulation		Deferred		Planning	Relocation		Relocation
Name of Executive	Plan(1)		Account		Services	Expenses		Expenses	Car		Total(8)

Patrick G. Tatom	$27,883	(3)	—		$850	—		—	$10,003	(6)	$38,736
Cynthia B. Bezik	$8,050		—		—	$26,487		$13,677	$7,000	(5)	$55,214
Michael T. Adams	$5,234		—		—	$24,574	(4)	$17,303	$7,000	(5)	$54,111
Thomas J. Gentile	$12,216		$50,000	(2)	$750	—		—	$9,957	(7)	$72,923
David A. Howard	$15,278		—		$750	—		—	$4,858	(6)	$20,886

(1)	Represents the Company contributions under the Retirement Capital Accumulation Plan based on a percentage of salary which varies depending on age and years of service and the amount of the 401(k) contribution by the officer. See the discussion in the section titled Benefits below.

(2)	Represents amounts accrued under an arrangement providing for an aggregate of up to $200,000. See the discussion of Mr. Gentile’s arrangement in the section titled 2006 Nonqualified Deferred Compensation.

(3)	Includes a $5,179 cash payment to restore amounts that could not be contributed on Mr. Tatom’s behalf due to the maximum benefit limitations applicable to the Retirement Capital Accumulation Plan.

(4)	Includes housing allowance.

(5)	The amount is for a company car allowance.

(6)	The amount is for a company car for a portion of the year and a car allowance for the remainder of the year.

(7)	The amount is for a company car.

(8)	The Company has also agree to pay for executive medical exams, but none of the officers took advantage of this benefit in the period from May 1 to December 31, 2006.

2006 Grants of Plan-Based Awards

					All Other
					Option
					Awards:
					Number of
			Estimated Possible Payouts		Securities	Exercise or	Grant Date Fair
			Under Non-Equity Incentive Plan Awards(1)		Underlying	Base Price of	Value of Stock and
			Threshold	Maximum	Options	Option Awards	Option Awards
Name	Grant Date		($)	($)	(#)	($/Sh)	($)(2)

Patrick G. Tatom			$200,000	$265,5667
	12/29/06	(3)			198,715	$28.50	$1,534,080
Cynthia B. Bezik			$115,000	$153,333
	12/29/06	(3)			113,551	$28.50	$876,614
Michael T. Adams			$115,000	$153,333
	12/29/06	(3)			113,551	$28.50	$876,614
Thomas J. Gentile			$115,000	$153,333
	12/29/06	(3)			113,551	$28.50	$876,614
David A. Howard			$115,000	$153,333
	12/29/06	(3)			113,551	$28.50	$876,614

(1)	These columns show the potential value of the payout for each named executive under the annual cash incentive program for eight months in 2006 if the threshold (determined by earnings) or maximum goals (determined by earnings and individual performance measures) were satisfied. The potential payouts are performance-driven and therefore completely contingent on performance. The business measurements, performance goals and salary and bonus multiples for determining the payout are described in the Compensation Discussion and Analysis. The actual amounts earned during the eight months of 2006 are shown under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	This column shows the full grant date fair value under SFAS 123R of stock options granted to the named executives in 2006. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated using the Black Scholes value of $7.72 on December 29, 2006, the grant date under SFAS 123R. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that may be realized by the officers. For additional information on the valuation assumptions, refer to note 18 of the Company’s financial statements for the period ended December 31, 2006.

(3)	The Compensation Committee granted the options on June 16, 2006 subject to shareholder approval. The shareholder approval for these options was obtained on December 29, 2006, which the Company has determined to be the grant date for purposes of SFAS 123R.

Executive Employment Agreements

The Company has entered into five-year employment agreements with the officers. The executive employment agreements provide for a base salary, the right to participate in the Company’s employee benefit plans and the right either to use a Company vehicle or receive an allowance for the payment of a vehicle. The executive employment agreements also provide for options to purchase shares of the Company’s stock and an annual incentive payment of up to 100% of the named executive’s base salary if performance metrics established by the Compensation Committee are met. As part of the executive employment agreements, the officers agreed to confidentiality, non-disclosure, non-competition, non-interference and assignment of inventions provisions.

The severance provisions of the employment agreements are described below in the section called Potential Payments on Termination or Change in Control.

In the case of Mr. Gentile, we also entered into a special arrangement to induce him to join the Company and accept new responsibilities. Mr. Gentile received a one-time payment of $4,133 in 2006 under a profit-sharing arrangement generally applicable to non-officer salaried employees. He is also eligible to earn a cash bonus of up to $100,000 as follows:

•	Mr. Gentile earns this bonus in 24 equal installments on the first day of each month from July 1, 2006 until June 1, 2008.

•	Mr. Gentile will be entitled to begin receiving payment of 8.33% of his earned cash bonus on June 1, 2008 and the first day of each month thereafter until May 1, 2009, so long as he is then employed.

•	If Mr. Gentile’s employment is terminated by reason of death, disability, or by the Company without cause, he will be entitled to receive the earned portion of his cash bonus (or, for terminations on or after June 1, 2008, the remaining earned and unpaid portion of the cash bonus) in a single lump sum payment within 30 days after employment termination.

•	If Mr. Gentile’s employment is terminated for any other reason before June 1, 2008, he will not be entitled to receive payment of any portion of the cash bonus, and if such employment termination occurs on or after June 1, 2008, Mr. Gentile will forfeit any remaining unpaid amounts.

•	Any unpaid amount of the cash bonus, whether vested or unvested, will be subject to immediate forfeiture in the event that the Company terminates Mr. Gentile’s employment for cause.

Mr. Gentile’s bonus shown in the Summary Compensation Table for Fiscal Year 2006 is $16,667, which represents the portion of his $100,000 bonus which was earned in 2006 but which he will not be paid until he meets the continued service requirements described above.

Stock Options

The Company entered into stock option agreements with the named executives under the 2006 Long-Term Incentive Plan which was approved by shareholders on December 29, 2006. Five percent of the shares vest on the first day of each calendar quarter that the named executive continues to provide services to the Company, with acceleration in the event of a change in control.

The option is forfeited if the officer is terminated for cause. Otherwise, the option may be exercised, to the extent vested at termination, within three months of termination except in the case of death or disability. In the event of death or disability, the option may be exercised, to the extent vested at termination, within twelve months of the termination event.

Benefits

The benefits available to the officers are the same as those extended to all salaried employees, and include medical, vision and dental coverage, disability insurance, relocation expenses, life insurance and supplemental payment (shown in the salary column of the Summary Compensation Table) which may be used to upgrade other benefits or purchase additional vacation time.

Our retirement benefits are currently provided through the Retirement Capital Accumulation Plan, which includes a 401(k) feature, and is available to all salaried employees. The Company makes a contribution as a percentage of salary based on the combination of age and years of service, along with or in addition to a contribution that matches any employee contributions to the 401(k) portion. The terms of the Retirement Capital Accumulation Plan are the same for both officers and all salaried employees. Contributions to the Retirement Capital Accumulation Plan are as follows:

Age +	% of
Years of	Base
Service	Salary

45 or less	4%
45-49	5%
50-54	6%
55-59	7%
60-64	8%
65-69	9%
70-Over	10%

Mr. Tatom, Mr. Howard, and Mr. Gentile are each credited with service to Old WCI and affiliated steel companies. In the case of both Mr. Tatom and Mr. Howard, combined age and years of service results in a Retirement Capital Accumulation Plan contribution at 10% of base salary, while the contribution for Mr. Gentile is at 7% of base salary. Neither Mr. Adams nor Ms. Bezik is vested in the program; however, subject to vesting, the respective contributions for them are at 5% and 6% of base salary. Mr. Tatom, Mr. Gentile and Mr. Howard participate in the employee contributory 401(k) and have received employer match contributions. Neither Mr. Adams nor Ms. Bezik participated in the 401(k) feature of the Retirement Capital Accumulation Plan program in 2006.

In addition, we currently provided retiree health care benefits and life insurance to all salaried employees who meet certain age and years of service requirements at the time of retirement. Eligibility for retiree health care and life insurance is determined depending on the date of hire, and a combination of age and years of service. Mr. Tatom has met the requirements for retiree health care benefits. Assuming continued employment and no change in the program, Mr. Howard will be eligible for retiree health care benefits at the age of 57, Mr. Adams and Mr. Gentile will be eligible at the age of 65, and Ms. Bezik will be eligible at the age of 68.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards
	Number of
	Securities	Number of
	Underlying	Securities
	Unexercised	Underlying	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable(1)	($)	Date

Patrick G. Tatom	19,872	178,844	$28.50	6/19/16
Cynthia B. Bezik	11,355	102,196	$28.50	6/19/16
Michael T. Adams	11,355	102,196	$28.50	7/30/16
Thomas J. Gentile	11,355	102,196	$28.50	6/22/16
David A. Howard	11,355	102,196	$28.50	6/19/16

(1) 5% of each named executive’s securities will vest the first day of each calendar quarter.

2006 Nonqualified Deferred Compensation

On April 26, 2006, we entered into agreements with Mr. Tatom, Mr. Gentile and Mr. Howard and other former employees of Old WCI who joined the Company in order to preserve unfunded benefits previously accrued by the employees under agreements with Old WCI. In the case of Mr. Gentile and certain non-officer employees, the Company also accelerated the vesting of such benefits. We preserved all the liabilities associated with the vested, but unfunded benefits on substantially the same terms and conditions for all employees that had such prior agreements with Old WCI and that joined our Company. This included both officers and certain other salaried employees. The benefits payable to the eligible officers under this deferred compensation arrangement are as follows:

	Registrant	Aggregate
	Contributions	Balance at
	in Last FY	Last FYE
Name	($)	($)

Patrick G. Tatom	—	$2,185,807
Cynthia B. Bezik	—	—
Michael T. Adams	—	—
Thomas J. Gentile	$50,000	$163,510	(1)
David A. Howard	—	$1,738,108

We are providing no additional benefits under this program except to Mr. Gentile. In order to induce him to join the new Company, we agreed to allocate up to additional $200,000 to his account in monthly installments of $8,333.33 provided that he remains employed by the Company for at least 24 months.

The Company has agreed to pay these deferred obligations in 40 equal quarterly installments, without interest, commencing three months after the earlier of

•	the executive’s 62nd birthday,

•	the executive’s completion of 20 continuous years of service with Old WCI and the Company, or

•	the executive’s disability.

If the executive dies, the present value of the remaining unpaid vested benefits will be paid to the executive’s designated beneficiaries in a lump sum payment. Our obligation to pay benefits under the deferred compensation arrangement is contingent upon the officer’s compliance with non-competition provisions and certain other covenants. Additionally, any officer who engages in conduct constituting grounds for termination of employment for cause under his employment agreement will forfeit his rights to receive payments under the deferred compensation arrangement.

Mr. Tatom and Mr. Howard are expected to begin to receive their payments three months after September, 2008, the date at which they will be credited with 20 years of consecutive service. In the case of Mr. Gentile, the benefits will not be payable until three months after his 62nd birthday, which will occur on January 7, 2015.

Except for these unfunded obligations, the Company provides no non-qualified deferred compensation benefits to its officers. Neither Mr. Adams nor Ms. Bezik, who were not employed by Old WCI, were provided non-qualified deferred compensation benefits.

Potential Payments on Termination or Change in Control

Employment Termination in All Events

The Company’s employee benefits plans set forth certain benefits which would be payable to all employees. In addition, the officers are entitled to certain benefits provided by their individual agreements with the Company Amounts accrued under the deferred compensation arrangements are set forth in the section entitled “2006 Nonqualified Deferred Compensation.” Officers are not entitled to compensation for unused vacation, holiday or sick days in the event of employment termination.

Employment Termination by the Company Without Cause or by the Officer for Good Reason

The employment agreements with the officers provide for severance payments in the event of termination without cause by the Company or termination by the employee for good reason. For purposes of these agreements:

•	“Cause” means a material breach by the officer of the employment agreement or a fiduciary duty to the Company, failure to adhere to the Company’s code of conduct, appropriation of a material business opportunity of the Company, misappropriation of Company funds, commitment of a felony or other crime for which imprisonment is a possible punishment, engaging in sexual harassment, substance abuse, willful failure to perform duties with the Company, or willful malfeasance or grossly negligent conduct in providing services under the employment agreement.

•	“Good reason” means material breach by the Company of the employment agreement or, within two years following a change in control, demotion of the officer’s position, responsibilities or duties or material reduction of the officer’s compensation, relocation more than 50 miles from Warren, Ohio or requiring the officer to be based anywhere other than the Company’s principal executive offices.

If severance benefits are triggered prior to two years from the date the employment agreement with the officer was signed, benefits consist of two years of salary and benefits contribution. If benefits are triggered after two years subsequent to the date of the employment agreement, severance benefits consist of 18 months of salary and benefits coverage. In addition, the officer is entitled to receive a pro-rata potion of the annual cash incentive for the period worked. Base salary and medical benefits under the severance program are reduced to the extent that the officer secures other employment.

Employment Termination Due to Death

In the event that the officer dies during the term of the employment agreement, the officer’s estate is entitled to be paid the officer’s salary through the end of the month in which death occurs and a pro rata portion of the incentive compensation for the year.

Employment Termination Due to Disability

In the event that the officer is disabled, he or she is paid salary for the remainder of the month and the lesser of the following six months or the time when the officer begins to receive disability payments, plus a pro rata portion of the incentive compensation due for the year.

Conditions to Receipt of Payments

As partial consideration for the benefits provided under the employment agreements, and particularly the severance benefits, each officer is bound by a confidentiality agreement and an intellectual property agreement, as well as a non-competition and non-solicitation agreement that apply during a period of 18 months after the termination of employment for any reason. In the event that these provisions are violated, or the officer is terminated for cause, all unpaid portions of the deferred accounts are forfeited.

Assuming each officer’s employment was terminated on December 29, 2006, the estimated present value of the enhancements (as a result of accelerated payment) of the values of payments and benefits to each officer would have been as follows:

		Termination
		Without Cause or
		Voluntary
		Termination for
		Good Reason or
		Upon Change in
Name	Benefit	Control	Death		Disability

Patrick G. Tatom	Base Salary	$800,000	$33,333	(1)	$200,000
	Medical and Other Benefits	$22,176	$0		$0
	Deferred Compensation	$0	$132,676		$132,676
Cynthia B. Bezik	Base Salary	$460,000	$19,167	(1)	$115,000
	Medical and Other Benefits	$11,280	$0		$0
Michael T. Adams	Base Salary	$460,000	$19,167	(1)	$115,000
	Medical and Other Benefits	$31,416	$0		$0
Thomas J. Gentile	Base Salary	$460,000	$19,167	(1)	$115,000
	Medical and Other Benefits	$31,416	$0		$0
	Deferred Compensation	$0	$41,513		$41,513
	Time-Vested Cash Bonus	$16,667	$16,667		$16,667
David A. Howard	Base Salary	$460,000	$19,167	(1)	$115,000
	Medical and Other Benefits	$11,280	$0		$0
	Deferred Compensation	$0	$105,319		$105,319

(1)	The named executive is paid for the month in which the named executive dies.

The option agreements provide for acceleration of vesting upon a change of control. Assuming that on December 29, 2006 a change of control had occurred which resulted in termination of these options, no amounts of cash would have been payable to the officers.

Director Compensation in 2006

Directors who are also our employees receive no additional pay for serving as directors. Our non-employee directors receive cash compensation in the form of an annual retainer of $40,000 ($50,000 for the Chairman) generally paid quarterly in advance and Board meeting fees of $1,500 per meeting (or $500 per meeting if by telephone) payable in arrears. There are no payments for attendance at committee meetings. We also reimburse our directors for travel and other expenses incurred in connection with their service as directors.

In addition, non-employee directors who are not union-designated directors also receive restricted stock units grants. The total compensation earned by the non-employee directors from May 1, 2006 through December 31, 2006 and a description of each of these elements of compensation is set forth below:

	Fees Earned or	Stock
Director	Paid in Cash ($)(1)	Awards ($)		Total

Jack W. Sights	$47,000	$7,428	(2)	$54,428
Timothy J. Bernlohr	$39,500	$7,428	(2)	$46,928
Eugene I. Davis	$39,500	$7,428	(2)	$46,928
William J. Hocevar	$39,500	$0		$39,500	(3)
Lawrence I. McBrearty	$39,500	$0		$39,500	(3)
James L. Wareham	$39,500	$7,428	(2)	$46,928

(1)	This figure represents the sum of the annual cash retainer, which amount is $40,000 per year except for the Chairman of the Board who receives an annual cash retainer of $50,000, and the fee for attending each Board meeting, $1,500 for attending an in-person Board meeting and $500 for attending a telephonic Board meeting. Non-employee directors receive no additional consideration for attending committee meetings or for serving as Chairman of a committee.

(2)	This figure represents the dollar amount recognized for financial reporting purposes in 2006 with respect to 7,500 restricted stock units granted to eligible directors. The full grant date fair value of each award for SFAS 123R purposes was $139,425. For additional information on the valuation assumptions, refer to note 18 of the Company’s financial statements for the period ended December 31, 2006.

(3)	Mr. McBrearty and Mr. Hocevar, our union-designated directors, cannot receive more than $50,000 in compensation during each 12-month period from May 1 to April 30 in accordance with an agreement with the USW. Accordingly, the value of restricted stock grants that would have been granted to the union-designated directors but for the agreement with the Union is contributed to the VEBA Trust, a trust that provides retired employee benefits, as described in Note 14 to the Company’s financial statements for the year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company is not a participant in any transactions with persons related to the Company.

On July 20, 2006, we adopted a Code of Business Conduct and Ethics, or Code of Conduct. In accordance with the Code of Conduct, directors, officers and employees are prohibited from engaging in:

•	transactions with the Company not related to employment,

•	any situations where the private interests of the directors, officers or employees interfere with the Company’s interest,

•	any situations where the directors, officers or employees take opportunities that properly belong to the Company, or

•	any activities that compete with the Company.

Only our Board of Directors or a Committee of the Board of Directors may waive the Code of Conduct for directors and officers. Only our President may waive the Code of Conduct for other employees. Our chief financial officer is responsible for determining whether a matter should be presented to the Board of Directors or the President for consideration. There have been no waivers to date.

Under the Code of Conduct, any concerns may be reported anonymously and will be kept confidential to the extent possible.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding beneficial ownership of our common stock and preferred stock as of April 27, 2007 by (i) each person we believe owns beneficially more than five percent our outstanding common stock and preferred stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

	Number of Common		Number of Preferred
	Shares Beneficially	Percent	Shares Beneficially	Percent
Name	Owned(1)	of Class	Owned	of Class

Harbinger Capital Partners	877,268	21.24%	2,032,383	38.71%
Master Fund I, LTD c/o Synovus Trust Company, N.A. 800 Shades Creek Parkway Birmingham, Alabama 35209
UBS Willow Fund, LLC	—	—	623,309	11.87%
c/o Bond Street Capital, LLC, 700 Palisade Avenue Englewood Cliffs, NJ 07632
Ore Hill Hub Fund Ltd.	325,838	7.89%	143,500	2.73%
c/o Ore Hill Partners LLC 650 Fifth Avenue, 9th Floor New York, NY 10019
UBS Securities LLC	774,730	18.76%	530,540	10.11%
1285 Avenue of the Americas New York, NY 10019
EagleRock Capital Management, LLC (2)	340,425	8.24%	317,716	6.05%
24 West 40th Street, 10th Floor New York, NY 10018
Goldman, Sachs & Co.	253,159	6.13%	306,419	5.84%
30 Hudson Street Jersey City, NJ 07302
Patrick G. Tatom	39,743	*	—	—
Cynthia B. Bezik	22,710	*	—	—
Michael T. Adams	22,710	*	—	—
Thomas J. Gentile	22,710	*	—	—
David A. Howard	22,710	*	—	—
James L. Wareham	—	—	—	—
Eugene I. Davis	—	—	—	—
Timothy J. Bernlohr	—	—	—	—
Jack W. Sights	—	—	—	—
Lawrence I. McBrearty	—	—	—	—
William J. Hocevar	—	—	—	—
Directors and officers as a group	130,583	3.16%	—	—

(1)	Includes all restricted stock units and options to purchase stock exercisable on or within 60 days from April 27, 2007.

(2)	Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, EagleRock Capital Management, LLC may be deemed to be the beneficial owner of the shares listed through certain investment funds.

*	Represents less than one percent (1%).

DESCRIPTION OF SECURED REVOLVING CREDIT FACILITY

In connection with our acquisition of the assets of Old WCI, we entered into a new secured revolving credit facility with a syndicate of lenders. Citicorp USA, Inc., is the sole administrative agent. Citigroup Global Markets Inc. is the book manager and arranger, JPMorgan Chase Bank, N.A. is the syndication agent and Wells Fargo Foothill, LLC is the documentation agent.

General.  The secured credit facility provides for a revolving credit facility that permits loans in the aggregate of $150.0 million, which includes a $50.0 million letter of credit facility and a $15.0 million swing line facility. The revolving credit facility matures on May 1, 2011. Proceeds of the revolving credit facility have been, and will be, from time to time used for working capital and general corporate purposes, including letters of credit, and capital expenditures.

Availability under the revolving credit facility is limited to a borrowing base equal to the sum of (i) 85% of the eligible accounts receivable and (ii) the lower of 85% of the net orderly liquidation value and 75% of the cost of eligible inventory.

Interest Rates and Fees.  Loans under the revolving credit facility will, at our option, bear interest at the following:

•	A rate equal to the LIBOR, plus the applicable margin as set forth in the table below; or

•	The base rate announced by the administrative agent, plus the applicable margin as set forth in the table below.

	LIBOR Rate	Base Rate
Monthly Available Credit	Loans	Loans

Equal to or greater than $105,000,000	1.50%	0.50%
Less than $105,000,000 and equal to or greater than $65,000,000	1.75%	0.75%
Less than $65,000,000 and equal to or greater than $25,000,000	2.00%	1.00%
Less than $25,000,000	2.25%	1.25%

The revolving credit facility is not subject to interim scheduled amortization. The revolving credit facility bears an annual commitment fee on the undrawn portion of the credit facility equal to 0.50% per annum if the ratio of (i) the average daily loan outstanding amount to (ii) the commitment amount, is less than or equal to 50%, or 0.0375% per annum if the ratio is greater than 50%. At any time when we are in default under the loan, the loan will bear interest at a rate 2% above the rate otherwise applicable. Letters of credit issued under the revolving credit facility are subject to an issuance fee of 0.25% per annum and continuation fees at a rate per annum equal to the applicable margin for LIBOR rate loans. We have also agreed to pay administrative fees and certain expenses of the administrative agent, which we believe are customary for financings of this type.

Prepayments.  At our option, amounts outstanding under the revolving loan facility may be voluntarily prepaid and the unutilized portions of the commitments under the revolving credit facility may be reduced, subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting from the repayment. Loans under the revolving credit facility are subject to mandatory prepayment with 100% of net cash proceeds of asset sales by us or any guarantor, 100% of the net cash proceeds of the issuance or incurrence of debt by us or any guarantor, and a loss of property resulting in insurance or condemnation proceeds in excess of $2.5 million (individually or in the aggregate).

Guarantors.  All obligations under the revolving credit facility are guaranteed by all of our subsidiaries, and by any future direct and indirect domestic subsidiaries.

Security.  All obligations of us and each guarantor under the revolving credit facility are secured by a first priority lien on all accounts receivable, inventory and intangible assets of us and each guarantor, and a third priority lien on our plant, real property and equipment.

Covenants, Representations and Warranties.  The revolving credit facility contains customary representations and warranties and customary affirmative and negative covenants relating to limitations on, among other things, indebtedness, investments, sales of assets, mergers and acquisitions, liens and sale-leaseback transactions, dividends and other distributions, ability of guarantors to pay dividends or make distributions, transactions with affiliates, changes in business activity conducted by us and amendments of debt and other material agreements.

The revolving credit facility has the following financial covenants:

•	Springing fixed charge coverage ratio of 1.0 to 1.0 when available credit under the credit facility is below $35.0 million;

•	Minimum available credit under the credit facility of $15.0 million; and

•	Maximum capital expenditures of:

Year	Amount
(In millions)

2006	$40.0
2007	$70.0
2008	$25.0
2009	$30.0
2010	$30.0
2011	$30.0

with unused capital amounts permitted to be carried over to the following year at 75% of the amount.

Events of Default.  We believe that events of default under the revolving credit facility are customary for this type of financing transaction and include, among others, nonpayment of principal or interest, violation of covenants, incorrectness of representations or warranties in any material respect, change of control, bankruptcy and insolvency events, material judgments, and actual or asserted invalidity of the guarantees or security documents. Some of these events of default allow for grace periods and include materiality concepts.

DESCRIPTION OF SENIOR EXCHANGE NOTES

The terms of the exchange notes we are issuing in the exchange offer and the original notes outstanding are identical in all respects, except that the exchange notes will be registered under the Securities Act of 1933 and the exchange notes will not contain transfer restrictions and registration rights that relate to original notes.

The Company will issue the exchange notes under an indenture (the “Indenture”) between the Company, the Subsidiary Guarantors and Wilmington Trust Company, a Delaware banking corporation, as Trustee. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The Collateral Documents referred to under the caption “Collateral and Security” define the terms of the Collateral and agreements that secure the exchange notes.

The following description is a summary of the material provisions of the Indenture and the Collateral Documents. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Collateral Documents because they, and not this description, define your rights as holders of the exchange notes. Copies of the Indenture and the Collateral Documents are available as set forth below under “Additional Information.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the Indenture.

General

The Exchange Notes

The exchange notes:

•	are the general senior secured obligations of each of the Company and its Subsidiaries; and

•	are secured by a first priority security interest in the plant, property and equipment of the Company, subject to the springing lien of the Collateral Trust and the Collateral Trust Intercreditor Agreement securing the hardship benefits in an amount of $75,000,000 pursuant to the Collective Bargaining Agreement.

The Subsidiary Guarantees

The exchange notes are jointly, severally and unconditionally guaranteed by each of the Company’s Wholly-owned Subsidiaries: WCI Steel Metallurgical Services, Inc., WCI Steel Production Control Services, Inc., WCI Steel Sales, L.P. and Youngstown Sinter Company.

Principal, Maturity and Interest

The Company and its Subsidiaries are offering to issue up to $100 million in aggregate principal amount of exchange notes in exchange for a like principal amount of original notes to satisfy its obligations under the registration rights agreement that it entered into when the original notes were issued. The Company and its Subsidiaries may incur additional indebtedness from time to time after this offering subject to the covenant “Limitation on Incurrence of Additional Indebtedness”. The issuers will issue exchange notes in denominations of $1 and integral multiples of $1. The exchange notes will mature on May 1, 2016.

Interest on the exchange notes will accrue at the rate of 8% per annum and will be payable semi-annually in arrears on November 1 and May 1. Interest on overdue principal and interest will accrue at a rate of 12%.

Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the exchange notes; Paying Agent and Registrar

Principal of, premium, if any, and interest on the exchange notes will be paid in United States dollars. The Company will pay principal of, premium, if any, and interest on the exchange notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that the

Company may, at its option, pay interest on the exchange notes by check mailed to holders of the exchange notes at its registered address as it appears in the Registrar’s books. The Company has initially designated the corporate trust office of the Trustee in New York, New York to act as its Paying Agent and Registrar for the exchange notes. The Company may, however, change the Paying Agent or Registrar without prior notice to the holders of the exchange notes.

The Company will pay principal of, premium, if any, and interest on, exchange notes in global form registered in the name of or held by a nominee of The Depository Trust Company in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of the exchange notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any exchange note selected for redemption. Also, the Company is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes is to be redeemed.

The registered holder of an exchange note will be treated as the owner of it for all purposes.

Optional Redemption

At any time prior to May 1, 2016, the Company may redeem the exchange notes issued under the Indenture at a redemption price equal to 100% of the principal amount of the exchange notes redeemed plus, the greater of: (1) 1.0% of the then outstanding principal amount of the exchange notes; and (2) the excess of: (a) the present value at such Redemption Date of (i) the redemption price of the exchange note at the Maturity Date plus (ii) all required interest payments due on the such exchange notes through the Maturity Date (excluding accrued but unpaid interest to the Redemption Date) computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of the exchange notes, if greater.

In the case of any partial redemption, selection of the exchange notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the exchange notes are listed or, if the exchange notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate; provided that with respect to any exchange note, such redemption equals $100,000 or an integral multiple of $1,000 in excess thereof. If any exchange note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. An exchange note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of exchange notes will have the right to require the Company to repurchase all or any part of that holder’s exchange notes pursuant to a Change of Control offer on the terms set forth in the Indenture. In the Change of Control offer, the Company will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest on the exchange notes repurchased, to the date of purchase. Within 10 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

On the Change of Control payment date, the Company will, to the extent lawful:

(1) accept for payment all exchange notes or portions of exchange notes properly tendered and not withdrawn pursuant to the Change of Control offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all exchange notes or portions of exchange notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the exchange notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of exchange notes or portions of exchange notes being purchased by the Company.

The Paying Agent will promptly mail to each holder of exchange notes properly tendered, the Change of Control payment for such exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered. The Company will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

The above described provisions with respect to a Change of Control are the only provisions of the Indenture that permit the holders of the exchange notes to require that the Company or its Subsidiaries repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control offer if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control offer made by the Company and purchases all exchange notes properly tendered and not withdrawn under the Change of Control offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of exchange notes to require the Company or its Subsidiaries to repurchase its exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale unless:

(1) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) at least 80% of the consideration received by the Company or such Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents; and

(3) if such Asset Sale involves Collateral, it is in compliance with the provisions of the Indenture and the Collateral Documents.

Within 180 days after the receipt of any Net Cash Proceeds resulting from an Asset Sale, the Company or its Subsidiaries must apply the Net Cash Proceeds as follows:

(1) to the extent such Net Cash Proceeds are received from an Asset Sale not involving the sale of Collateral (“Non-Collateral Proceeds”), to repay (and, in the case of the revolving credit facility, effect a permanent reduction in the commitment thereunder) any Indebtedness secured by the assets involved in such Asset Sale or otherwise required to be repaid with the proceeds thereof; and

(2) with respect to any Net Cash Proceeds received from an Asset Sale involving Collateral (“Collateral Proceeds” and, together with such remaining Non-Collateral Proceeds, the “Available Amount”), the Company shall make an offer to purchase (the “Asset Sale Offer”) from all holders of exchange notes, up to a maximum principal amount (expressed as a multiple of $1) of exchange notes equal to the Available Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that the Company will not be required to make an Asset Sale Offer if, and only to the extent that, such Net Cash Proceeds are applied to a Related Business Investment within 180 days of such Asset Sale and, if the Net Cash Proceeds so invested were Collateral Proceeds, the property and assets constituting such Related Business Investment and any other non-cash consideration received as a result of such Asset Sale are made subject to the Lien of the Indenture and the applicable Collateral Documents pursuant to the provisions of the Indenture and the applicable Collateral Documents; provided, further, that to the extent any such assets subject to an Asset Sale constituted Collateral, any property and assets constituting a Related Business Investment and any other non-cash consideration received as a result of such Asset Sale shall not consist of inventory or receivables and shall constitute Collateral under the terms hereof and under the terms of the Collateral Documents; provided, further, that if at any time any non-cash consideration received by the Company or any Subsidiary, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale and the resulting Net Cash Proceeds thereof shall be applied in accordance with the Indenture.

In the notice of an Asset Sale Offer, the Company will offer a payment in cash equal to 100% of the aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest on the exchange notes repurchased, to the date of purchase. The notice shall be sent to the Trustee with a copy to all holders of the exchange notes not less than 30 days nor more than 60 days before the Asset Sale Offer Payment Date, pursuant to the procedures required by the Indenture and described in such notice.

On or before an Asset Sale Offer Payment Date, the Company will, to the extent lawful:

(1) accept for payment all exchange notes or portions of exchange notes properly tendered and not withdrawn pursuant to the Asset Sale Offer;

(2) deposit with the Paying Agent an amount equal to the Asset Sale Offer Payment Date in respect of all exchange notes or portions of exchange notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the exchange notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of exchange notes or portions of exchange notes being purchased by the Company.

The Paying Agent will promptly mail to each holder of exchange notes properly tendered the Asset Sale payment for such exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the exchange notes surrendered. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Asset Sale Offer Payment Date.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of exchange notes pursuant to an Asset Sale Offer.

Release of Collateral

The Company will be entitled to obtain a release of all or any part of the Collateral (the “Released Asset”) subject to an Asset Sale by delivering to the Trustee:

(1) a notice: describing the Released Asset; stating the value of the Released Asset on a date within 60 days of the notice; certifying that the purchase price received for the Released Asset is equal to the Fair Market Value of the Released Asset; stating that the Released Asset will not interfere or impede the Trustee’s ability to realize the value of the remaining Collateral; confirming that the Asset Sale was a bona fide sale to a person not an Affiliate of the Company; and be accompanied by instruments proposed to give effect to the Collateral release;

(2) an Officer’s Certificate and Opinion of Counsel stating that said Asset Sale was in compliance with the terms of the Indenture and that all Net Cash Proceeds will be applied pursuant to clause (2) above, and certifying that no Event of Default is in effect or will result from the Asset Sale;

(3) if the Released Property is a portion of a discrete parcel of Real Property, evidence that a title company shall have committed to issue an endorsement to the title insurance policy relating to the affected Mortgage; and

(4) any Net Cash Proceeds required to be delivered to the Trustee pursuant to clause (2) above.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and repurchases of or other prepayments in respect of the exchange notes. The exercise by the holders of exchange notes of their right to require the Company to repurchase the exchange notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, including the revolving credit facility, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing exchange notes, the Company could seek the consent of its senior lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing exchange notes. In that case, the Company’s failure to purchase tendered exchange notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness including the revolving credit facility. Finally, the Company’s ability to pay cash to the holders of exchange notes upon a repurchase may be limited by the Company’s then existing financial resources. No assurance can be given that the Company will have funds available or otherwise will be able to purchase any exchange notes upon the occurrence of a Change of Control or an Asset Sale.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on the Company’s Capital Stock or make any payment to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Company);

(2) purchase, redeem or otherwise acquire or retire for value any Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock for Qualified Capital Stock;

(3) purchase, redeem, prepay, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, Disqualified Capital Stock of the Company or Indebtedness of the Company that is expressly subordinate in right of payment to the exchange notes; or

(4) make any Investment (excluding any Permitted Investment);

(each of the foregoing actions set forth in clauses (1) through (4) being referred to as a “Restricted Payment”), unless, at the time of and after giving effect to the Restricted Payment:

(1) no Default or an Event of Default shall have occurred or would occur as a result of the Restricted Payment; or

(2) after giving effect to the Restricted Payment (the amount expended for such purposes, if other than in cash, shall be the Fair Market Value of such property proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to such Restricted Payment) shall exceed the sum of:

(a) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to May 1, 2006 and prior to the date the Restricted Payment occurs (treating such period as a single accounting period);

(b) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Company from any Person (other than a Subsidiary) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding (A) Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness, (B) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary, until and to the extent such borrowing is repaid and (C) any net proceeds from any Equity Offering which are used to redeem exchange notes pursuant to, and in accordance with, the provisions described under the heading “Optional Redemption”); and

(c) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Company from any Person (other than a Subsidiary) from the issuance and sale of Disqualified Capital Stock and/or Indebtedness, in each case that has been converted into or exchanged for Qualified Capital Stock of the Company after the Issue Date.

The foregoing provisions shall not prohibit:

(1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration;

(2) the acquisition of Capital Stock of the Company or Indebtedness of the Company either (i) solely in exchange for shares of Qualified Capital Stock or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary) of shares of Qualified Capital Stock; and

(3) the acquisition of Indebtedness of the Company that is expressly subordinate in right of payment to the exchange notes either (i) solely in exchange for Indebtedness of the Company which is expressly subordinate in right of payment to the exchange notes at least to the extent that the Indebtedness being acquired is subordinated to the exchange notes and has no scheduled principal prepayment dates prior to the scheduled final maturity date of the Indebtedness being exchanged or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary) of Indebtedness of the Company which is expressly subordinate in right of payment to the exchange notes at least to the extent that the Indebtedness being acquired is subordinated to the exchange notes and has no scheduled principal prepayment dates prior the scheduled final maturity date of the Indebtedness being refinanced; provided that in the case of clauses (2) and (3), no Default or Event of Default shall have occurred and be continuing at the time of such payment or as a result thereof.

The foregoing provisions shall not prohibit:

(1) the payment of dividends on the Preferred Stock to the Company provided such dividends are paid in additional shares of Preferred Stock of the Company;

(2) provided that no Event of Default has occurred and is continuing, the redemption of the Company’s Preferred Stock 120 days after a Change in Control has occurred;

(3) the redemption of the Company’s Preferred Stock, provided that the redemption price of such Preferred Stock is paid in Common Stock of the Company;

(4) in the event that the Company incurs unsecured Indebtedness pursuant to clause (ix) of the definition of “Permitted Indebtedness,” provided no Event of Default shall have occurred and be continuing and the Company shall have received a Rating Confirmation from each rating agency that rates the general corporate credit of the Company, the Company may redeem its Preferred Stock with the proceeds of such Indebtedness; and

(5) after January 1, 2008, dividends with respect to the Company’s outstanding Capital Stock if the Company has Cash Available to Pay Dividends (measured from the Issue Date to the date on which a dividend is to be paid) in excess of the product of (a) the number of years from the Issue Date to the date on which a dividend is to be paid and (b) $50,000,000.

Maintenance of Properties and Insurance

The Company will, subject to the provisions of the Collateral Documents, cause all properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times unless the failure to so maintain such properties (together with all other such failures) would not have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that the Company or any Subsidiary may discontinue the operation or maintenance of any of such properties (other than properties constituting items of Collateral except as described under the heading “Disposition of Collateral Without a Release”) if such discontinuance or disposal is either (i) in the ordinary course of business, (ii) in the good faith judgment of the Board of Directors of the Company or the Subsidiary concerned, or of the senior officers of the Company or such Subsidiary, as the case may be, desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, or (iii) is otherwise permitted by the Indenture.

The Company will provide or cause to be provided, for itself and each of its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the Company are adequate and appropriate for the conduct of the business of the Company and such Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the reasonable, good faith opinion of the Company, for companies similarly situated in the industry.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the exchange notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within 15 days after it files said documents with the SEC pursuant to the requirements of the Exchange Act. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the exchange notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within 15 days after it would have been required to file such information with the SEC.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of, an Affiliate of the Company or any Subsidiary (other than transactions between the Company and a Wholly-owned Subsidiary or between Wholly-owned Subsidiaries of the Company) (an “Affiliate Transaction”), unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or the relevant Subsidiary in the aggregate than those that might reasonably have been obtained in a comparable transaction by the Company or such Subsidiary on an arm’s-length basis from a Person that is not an Affiliate; and

(2) in the event of an Affiliate Transaction or series of related Affiliate Transactions involving or having a value of more than $100,000, the Company or such Subsidiary shall receive an opinion from an Independent Financial Advisor, with a copy to the Trustee, to the effect that the financial terms of such Affiliate Transaction are fair and reasonable to the Company or such Subsidiary and such terms are no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable transaction on an arm’s-length basis with a Person that is not an Affiliate.

The foregoing provisions shall not apply to (i) any Restricted Payment that is made in conformance with the requirements described in the heading “Restricted Payments”, and (ii) reasonable and customary regular fees to directors of the Company who are not employees of the Company.

Limitation on Incurrence of Additional Indebtedness

The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (collectively “incur”) any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness; unless:

(1) no Default or Event of Default shall have occurred and be continuing at the time of the proposed incurrence thereof or shall occur as a result of such proposed incurrence; and

(2) after giving effect to such proposed incurrence, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to 2.0 to 1.

The Company shall not, directly or indirectly, in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the exchange notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in, or measured by, its profits, owned by the Company or by any Subsidiary, or pay any Indebtedness owed to the Company or a Subsidiary;

(2) make loans or advances to the Company or a Subsidiary; or

(3) transfer any of its properties or assets to the Company or to any Subsidiary except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law;

(ii) the Indenture;

(iii) customary nonassignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary;

(iv) any instrument governing Indebtedness of a Person acquired by the Company or any Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries so acquired;

(v) any written agreement existing on the Issue Date; provided that the term of any such agreement shall not be extended beyond the term as in effect on the Issue Date and no such agreement shall be modified or amended in such a manner as to make the encumbrance or restriction more restrictive than as in effect on the Issue Date;

(vi) Indebtedness existing and as in effect on the Issue Date, or any refinancing, refunding, replacement or extensions thereof; provided that any such encumbrance or restriction contained in any refinancing, refunding, replacement or extension shall be no more restrictive than such encumbrance or restriction as in effect on the Issue Date;

(vii) the Credit Agreement or any refinancing, refunding, replacement or extensions thereof; provided that any such encumbrance or restriction contained in any refinancing, refunding, replacement or extension of the Credit Agreement shall be no more restrictive than such encumbrance or restriction contained in the Credit Agreement in effect on the Issue Date; and

(viii) Indebtedness incurred in accordance with the Indenture; provided that such encumbrance or restriction shall be no more restrictive than any encumbrance or restriction contained in the Credit Agreement as in effect on the Issue Date.

Limitation on Liens

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens upon any item of Collateral other than:

(1) the Liens created by the exchange notes, the Indenture and the Collateral Documents and the Liens expressly permitted by the Collateral Documents; and

(2) the Lien granted to the trustee of the Collateral Trust pursuant to the Collateral Trust Mortgage.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens upon any other properties or assets of the Company (including any Capital Stock of a Subsidiary) or any of its Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits there from, or assign or otherwise convey any right to receive such income or profits other than:

(1) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; and

(2) Permitted Liens.

Limitation on Sale/Leaseback Transactions

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/leaseback unless the Sale/leaseback involves only the sale or transfer of assets acquired after the Issue Date and not constituting Collateral, and

(1) after giving pro forma effect to any such Sale/leaseback, the Company could have incurred Additional Indebtedness as described under the heading “Limitation on Incurrence of Additional Indebtedness”;

(2) the sale price in such Sale/leaseback is at least equal to the Fair Market Value of such property; and

(3) the Sale/leaseback is treated as an Asset Sale and all of the conditions of the Indenture relating to Assets Sales are satisfied, treating all of the consideration received in such Sale/leaseback transaction as Net Cash Proceeds as described under the heading “Asset Sales”.

Future Guarantees

The Company or any of its Wholly-owned Subsidiaries may transfer, in one transaction or a series of related transactions, any Collateral to any Wholly-owned Subsidiary, if such transferee Wholly-owned Subsidiary shall:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Wholly-owned Subsidiary shall unconditionally guarantee on a senior secured basis (secured by the Collateral so transferred) all of the Company’s obligations under the exchange notes and the Indenture;

(2) take all necessary action to cause the Lien of the Collateral Documents on such Collateral in favor of the Trustee to remain in full force and effect at all times;

(3) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to comply with clause (2) above have been duly authorized, executed and delivered by such Wholly-owned Subsidiary and the supplemental indenture and each such other document constitutes a legal, valid, binding and enforceable obligation of such Wholly-owned Subsidiary; and

(4) take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing.

Merger and Consolidation

The Company will not consolidate with or merge into, or convey, transfer or lease all or substantially all of its assets to any Person, or adopt a Plan of Liquidation, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all the obligations of the Company under the exchange notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), the Consolidated Net Worth of the Successor Company would be equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(3) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), the Successor Company would be able to incur at least an additional $1.00 of Indebtedness as described under the heading “Limitation on Incurrence of Additional Indebtedness”;

(4) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(5) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the exchange notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all exchange notes issued thereunder and all Liens securing the exchange notes and obligations under the Collateral Documents will be released, when:

(1) either: (a) all exchange notes that have been authenticated, except lost, stolen or destroyed exchange notes that have been replaced or paid and exchange notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or (b) all exchange notes that have not been delivered to the Trustee for cancellation: (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (ii) will become due and payable within one year, or (iii) are to be called for redemption within 12 months under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the reasonable expense of the Company, and the Company or any of its Subsidiaries have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in United States dollars, non-callable United States government-issued securities, or a combination of cash in United States dollars and non-callable United States government-issued securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the exchange notes not delivered to the Trustee for cancellation for principal and premium, if any, and accrued but unpaid interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or its Subsidiaries is a party;

(3) the Company and its Subsidiaries have paid or caused to be paid all sums payable by them under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the exchange notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Events of Default

Each of the following is an Event of Default:

(1) default in any payment of interest on any exchange note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any exchange note when due at Maturity, acceleration or redemption pursuant to an offer to purchase or otherwise;

(3) failure by the Company to comply with its obligations contained in the exchange notes, Indenture or the Collateral Documents and (other than in the case of Default relating to limitations on Asset Sales, Change of Control, Sale/leaseback Transactions or Merger, which shall be Events of Default without notice and passage of time) the Company does not cure said Default within 30 days after receipt of a Notice of Default;

(4) default in the payment of principal or interest under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Subsidiary then has outstanding Indebtedness in excess of $1 million, individually or in the aggregate;

(5) default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Subsidiary then has outstanding Indebtedness in excess of $500,000, individually or in the aggregate, and such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

(6) default under any term, covenant, condition or provision of one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any of its Subsidiaries then has outstanding Indebtedness in excess of $500,000, individually or in the aggregate, and such failure to perform results in the commencement of judicial proceedings to foreclose upon any assets of the Company or any of its Subsidiaries securing such Indebtedness or the holders of such Indebtedness shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure;

(7) one or more judgments, orders or decrees for the payment of money which either individually or in the aggregate at any one time exceeds $500,000 shall be rendered against the Company or any of its Subsidiaries by a court of competent jurisdiction and shall remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 consecutive days after such judgment becomes final and nonappealable;

(8) the Company or any Significant Subsidiary (A) admits in writing its inability to pay its debts generally as they become due, (B) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (C) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (D) consents to the appointment of a Custodian of it or for substantially all of its property, (E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (F) makes a general assignment for the benefit of its creditors, or (G) takes any corporate action to authorize or effect any of the foregoing;

(9) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any Bankruptcy Law, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any Significant Subsidiary, (B) appoint a Custodian of the Company, or any Significant Subsidiary or for substantially all of its property or (C) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(10) any Collateral Document (other than the Intercreditor Agreement) ceases to be in full force and effect or any Person acting on behalf of the Company shall deny or disaffirm its obligations under any Collateral Document or the secured obligations under the Collateral Documents cease to be secured by a perfected security interest in any portion of the Collateral purported to be pledged under the Collateral Documents with respect thereto (other than in accordance with the terms thereof).

If an Event of Default (other than an Event of Default described in clauses (8) and (9) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding exchange notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the exchange notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default specified in clauses (8) or (9) occurs, all unpaid principal, premium, if any, and accrued interest on the exchange notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The holders of a majority in principal amount of the exchange notes then outstanding by notice to the Trustee may rescind acceleration and its consequences if:

(1) all existing Events of Default, other than the non-payment of the principal and interest on the exchange notes which have become due solely by such declaration of acceleration, have been cured or waived;

(2) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the exchange notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding exchange notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 30 days after the receipt of the request and the offer of indemnity; and

(5) the holders of a majority in principal amount of the outstanding exchange notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 30-day period.

Subject to certain restrictions, the holders of a majority in outstanding principal amount of exchange notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have all of its obligations discharged with respect to the outstanding exchange notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding exchange notes to receive payments in respect of the principal of, or interest or premium on such exchange notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as described below) provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and its Subsidiaries released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the exchange notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the exchange notes, cash in United States dollars, non-callable United States government-issued securities, or a combination of cash in United States dollars and non-callable United States government-issued securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal or valuation firm or firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding exchange notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the exchange notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since May 1, 2006, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the granting of liens and the entering into of customary documentation relating to such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of exchange notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the exchange notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the exchange notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the exchange notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the exchange notes). However, without the consent of each holder of an outstanding exchange note affected, no amendment may, among other things:

(1) reduce the amount of exchange notes whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any exchange note;

(3) reduce the principal of or extend the stated maturity date of any exchange note, or alter the Collateral Documents in a manner adverse to any holder;

(4) reduce the premium payable upon the redemption or repurchase of any exchange note or change the time at which any exchange note may be redeemed or repurchased as described herein under the headings “Change of Control” or “Asset Sale” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) make any exchange note payable in money other than that stated in the exchange note;

(6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder’s exchange notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s exchange notes; or

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Notwithstanding the foregoing, without the consent of any holder, the Company and the Trustee may amend the Indenture, or the exchange notes to:

(1) cure any ambiguity, omission, defect or inconsistency; provided that such modification or amendment does not adversely affect the interests of the holders of exchange notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the Indenture to the description of the exchange notes contained in this prospectus will not be deemed to adversely affect the interests of the holders of the exchange notes;

(2) provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

(4) add guarantees with respect to the exchange notes or release a Subsidiary Guarantor in accordance with the terms of the Indenture; provided, however, that the designation is in accord with the applicable provisions of the Indenture;

(5) make any changes that do not materially adversely affect the rights of holders under the Indenture or the Collateral Documents;

(6) evidence and provide for successor trustees; or

(7) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all of the holders, or any defect in the notice will not impair or affect the validity of the amendment.

Collateral Documents and Security

Collateral and Collateral Documents

To secure the due and punctual payment of principal and interest, and premium, if any, on the exchange notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on the exchange notes and performance of all other obligations of the Company to the holders or the Trustee under the Indenture and the exchange notes, the Company has entered into the Collateral Documents, pursuant to which the Company has granted to the Collateral Agent for the benefit of the Trustee and the holders:

(1) a first priority Lien on and security interest in the plant, property and equipment owned by the Company, subject to the springing lien of the Collateral Trust and the Collateral Trust Intercreditor Agreement securing the hardship benefits in an amount of $75,000,000 pursuant to the Collective Bargaining Agreement; and

(2) a general unsecured claim against all other assets of the Company.

Each holder, by accepting an exchange note, consents to and agrees to all of the terms and provisions of the Collateral Documents, as the same may be in effect from time to time or may be amended from time to time in accordance with the provisions of the Collateral Documents and the Indenture.

The Trustee may institute and maintain such suits and proceedings to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of the Collateral Documents.

Subject to and in accordance with the provisions of the Collateral Documents, so long as no Default or Event of Default shall have occurred and be continuing, the Company shall have the right to remain in possession and retain exclusive control of the Collateral, to operate, manage, develop, use and enjoy the Collateral and to collect, receive, use, invest and dispose of the reversions, remainders, rates, interest, rents, issues, profits, revenues, proceeds and other income thereof (other than Trust Moneys described under the heading “Trust Moneys”).

Recording, Priority and Opinions

The Company is required to file, under the provisions of the Uniform Commercial Code and the rules and regulations thereunder, and any other statute, rule or regulation of any applicable federal, state or local jurisdiction, including any filings in local real estate land record offices, which are necessary or advisable and as may be required under any of the Collateral Documents, from time to time, in order to perfect and maintain in favor of the Collateral Agent for the benefit of the Trustee and the holders a valid and perfected Lien on the Collateral subject only to the Liens permitted by the Collateral Documents. The Company is required to promptly pay and satisfy all mortgage and financing and continuation statement recording and/or filing fees, charges and taxes relating to the Collateral Documents.

The Company has provided the Trustee with an Opinion of Counsel that the grant of a security interest in the Collateral intended to be made by the Collateral Documents has been properly recorded and filed to the extent necessary to perfect the Lien on the Collateral created by the Collateral Documents. Beginning on May 1, 2007, the Company will deliver to the Trustee an Opinion of Counsel, dated as of such date, either (a) to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registerings, filings, re-recordings, re-registerings and refilings of all financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of each of the Collateral Documents, or (b) to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Liens.

Disposition of Collateral Without Release

The Company will be able to sell or otherwise dispose of, without obtaining a release, any machinery, equipment, furniture, apparatus, tools or implements or other similar property which at such time is subject to the Lien of the Collateral Documents, which may have become worn out or obsolete, not exceeding individually, in Fair Market Value, $25,000.00. The Company will request the Collateral Agent or the Trustee to promptly execute a release instrument upon delivery to the Trustee of (i) an Officer’s Certificate by the Company reciting the sale, exchange or other disposition made or proposed to be made and describing in reasonable detail the property affected thereby, and stating and demonstrating that such property is property may be sold, exchanged or otherwise disposed of or dealt with by the Company without any release or consent of the Collateral Agent or the Trustee and (ii) an Opinion of Counsel stating that the sale, exchange or other disposition made or proposed to be made was duly made by the Company and that the execution of such written disclaimer, release or quitclaim is appropriate to confirm the propriety of such sale, exchange or other disposition.

Eminent Domain and Other Governmental Takings

Upon the occurrence of a taking, or should any of the Collateral be sold pursuant to the exercise by the United States of America or any State, municipality or other governmental authority, the Trustee will release the property subject to such Taking or purchase, but only upon receipt by the Trustee of the following:

(1) an Officer’s Certificate stating that a Taking has occurred with respect to such property and the amount of the Net Award therefore;

(2) any Net Award, to be held as Trust Moneys subject to the disposition thereof pursuant to the applicable Collateral Documents; and

(3) an Opinion of Counsel stating: (A) that a taking has occurred with respect to such property; (B) in the case of any Taking, that the Net Award for the property so taken has become final or that the Board of Directors has determined that an appeal from such award is not advisable; (C) in the case of any sale, that the amount of the proceeds of the property so sold is not less than the amount to which the Company is legally entitled under the terms of such right to purchase or designate a purchaser, or under the order or orders directing such sale, as the case may be; (D) the Net Award for such property or the proceeds of such sale, or a specified portion thereof, shall be certified to have been deposited with the Trustee, mortgagee or other holder of a Prior Lien, that the property to be released, or a specified portion thereof, is or immediately before such Taking or purchase was subject to such Prior Lien, and that such deposit is required by such Prior Lien; and (E) that the instrument or the instruments and the Net Award or proceeds of such sale which have been or are therewith delivered to and deposited with the Trustee conform to the requirements of the Indenture and any of the Collateral Documents and that, upon the basis of such application, the Collateral Agent and the Trustee are permitted by the terms hereof and of the Collateral Documents to execute and deliver the release requested, and that all conditions precedent herein provided for relating to such release have been complied with.

Subject to the provisions of the Collateral Documents, all cash or Cash Equivalents will be held by the Trustee as Trust Moneys.

Application of Trust Moneys

Trust Moneys

Subject to the provisions of the Collateral Trust Intercreditor Agreement, all cash or Cash Equivalents received by the Trustee in accordance with the Indenture and the Collateral Documents:

(1) upon the release of the property from the Lien of the Collateral Documents;

(2) as Net Proceeds upon the destruction of all or any part of the Collateral;

(3) as a Net Award upon the Taking of all or part of the Collateral;

(4) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Collateral Documents or otherwise; or

(5) pursuant to the Mortgage.

All such moneys referenced in clauses (1) through (5) are called “Trust Moneys”; provided, however, that Trust Moneys shall not include any property deposited with the Trustee for the Redemption Price, or in connection with Legal or Covenant Defeasance described under the heading “Legal Defeasance and Covenant Defeasance”, or delivered to or received by the Trustee for application in accordance with an Event of Default. Trust Moneys shall be held by the Trustee for the benefit of the holders as a part of the Collateral and, upon any entry upon or sale or other disposition of the Collateral or any part thereof pursuant to the Collateral Documents, said Trust Moneys shall be applied:

First:  to the Trustee for amounts due for administrative expenses and fees and then to the Collateral Agent for amounts due under the Collateral Documents;

Second:  to holders for interest accrued on the exchange notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the exchange notes for interest;

Third:  to holders for principal amounts owing under the exchange notes and other amounts owing to the holders with respect to the exchange notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the exchange notes for principal and other amounts owing to the holders with respect to the exchange notes; and

Fourth:  to the Company or any other obligor on the exchange notes, as their interests may appear, or as a court of competent jurisdiction may direct.

All or any part of any Trust Moneys held by the Trustee shall from time to time be invested or reinvested by the Trustee in any Cash Equivalents pursuant to the written direction of the Company, which shall specify the Cash Equivalents in which such Trust Moneys shall be invested and the maturity date of such investment. Unless an Event of Default occurs and is continuing, any interest on such Cash Equivalents (in excess of any accrued interest paid at the time of purchase) that may be received by the Trustee shall be forthwith paid to the Company. Such Cash Equivalents shall be held by the Trustee as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.

The Trustee shall not be liable or responsible for any loss resulting from such investments or sales except for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct.

Insurance Proceeds and Condemnation Awards

To the extent Trust Moneys consist of either Net Proceeds or a Net Award from the proceeds of any Collateral, such Trust Moneys may be withdrawn by the Company and shall be paid to the Trustee to reimburse the Company for expenditures made by the Company to repair, rebuild or replace the property destroyed, damaged or taken. In such an event, the Company shall deliver proof to the Trustee of the following:

(1) that expenditures have been made, or costs incurred, by the Company in a specified amount for the purpose of making certain repairs, rebuildings and replacements of the Collateral, which shall be briefly described, and stating the fair value thereof to the Company at the date of the expenditure or incurrence thereof by the Company;

(2) that no part of such expenditures or costs has been or is being made the basis for the withdrawal of any Trust Moneys;

(3) that there is no outstanding Indebtedness, other than costs for which payment is being requested, for the purchase price or construction of such repairs, rebuildings or replacements;

(4) that the property to be repaired, rebuilt or replaced is necessary or desirable in the conduct of the Company’s business;

(5) an appraiser’s certificate of Fair Market Value, if any part of such repairs, rebuildings or replacements within six months before the date of acquisition thereof by the Company has been used or operated by any Person other than the Company in a business similar to that in which such property has been or is to be used or operated by the Company, and whether the fair value to the Company, at the date of such acquisition, of such part of such repairs, rebuildings or replacement is at least $25,000, and 1% of the aggregate principal amount of the outstanding exchange notes; and

(6) that no Event of Default has occurred or is continuing.

In the case of any such repairs, rebuildings or replacements that constitute Real Property:

(1) with respect to any such repairs, rebuildings or replacements that are not encompassed within or are not erected upon Mortgaged Property, an instrument or instruments in recordable form sufficient for the Lien of the Indenture and any mortgage to cover such repairs, rebuildings or replacements which, if such repairs, rebuildings or replacements include leasehold or easement interests, shall include normal and customary provisions with respect thereto and evidence of the filing of all such documents as may be necessary to perfect such Liens;

(2) a policy of title insurance (or a commitment to issue title insurance) insuring that the Lien of the Indenture and any mortgage constitutes a direct and valid and perfected mortgage Lien on such repairs, rebuildings or replacements in an aggregate amount equal to the fair value of such repairs, rebuildings or replacements;

(3) in the event that such repairs, rebuildings or replacements have a fair value in excess of $100,000.00, a Survey with respect thereto; and

(4) evidence of payment or a closing statement indicating payments to be made by the Company of all title premiums, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of counsel for the Trustee.

The Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that the above requirements have been complied with and that all instruments that have been delivered to the Trustee conform to the requirements of the Indenture and the Collateral Documents.

Retirement of Exchange Notes

The Trustee shall apply Trust Moneys from time to time to the payment of the principal of and interest on any exchange notes, on any Maturity Date or to the redemption thereof or the purchase thereof upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, including pursuant to a Change of Control Offer or an Asset Sale Offer, as the Company shall request in writing. Any such application of Trust Moneys will at all times be subject to the provisions of the Collateral Documents, and the Company shall deliver to the Trustee the following:

(1) a Board Resolution of the Company directing the application of a specified amount of Trust Moneys and, if any such moneys are to be applied to payment, designating the exchange notes so to be paid and, in case any such moneys are to be applied to the purchase of exchange notes, prescribing the method of purchase, the price or prices to be paid and the maximum principal amount of exchange notes to be purchased and any other provisions of the Indenture governing such purchase;

(2) cash in the maximum amount of the accrued interest, if any, required to be paid in connection with any such purchase, which cash shall be held by the Trustee, in trust for such purpose;

(3) an Officer’s Certificate, dated not more than 5 Business Days prior to the date of the relevant application, stating (A) that no Default or Event of Default exists unless such Default or Event of Default would be cured thereby, and (B) that all conditions precedent and covenants herein provided for relating to such application of Trust Moneys have been complied with; and

(4) an Opinion of Counsel stating that the documents and the cash or Cash Equivalents, if any, which have been or are therewith delivered to and deposited with the Trustee conform to the requirements of the Indenture and that all conditions precedent herein provided for relating to such application of Trust Moneys have been complied with.

Reinvestment

The Company may reinvest Trust Moneys received from an Asset sale in a Related Business Investment. If the Related Business Investment to be made is an investment in Real Property, the Company shall provide to the Trustee:

(1) an instrument or instruments in recordable form sufficient for the Lien of any Mortgage to cover such Real Property;

(2) a policy of title insurance (or a commitment to issue title insurance) insuring that the Lien of the Indenture and any Mortgage;

(3) in the event such Real Property has a fair value in excess of $250,000, a Survey with respect thereto; and

(4) evidence of payment or a closing statement indicating payments to be made by the Company of all title premiums, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements.

If the Related Business Investment to be made is an investment in Personal Property, the Company shall provide to the Trustee:

(1) an instrument in recordable form, if necessary, sufficient for the Lien of any applicable Collateral Document to cover such Personal property interest; and

(2) evidence of payment or a closing statement indicating payments to be made by the Company of all filing fees, recording charges, transfer taxes and other costs and expenses, including reasonable legal fees and disbursements of one counsel for the Trustee.

The Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that the above requirements have been complied with and that all instruments that have been delivered to the Trustee conform to the requirements of the Indenture and the Collateral Documents.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered exchange notes in global form without coupons in minimum denominations of $1 and integral multiples of $1 in excess thereof, or a Global Note.

Each Global Note shall be deposited with the Trustee, as custodian for and registered in the name of The Depository Trust Company, or DTC, or a nominee thereof. The old exchange notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the Global Note.

Except as set forth below, the Global exchange notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global exchange notes may not be exchanged for definitive exchange notes in registered certificated form, or Certificated exchange notes, except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of DTC, Cedel Bank and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters. DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations, collectively, the Participants, and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, collectively, the Indirect Participants. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon issuance of the Global exchange notes, DTC or its custodian will credit on its internal system the principal amount of exchange notes of the individual beneficial interests represented by such Global exchange notes to the respective accounts of persons who have accounts with such depositary; and

(2) ownership of these beneficial interests in the Global exchange notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of Participants and the records of Participants with respect to interests of persons other than Participants.

Investors in Global exchange notes who are Participants may hold their interests therein directly through DTC. Investors in Global exchange notes who are not Participants may hold their interests therein indirectly through organizations (including Cedel Bank and Clearstream) which are Participants. All interests in a Global Note, including those held through Cedel Bank and Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Cedel Bank or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global exchange notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the exchange notes, including the Global exchange notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global exchange notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global exchange notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the exchange notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Cedel Bank and Clearstream will be effected in accordance with their respective rules and operating procedures.

DTC has advised the Company that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global exchange notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global exchange notes for legended exchange notes in certificated form, and to distribute such exchange notes to its Participants.

Although DTC, Cedel Bank and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global exchange notes among participants in DTC, Cedel Bank and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Cedel Bank or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated exchange notes

Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon prior written request to the trustee, exchange such beneficial interest for exchange notes in the form of Certificated exchange notes. Upon any such issuance, the Trustee is required to register such Certificated exchange notes in the name of, and cause the same to be delivered to, such Person or Persons (or their nominee). All Certificated exchange notes will be subject to the legend requirements described in the Indenture.

Neither the Company nor the trustee will be liable for any delay by the Global Note holder or DTC in identifying the beneficial owners of exchange notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or DTC for all purposes.

Exchange of Global exchange notes for Certificated exchange notes

A Global Note is exchangeable for Certificated exchange notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global exchange notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated exchange notes; or

(3) there has occurred and is continuing a Default with respect to the exchange notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated exchange notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases,

Certificated exchange notes delivered in exchange for any Global Note or beneficial interests in Global exchange notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend.

Exchange of Certificated exchange notes for Global exchange notes

Certificated exchange notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such exchange notes.

Same Day Settlement and Payment

The Company will make payments in respect of the exchange notes represented by the Global exchange notes (including principal, premium, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated exchange notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated exchange notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The exchange notes represented by the Global exchange notes are expected to be eligible to trade in the Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated exchange notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Cedel Bank or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Cedel Bank or Clearstream participant, during the securities settlement processing day (which must be a business day for Cedel Bank and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Cedel Bank or Clearstream as a result of sales of interests in a Global Note by or through a Cedel Bank or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Cedel Bank or Clearstream cash account only as of the business day for Cedel Bank or Clearstream following DTC’s settlement date.

Additional Information

Anyone who received this prospectus may obtain a copy of the Indenture and Collateral Documents without charge by writing to WCI Steel, Inc., 999 Pine Avenue, S.E., Warren, OH 44482, Attn: Cynthia B. Bezik.

Governing Law

The Indenture provides that it and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the exchange notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Certain Definitions

Set forth below are certain defined terms use in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary or assumed in connection with the acquisition of assets from such Person, including Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means, with respect to any note on any applicable Redemption Date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of: (a) the present value at such Redemption Date of (i) the redemption price of the note at the Maturity Date plus (ii) all required interest payments due on such notes through the Maturity Date (excluding accrued but unpaid interest to the Redemption Date) computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of the notes, if greater.

“Appraiser” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rule and procedures of the DTC, Clearstream and Cedel that apply to such transfer or exchange.

“Asset Acquisition” means:

(1) an Investment by the Company or any Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or any Subsidiary or shall be merged with the Company or any Subsidiary; or

(2) the acquisition by the Company or any Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Subsidiaries (including any Sale/leaseback (other than a Sale/leaseback of an asset constituting Collateral)) to any Person, in one transaction or a series of related transactions, of:

(1) any Capital Stock of any Subsidiary;

(2) all or substantially all of the properties and assets of any division or line of business of the Company or any Subsidiary; or

(3) any other properties or assets of the Company or any Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is consummated in accordance with the provisions described in the heading “Merger and Consolidation”.

“Asset Sale Offer” means an offer from the Company to purchase from all holders of notes, up to a maximum principal amount (expressed as a multiple of $1.00) of notes equal to the Available Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase.

“Asset Sale Offer Payment Date” means, with respect to any Available Amount from an Asset Sale, the earlier of (x) the 180th day following receipt of the Available Amount, or (y) such earlier date on which an Asset Sale Offer shall expire.

“Average Weighted Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized, with respect to any particular matter, to exercise the power of the Board of Directors of such Person.

“Board Resolution” means with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, whether outstanding at the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a Capital Lease and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Available to Pay Dividends” means twenty percent (20%) of Cumulative Operating Cash Flow.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s;

(3) commercial paper maturing no more than two years from the date of creation thereof and, at the time of acquisition, having a rating (at the time of investment) of at least A-1 from Standard & Poor’s at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within two years from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000 (at the time of investment);

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above. Notwithstanding the foregoing, for purposes of clause (i)

of the definition of “Permitted Investment,” 20% of the Cash Equivalents may include securities having a rating of at least BBB by Standard & Poor’s, and Baa by Moody’s.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (other than a Holder or a Group controlled by a Holder), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

(3) the acquisition in one or more transactions of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, except that Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) by any Person, entity or Group (other than a Holder or a Group controlled by any Holder) of any Capital Stock of the Company such that, as a result of such acquisition, such Person, entity or Group either (A) beneficially owns (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the Company’s then outstanding voting securities entitled to vote on a regular basis in an election for a majority of the Board of Directors of the Company or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Company’s Board of Directors.

“Collateral” means, collectively, all of the property and assets (including Trust Moneys) that are from time to time subject to, or purported to be subject to, the Lien of the Indenture or the Collateral Documents, except (1) Credit Agreement Collateral, (2) any new property, plant and equipment obtained with purchase money financing, and (3) any asset subject to a lien securing an Allowed Other Secured Claim (as defined in the noteholders’ Consensual Modified POR in the Chapter 11 case in the Bankruptcy Court for the Northern District of Ohio as Case No. 05-81439 (in re WCI Steel, Inc.) filed on March 27, 2006 (the “Noteholders’ Consensual Modified Plan”), that is not discharged pursuant to the noteholders’ Modified Consensual Plan, subject, however, to a prior conditional mortgage and security interest securing hardship benefits (as defined in the noteholders’ Consensual Modified Plan) in an amount not exceeding $75,000,000, all as set forth in the Revised CBA (as defined in the noteholders’ Consensual Modified Plan).

“Collateral Agent” shall mean Wilmington Trust Company, a national banking association, in its capacity as collateral agent under the Collateral Documents, and any successor thereto in such capacity.

“Collateral Documents” means, collectively, the Mortgage, the Intercreditor Agreements and all other instruments or documents entered into or delivered in connection with any of the foregoing, as such agreements, instruments or documents may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Trust” means the collateral trust estate established under that certain Collateral Trust Agreement.

“Collateral Trust Agreement” dated as of May 1, 2006, among the Collateral Trustee, the Collateral Agent and the Company.

“Collateral Trustee” means The Bank of New York Trust Company, N.A. in its capacity as Collateral Trustee under the Collateral Trust Agreement.

“Collateral Trust Intercreditor Agreement” means the Collateral Trust Intercreditor Agreement, dated as of May 1, 2006, by and between the Trustee, the Collateral Trustee and the Company, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof or any replacement thereof.

“Collateral Trust Mortgage” means the mortgage dated as of the date hereof between the Company and the Collateral Trustee, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Commodity Price Protection Agreement” means with respect to any Person any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuation in commodity prices.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of (1) Consolidated Net Income, (2) to the extent Consolidated Net Income has been reduced thereby, all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), Consolidated Interest Expense (net of any interest income), amortization expense (including amortization of deferred financing costs) and depreciation expense and (3) other non-cash items other than non-cash interest reducing Consolidated Net Income (including any non-cash charges in respect of post-employment benefits for health care, life insurance and long-term disability benefits required in accordance with GAAP) less other non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. For purposes of this definition, if the Transaction Date occurs prior to the date on which four full fiscal quarters have elapsed subsequent to the Issue Date and financial statements with respect thereto are available, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated, in the case of the Company, after giving effect on a pro forma basis to the issuance of the notes and the application of the net proceeds therefrom as if the notes were issued on the first day of the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any of its Subsidiaries giving rise to the need to make such calculation and any incurrence of other Indebtedness at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date (the “Reference Period”), as if such incurrence occurred on the first day of the Reference Period and (ii) any Asset Sales or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Reference Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,” (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements. In calculating the Consolidated Fixed Charge Coverage Ratio, and giving pro forma effect to any incurrence of Indebtedness during the Reference Period, pro forma effect shall be given to the use of the proceeds thereof to permanently repay or retire Indebtedness.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (1) Consolidated Interest Expense (net of any interest income) less non-cash amortization of deferred financing costs and (2) the product of (x) the amount of all dividends declared, paid or accrued on Preferred Stock of such Person during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such Person during such period (as reflected in the audited consolidated financial statements of such Person for the most recently completed fiscal year).

“Consolidated Income Tax Expense” shall mean, with respect to the Company for any period, the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of (1) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including (i) any amortization of debt discount, (ii) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) all accrued interest, and (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Subsidiaries, on a consolidated basis for such period determined in accordance with GAAP; provided that (1) the net income of any Person in which such Person or any Subsidiary of such Person has an ownership interest with a third party shall be included only to the extent of the amount that has actually been received by such Person or its Wholly-owned Subsidiaries in the form of dividends or other distributions during such period (subject to, in the case of any dividend or distribution received by a Wholly-owned Subsidiary of such Person, the restrictions set forth in clause (2) below) and (2) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation; provided, further, that there shall be excluded (a) the net income (or loss) of any Person (acquired in a pooling of interests transaction) accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person, (b) any net gain (or loss) resulting from an Asset Sale by such Person or any of its Subsidiaries, (c) any extraordinary, unusual or nonrecurring gains or losses (and related tax effects) in accordance with GAAP and (d) any compensation-related expenses arising as a result of the Transactions.

“Consolidated Operating Cash Flow” shall mean, with respect to any period, Consolidated Net Income for such period (1) increased (without duplication) by the sum of (i) Consolidated Income Tax Expense for such period to the extent deducted in determining Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; (iii) all dividends on Preferred Stock to the extent not taken into account in computing Consolidated Net Income for that period; and (iv) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and its Subsidiaries, including amortization of capitalized debt issuance costs for such period.

“Consolidated Net Worth” means, with respect to any Person at any date, the sum of (1) the consolidated stockholders’ equity of such Person less the amount of such stockholders’ equity attributable to Disqualified Capital Stock of such Person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP consistently applied, and (2) the amount of any Preferred Stock of such Person not included in the stockholders’ equity of such Person in accordance with GAAP, which Preferred Stock does not constitute Disqualified Capital Stock.

“Credit Agreement” means the Credit Agreement dated as of May 1, 2006 among the Company, the Subsidiaries named therein and the Credit Agreement Lender, as lender (as amended, supplemented and restated or otherwise modified from time to time).

“Credit Agreement Collateral” means (1) a second priority security interest in the Collateral, pledged to the lenders under the Credit Agreement as security for the obligations of the Company and its Subsidiaries thereunder and (2) a first priority security interest in all assets of the Company and its Subsidiaries other than those set forth in the foregoing clause (1).

“Credit Agreement Loan Documents” means the Credit Agreement, each promissory note executed in connection therewith, each Credit Agreement Security Document executed in connection therewith, each application for any letter(s) or credit issued under or guaranteed pursuant to the Credit Agreement, and each other certificate, document or instrument executed by the Company or any Subsidiary in connection with any of the foregoing, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement Security Documents” means any security or pledge agreement or mortgage or collateral assignment entered into by the Company or its Subsidiaries as required under the Credit Agreement with respect to the Credit Agreement Collateral.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreement, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.

“Default” means any event or condition the occurrence of which is, or would with the passage of time or the giving of notice or both become, an Event of Default.

“Disqualified Capital Stock” means any class of Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

“Equity Offering” means an offering of Qualified Capital Stock of the Company (other than to any Subsidiary of the Company).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Fair Market Value” or “fair value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value of any asset of the Company and its Subsidiaries shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution thereof delivered to the Trustee; provided, however, that with respect to any Asset Sale which involves property or assets which could reasonably be expected to have a value in excess of $100,000.00 the Fair Market Value or fair value of any such asset or assets (i) shall be determined by an Independent Financial Advisor and (ii) any determination of Fair Market Value or fair value with respect to any parcel of Real Property constituting a part of, or proposed to be made a part of, the Collateral shall be made by an Appraiser.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Hedges” means, with respect to any specified Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; (2) any Currency Agreement or Commodity Price Protection Agreement; and (3) other agreements or arrangements of a similar character designed to protect such Person against fluctuations in interest rates.

“Holder” or “Noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Indebtedness” means with respect to any Person, without duplication,

(1) all obligations of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable, accrued expenses and deferred taxes arising in the ordinary course of business);

(5) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction entered into in the ordinary course of business;

(6) all obligations of any other Person of the type referred to in clauses (i) through (v) which are secured by any Lien on any property or asset of such first Person and the amount of such obligation shall be the lesser of the value of such property or asset or the amount of the obligation so secured;

(7) all guarantees of Indebtedness by such Person;

(8) Disqualified Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;

(9) all obligations under Interest Rate Protection Obligations of such Person; and

(10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the Person issuing such Disqualified Capital Stock.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognizing standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 1, 2006 among the Collateral Agent, the Credit Agreement Lender and the Trustee for its benefit and for the benefit of the holders.

“Interest Rate Protection Obligations” means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or floating rate of interest on the same notional amount and shall include interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. For any Restricted Payment, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment.

“Issue Date” means the date of first issuance of the Notes under the Indenture.

“Lien” means:

(1) any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute; and

(2) any agreement to enter into any of the foregoing.

“Maturity Date” means May 1, 2016.

“Moody’s” means Moody’s Investor Service, Inc. (or its successors).

“Mortgage” means that certain open-end mortgage, assignments of rents, security agreements and fixture filings dated as of May 1, 2006, between the Company and the Collateral Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” has the meaning assigned to such term in the Mortgage.

“Net Award” shall have the meaning assigned to such term in the Mortgage.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of:

(1) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale;

(2) provisions for all taxes payable as a direct result of such Asset Sale; and

(3) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including pension and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee.

“Net Proceeds” shall have the meaning assigned to such term in the Mortgage.

“Obligations” means any principal, interest, penalties, fees and other liabilities payable under the documentation governing any Indebtedness.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by two officers or an officer and either an assistant treasurer or an assistant secretary of such Person and otherwise stating that in the opinion of all the signers, all conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. Unless otherwise required by the TIA, the legal counsel may be an employee of or counsel to the Company.

“Permitted Indebtedness” means only indebtedness incurred by the Company:

(1) under the notes;

(2) under the Credit Agreement;

(3) as purchase money indebtedness;

(4) to refinance the Credit Agreement or purchase money indebtedness, including without limitation in a greater amount, so long as such Indebtedness is secured by the same type of collateral, has an Average Weighted Life to Maturity equal to or greater than the Indebtedness refinanced, and does not require greater cumulative payments of principal at any time earlier than the original scheduled payments on the Indebtedness refinanced;

(5) Hedges;

(6) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business;

(7) Indebtedness of the Company with respect to workers’ compensation claims, self-insurance obligations, indemnities, performance bonds, bankers’ acceptances, letters of credit and surety, appeal or similar bonds provided by the Company in the ordinary course of business;

(8) Indebtedness under the Collateral Trust, provided that the aggregate outstanding principal amount of all such Indebtedness shall not exceed $75,000,000 at any time; and

(9) unsecured indebtedness if (A) the notes are at such time rated by Moody’s, Standard & Poor’s, Fitch or Duff & Phelps and (B) each rating agency that maintains a rating for the notes provides a Rating Confirmation.

“Permitted Investment” means:

(1) cash and Cash Equivalents;

(2) any Investment by the Company or any of its Subsidiaries in the Company or any Wholly-owned Subsidiary;

(3) any Related Business Investment in assets other than the type described in clause (iv) below;

(4) Related Business Investments by the Company or any of its Subsidiaries in joint ventures, partnerships or Persons that are not Wholly-owned Subsidiaries;

(5) Investments by the Company or any Subsidiary in another Person, if as a result of such Investment (a) such other Person becomes a Wholly-owned Subsidiary or (b) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Wholly-owned Subsidiary;

(6) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business;

(7) the non-cash proceeds of any Asset Sale; and

(8) loans and advances to employees of the Company and its Subsidiaries made in the ordinary course of business.

“Permitted Liens” means:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public statutory obligations of such Person or deposits to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent;

(2) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens or bankers’ Liens incurred in the ordinary course of business for sums which are not yet due or are being contested in good faith and for which adequate provision has been made;

(3) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, if adequate reserve, as may be required by GAAP, shall have been made therefore;

(4) Liens in favor of issuers of surety bonds or appeal bonds issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) Liens to support trade letters of credit issued in the ordinary course of business;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions on the use of real property;

(7) Liens securing Indebtedness permitted under clause (iii) of the definition of Permitted Indebtedness; provided that the Fair Market Value of the asset at the time of the incurrence of the Indebtedness subject to the Lien shall not exceed the principal amount of the Indebtedness secured;

(8) Liens with respect to Acquired Indebtedness permitted to be incurred in accordance with the restrictions on the incurrence of Additional Indebtedness; provided that such Liens secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness by the Company and were not incurred in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company; provided, further, that such Liens do not extend to or cover any property or assets of the Company other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company;

(9) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(10) Liens in favor of the trustee of the Collateral Trust existing on the Issue Date or thereafter arising pursuant to agreements in effect on the Issue Date;

(11) Liens on assets or property (including any real property upon which such assets or property are or will be located) securing Indebtedness incurred to purchase or construct such assets or property, which Indebtedness is permitted to be incurred in accordance with the restrictions on the incurrence of Additional Indebtedness;

(12) Liens securing the Credit Agreement Collateral; and

(13) Liens permitted by the Collateral Documents.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether outstanding on the date hereof or issued after the date of the Indenture, and including all classes and series of preferred or preference stock of such Person.

“Qualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

“Rating Confirmation” means the written confirmation by each of Moody’s, Standard & Poor’s, Fitch and Duff & Phelps, which at the time such confirmation is requested shall provide a rating with respect to the general corporate credit of the Company, that a proposed transaction by the Company (including the proposed incurrence of Indebtedness pursuant to clause (ix) of the definition of “Permitted Indebtedness” will not result in a downgrade, qualification or withdrawal of such rating agency’s then current rating.

“Real Property” means any interest in any real property or any portion thereof whether owned in fee or leased or otherwise owned.

“Redemption Date”, when used with respect to any note to be redeemed, means the date fixed for such redemption pursuant to the Indenture and the note.

“Related Business Investment” means any Investment, Capital Expenditure or other expenditure by the Company or any Subsidiary which is related to the business of the Company and its Subsidiaries as it is conducted on the Issue Date.

“Sale/leaseback” means any lease whereby the Company or any of its Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as guarantor or other surety, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (1) that the Company or its Subsidiaries, as the case may be, has sold or transferred or is to sell or transfer to any other Person (other than the Company), or (2) that the Company or its Subsidiaries, as the case may be, intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Company or any such Subsidiary to any Person (other than the Company) in connection with such lease.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(v) of Regulation S-X under the Securities Act.

“Standard & Poor’s” means Standard & Poor’s Rating Services (or its successors)

“Subsidiary” of any Person means:

(1) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such Person. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Survey” means a survey of any parcel of real property (and all improvements thereon):

(1) prepared by a surveyor or engineer licensed to perform surveys in the state where such property is located;

(2) dated (or redated) not earlier than six months prior to the date of delivery thereof (unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery);

(3) certified by the surveyor (in a manner reasonably acceptable to the title company providing title insurance); and

(4) complying in all respects with the minimum detail requirements of the American Land Title Association, or local equivalent, as such requirements are in effect on the date of preparation of such survey, or that is otherwise reasonably acceptable to the Trustee (giving consideration to the applicable transaction).

“Taking” shall have the meaning assigned to such term in the Mortgage.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. § 77aaa-77bbbb), as amended, as in effect on the date of the execution of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA.

“Treasury Rate” means, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the Maturity Date; provided, however, that if the period from such Redemption Date to the Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Wholly-owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person all of the shares of Capital Stock (other than directors’ qualifying shares) of which are owned directly by such Person or another Wholly-owned Subsidiary of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences to holders relating to the exchange of the original notes by such holders for the exchange notes pursuant to the exchange offer and to the ownership and disposition of the exchange notes after the exchange offer. This summary does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed tax regulations, published rulings, and judicial decisions all as in effect on the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought and will not seek any rulings from the United States Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions, or that the IRS will not challenge any conclusions set forth below and that a United States court will not sustain such a challenge if made.

This summary assumes that the original notes and the exchange notes are held by the holders as capital assets within the meaning of the Code at all relevant times. This summary does not address the tax consequences arising under the laws of any foreign, state, or local jurisdiction. In addition, this summary does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, but not limited to:

•	holders subject to the alternative minimum tax;

•	banks;

•	holders who are United States expatriates;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities;

•	holders whose functional currency is not the United States dollar;

•	tax-exempt organizations;

•	and persons holding the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other integrated transaction.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAXING JURISDICTION, OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY APPLICABLE TAX TREATIES.

Consequences to Holders Who Participate in the Exchange Offer

Under applicable United States Treasury Regulations, or Treasury Regulations, a significant modification of a debt instrument will be treated as a taxable exchange if the modified debt instrument differs materially either in kind or in extent from the original debt instrument.

In general, a modification of a debt instrument will not be treated as a “significant modification” and, as a result, will not be treated as a deemed exchange unless, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the degree to which legal rights or obligations are altered is “economically significant.”

Each exchange note will bear the same interest rate, maturity date and interest payment dates as the corresponding original note for which it is being offered in exchange. Holders of exchange notes will receive the same interest payments that they would have received had they not exchanged their original notes in the exchange offer. The collateral securing the exchange notes is the same as that securing the original notes, and any release of the collateral is governed by the same terms and conditions. The guarantors of the original notes will continue to be obligated as guarantors of the exchange notes. Like the original notes, the exchange notes will be general senior secured obligations of the Company and will be recourse to the assets of the Company.

The Treasury Regulations provide that the addition or deletion of a co-obligor on a debt instrument, and the addition of collateral for, or a guarantee on, a recourse debt instrument will not be a significant modification unless the modification results in a change in payment expectations. The Treasury Regulations further provide that a change in payment expectations occurs if, as a result of a transaction, there is a substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification, or there is a substantial impairment of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was adequate prior to the modification and is primarily speculative after the modification.

We intend to treat the exchange of original notes for exchange notes pursuant to the exchange offer as not causing a significant modification of the original notes, and therefore as not causing a deemed taxable exchange of original notes for exchange notes. No assurance can be given, however, that the IRS would not seek to treat the exchange of original notes for exchange notes pursuant to the exchange offer as a taxable exchange thus requiring holders to recognize gain (or possibly loss) equal to the difference between the holder’s adjusted tax basis in the original notes and the fair market value of the exchange notes received pursuant to the exchange offer.

If the exchange of original notes for exchange notes is treated as a non-taxable exchange for United States federal income tax purposes, holders will generally not recognize any gain or loss on the exchange. Following the exchange, a holder’s holding period in the exchange notes will generally include its holding period in the original notes and a holder’s tax basis in the exchange notes should equal its adjusted tax basis in the corresponding original notes as of immediately before such exchange.

Consequences to United States Holders of the Exchange Notes

The following is a summary of the United States federal tax consequences that will apply to you if you are a United States holder of the exchange notes. Certain consequences to “non-United States holders” of the exchange notes are described under “Consequences to Non-United States Holders.” As used herein, “United States Holder” means a beneficial owner of the notes who or that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, (1) if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, (2) if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.

Interest

Payments of stated interest on the exchange notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are paid or accrued, in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.

Sale, Exchange or Disposition of the Exchange Notes

A United States Holder will recognize gain or loss on the sale, exchange (other than the exchange of notes pursuant to the exchange offer), redemption, retirement or other taxable disposition of an exchange note equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (less any portion allocable to any accrued and unpaid interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note. A United States Holder’s adjusted tax basis in an exchange note will generally be equal to the United States Holder’s adjusted tax basis in the corresponding original note exchanged, decreased by any payments received on the exchange note other than payments of qualified stated interest. Any gain or loss recognized on a disposition of an exchange note will be capital gain or loss and will be long-term capital gain or loss if the United States Holder’s holding period for the note is more than one year. The ability to deduct capital losses is subject to limitations under United States federal income tax laws.

Payments on Early Redemptions or Other Circumstances

In certain circumstances (see “Description of the Notes — Optional Redemption” and “Description of the Notes — Repurchase at the Option of Holders — Change of Control”), the Company may be obligated or entitled to redeem exchange notes before their stated maturity date, possibly for amounts in excess of the stated principal thereof. According to Treasury Regulations, the possibility that any such redemption might occur will not affect the amount, timing, or character of interest income to be currently recognized by a United States Holder if there was only a remote chance as of the date the original notes were issued that any of the circumstances that would give rise to any such redemption (considered individually and in the aggregate) will occur. Because the Company believed as of the date the original notes were issued that there was only a remote chance that any such redemption would occur the Company does not intend to treat such potential redemptions as part of or affecting the yield to maturity of an exchange note. In the event that such a contingency does occur, it would affect the amount and timing of the income that a United States Holder will recognize. The Company’s determination that these contingencies are remote is binding on a U United States Holder unless such United States Holder discloses a contrary position in the manner required by applicable Treasury Regulations. The Company’s determination is not binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on an exchange note at a higher yield and to treat as ordinary income (rather than as capital gain) any income realized on the taxable disposition of an exchange note before the resolution of such contingencies.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal and interest on the exchange notes and the proceeds of sale of an exchange note unless a United States Holder is an exempt recipient (such as a corporation). A backup withholding tax (currently at the rate of 28%) will apply to such payments if a United States Holder fails to provide its taxpayer identification number or certification of exempt status or if the United States Holder has been notified by the IRS that it is subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a United States Holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-United States Holders

The following is a summary of the United States federal income tax consequences that will apply to Non-United States Holders of the exchange notes. For purposes of this summary, the term “Non-United States Holder” means a beneficial owner of a note that is (1) a foreign corporation, (2) a foreign partnership all of whose partners are non- United States Holders, (3) a non-resident alien individual or (4) a foreign estate or trust all of whose beneficiaries are Non-United States Holders. Special rules may apply to certain Non-United States holders such as certain expatriates, “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Interest

The United States federal withholding tax will generally not apply to any payment to Non-United States Holders of interest on an exchange note because of the “portfolio interest exemption” provided that:

•	the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Company stock that are entitled to vote;

•	the Non-United States Holder is not a controlled foreign corporation (within the meaning of section 957 of the Code) that is related to Company through stock ownership; and

•	the Non-United States Holder provides to us its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN); or a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business and holds the note on a Non-United States Holder’s behalf certifies, under penalties of perjury, that it has received IRS Form W-8BEN from the Non-United States Holder or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN.

Non-United States Holders holding exchange notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy certain certification requirements pursuant to applicable regulations in order to be exempt from withholding tax.

If a Non-United States Holder is engaged in a trade or business in the United States and interest on an exchange note is effectively connected with the conduct of that trade or business, the Non-United States Holder will be exempt from withholding tax if it provides us with a properly executed IRS Form W-8ECI, but the Non-United States Holder will be required to pay United States federal income tax on that interest on a net income basis in the same manner as if the Non-United States Holder were a United States person as defined under the Code. In addition, if a Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale or Other Taxable Disposition of the Notes

Any gain realized upon the sale, exchange or other disposition of an exchange note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

•	subject to an applicable tax treaty providing otherwise, that gain is effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States; or

•	a Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses.

Redemption

In certain circumstances (see “Description of the Notes — Optional Redemption” and “Description of the Notes — Repurchase at the Option of Holders — Change of Control”), the Company may be entitled or obligated to redeem exchange notes before their stated maturity date, possibly for amounts in excess of the stated principal thereof. Although the Company believes that as of the date the original notes were issued there was only a remote chance that any such contingent payment would be made, a contingent payment actually made and treated as in the nature of interest for United States federal income tax purposes should be subject to United States federal income tax, including possible withholding tax, generally in the same manner as stated interest. A Non-United States Holder is urged to consult its own tax advisor regarding the United States federal income tax consequences of any such contingent payment.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the exchange notes. In addition, unless a Non-United States Holder complies with certain certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the Non-United States Holder may be subject to United States backup withholding tax on payments on the exchange notes or on the proceeds from a sale or other disposition of the exchange notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus may be used by participating broker-dealers during the period referred to below in connection with resales of the exchange notes received in exchange for original notes if such original notes were acquired by such participating broker-dealers for their own accounts. The Company has agreed that this prospectus may be used by a participating broker-dealer in connection with resales of such exchange notes for a period ending 180 days after the effective date of this registration statement (subject to extension under certain limited circumstances described herein) or, if earlier, when all such exchange notes have been disposed of by such participating broker-dealers. See “The Exchange Offer — Terms of the Exchange Offer.”

The Company will not receive any cash proceeds from the issuance of the exchange notes offered hereby. Exchange notes received by participating broker-dealers for their own accounts in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells exchange notes that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

The validity of the issuance of the exchange notes and certain legal matters in connection with this exchange offer will be passed upon for us by McDermott Will & Emery LLP.

EXPERTS

The consolidated balance sheet of WCI Steel, Inc., an Ohio corporation, or Predecessor Company, as of October 31, 2005 and the related consolidated statements of operations, shareholders’ deficit and comprehensive income and cash flows for each of the years in the two-year period ended October 31, 2005 included in this prospectus have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of WCI Steel, Inc., a Delaware corporation, or Successor Company, as of December 31, 2006 and May 1, 2006, and for the eight months ended December 31, 2006 (Successor Company financial statements) and for the six months ended May 1, 2006 (Predecessor Company financial statements) included in this prospectus, and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs relating to the Successor Company’s emergence from bankruptcy, effective May 1, 2006, the Successor Company’s adoption of Financial Accounting Standards Board, or FASB, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, effective December 31, 2006, and the Predecessor Company’s adoption of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, effective

May 1, 2006), and are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

WCI Steel, Inc., a Delaware corporation, or the Company, engaged Deloitte & Touche LLP, or Deloitte, as its independent auditor on April 19, 2006, and on October 12, 2006 engaged Deloitte as its independent auditor with respect to WCI Steel, Inc., an Ohio corporation, or the Predecessor Company, following its dismissal of Crowe Chizek and Company LLC, or Crowe Chizek, in that capacity on September 18, 2006.

The decision to change independent auditors and the appointment of new auditors was made by the Audit and Compliance Committee of Company’s Board of Directors.

The reports of Crowe Chizek on the Predecessor Company’s financial statements for the fiscal years ended October 31, 2005 and 2004, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle; however, these reports included an explanatory paragraph discussing substantial doubt as to the Predecessor Company’s ability to continue as a going-concern as the Predecessor Company had filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code.

During the fiscal years ended October 31, 2005 and October 31, 2004, and through the period up to their dismissal, there were no disagreements with Crowe Chizek on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Crowe Chizek’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the financial statements for such years.

During the fiscal years ended October 31, 2005 and October 31, 2004, and through the period up to their dismissal, Crowe Chizek did not advise the Company with respect to any of the matters described in Item 304 (a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.

The Company has requested that Crowe Chizek furnish the Company with a copy of a letter addressed to the Securities and Exchange Commission stating whether Crowe Chizek agrees with the above statements. A copy of such letter has been filed as exhibit 16.1 to the registration statement of which this prospectus forms a part.

Prior to engaging Deloitte as our independent accountants, neither we nor anyone on our behalf consulted Deloitte regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

Consolidated Balance Sheets of WCI Steel, Inc., a Delaware Corporation, or the Company, as of December 31, 2006 and May 1, 2006, and of WCI Steel, Inc., an Ohio corporation, or the Predecessor Company, as of October 31, 2005
F-2
Consolidated Statements of Operations of the Company for the eight months ended December 31, 2006, and of the Predecessor Company for the six months ended May 1, 2006 and the fiscal years ended October 31, 2005 and October 31, 2004
F-3
Consolidated Statements of Cash Flows of the Company for the eight months ended December 31, 2006, and of the Predecessor Company for the six months ended May 1, 2006 and the fiscal years ended October 31, 2005 and October 31, 2004
F-4
Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income of the Company for the eight months ended December 31, 2006, and of the Predecessor Company for the six months ended May 1, 2006 and the fiscal years ended October 31, 2005 and October 31, 2004
F-5
Notes to Consolidated Financial Statements	F-6
Report of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)	F-42
Report of Independent Registered Public Accounting Firm (Crowe Chizek and Company LLC)	F-44
Schedule II — Valuation and Qualifying Accounts	F-45

WCI Steel, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	Successor Co.		Predecessor Co.
	December 31,	May 1,	October 31,
	2006	2006	2005
	(Dollars in millions,
	except per share amounts)
ASSETS
Current assets
Cash	$2.4	$60.5	$11.7
Accounts receivable, net	71.1	78.3	71.1
Inventories	158.2	127.3	150.5
Prepaid expenses and other current assets	7.6	3.6	6.9
Restricted cash	5.8	9.5	—

Total current assets	245.1	279.2	240.2
Property, plant and equipment, net	210.1	196.1	103.6
Intangible assets, net	2.7	2.9	19.7
Goodwill	190.2	190.2	—
Restricted cash	—	—	0.4
Other assets	3.1	3.3	1.3

Total assets	$651.2	$671.7	$365.2

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Senior DIP facility	$—	$—	$29.1
Accounts payable	43.5	28.1	26.9
Accrued liabilities	49.9	122.8	22.0

Total current liabilities	93.4	150.9	78.0
Revolving credit facility	24.7	—	—
Senior secured notes	100.0	100.0	—
Postretirement health benefits, excluding current portion	151.6	205.1	—
Pension benefits, excluding current portion	23.2	17.2	—
Liabilities subject to compromise	—	—	577.5
Other liabilities	34.4	21.5	0.6

Total liabilities	427.3	494.7	656.1
Commitments and contingencies
Shareholder’s equity (deficit)
Preferred stock, par value $.0001 per share, 15,000,000 shares authorized, 5,250,000 issued and outstanding at December 31, 2006 and 5,000,000 issued and outstanding at May 1, 2006.
(Liquidation preference $10 per share)	—	—	—
Common stock, par value $.0001 per share, 35,000,000 shares authorized, 4,000,000 issued and outstanding at December 31, 2006 and May 1, 2006, respectively	—	—	—
Common stock, no par value, stated value $.01 per share, 40,000,000 shares authorized, 100 shares issued and outstanding at October 31, 2005	—	—	—
Additional paid-in capital	183.4	177.0	0.3
Retained earnings (accumulated deficit)	9.4	—	(254.5)
Accumulated other comprehensive income (loss)	31.1	—	(36.7)

Total shareholders’ equity (deficit)	223.9	177.0	(290.9)

Total liabilities and shareholders’ equity (deficit)	$651.2	$671.7	$365.2

See accompanying Notes to Consolidated Financial Statements.

WCI Steel, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

	Successor Co.	Predecessor Co.
	Eight Months	Six Months
	Ended	Ended	Fiscal Year Ended
	December 31,	May 1,	October 31,	October 31,
	2006	2006	2005	2004
	(Dollars in millions, except per share amounts)
Sales
Product sales, net	$580.1	$431.2	$775.2	$627.4
Freight	13.8	8.3	14.8	11.9

Net sales	593.9	439.5	790.0	639.3

Operating costs and expenses
Cost of products sold	534.9	412.0	695.3	540.2
Depreciation and amortization	15.7	7.5	13.5	10.6
Selling, general and administrative expenses	12.9	5.6	16.3	17.6

Total operating costs and expenses	563.5	425.1	725.1	568.4

Operating income	30.4	14.4	64.9	70.9

Other income (expense)
Interest expense	(7.2)	(1.2)	(2.1)	(4.8)
Other income, net	0.7	0.2	0.6	1.5

Total other income (expense)	(6.5)	(1.0)	(1.5)	(3.3)

Income before reorganization items, income taxes and cumulative effect of change in accounting principle	23.9	13.4	63.4	67.6
Reorganization items (professional fees)	—	(9.6)	(6.2)	(10.3)
Fresh start adjustments	—	240.8	—	—
Gain on discharge of indebtedness	—	39.2	—	—

Net income before income taxes and cumulative effect of change in accounting principle	23.9	283.8	57.2	57.3
Income tax expense	8.9	—	—	—

Net income before cumulative effect of change in accounting principle	15.0	283.8	57.2	57.3
Cumulative effect of change in accounting principle	—	(4.4)	—	—

Net income	15.0	279.4	57.2	57.3
Preferred dividend	7.6	—	—	—

Net income available to common shareholders	$7.4	$279.4	$57.2	$57.3

Earnings per common share
Basic earnings per common share	$1.85	NM	NM	NM
Diluted earnings per common share	$1.49	NM	NM	NM
Weighted average shares outstanding
Basic	4,000,000	100	100	100
Diluted	10,075,000	100	100	100
NM — Not Meaningful

See accompanying Notes to Consolidated Financial Statements.

WCI Steel, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Co.	Predecessor Co.
	Eight Months	Six Months
	Ended	Ended	Fiscal Year Ended
	December 31,	May 1,	October 31,	October 31,
	2006	2006	2005	2004
	(Dollars in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15.0	$279.4	$57.2	$57.3
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	15.7	7.5	13.5	10.6
Fresh-start adjustments	—	(240.8)	—	—
Gain on discharge of indebtedness	—	(39.2)	—	—
Share based compensation	0.8	—	—	—
Cumulative affect of change in accounting principle	—	4.4	—	—
Deferred income taxes	(11.7)	—	—	—
Other	0.9	—	0.5	3.5
Cash provided (used) by changes in certain assets and liabilities:
Accounts receivable	6.8	(6.3)	24.5	(40.7)
Inventories	(30.9)	24.7	(39.7)	(34.8)
Prepaid expenses	0.5	3.0	0.5	(1.7)
Other assets	—	(0.1)	(1.6)	(0.1)
Postretirement healthcare benefits	(1.6)	(4.1)	8.4	10.7
Pension benefits	4.5	2.3	(11.0)	(8.9)
Accounts payable	5.5	7.1	1.1	9.0
Accrued liabilities	(3.8)	12.1	(5.9)	11.0
Other non current liabilities	0.8	1.5	2.3	1.5
Payments pursuant to the Plan of Reorganization	(69.1)	—	—	—

Net cash provided (used) by operating activities	(66.6)	51.5	49.8	17.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(19.6)	(11.2)	(14.7)	(17.4)
Restricted cash	3.7	(9.1)	—	—

Net cash used by investing activities	(15.9)	(20.3)	(14.7)	(17.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under revolving credit facilities	24.7	(29.1)	(24.4)	0.6
Issuance of preferred stock	—	50.0	—	—
Deferred financing costs	(0.3)	(3.3)	(2.8)	(0.5)

Net cash provided (used) by financing activities	24.4	17.6	(27.2)	0.1

Net increase (decrease) in cash	(58.1)	48.8	7.9	0.1
Cash at beginning of period	60.5	11.7	3.8	3.7

Cash at end of period	$2.4	$60.5	$11.7	$3.8

Supplemental disclosure of cash flow information
Cash paid for interest	$5.2	$0.6	$1.8	$3.4
Cash paid for income taxes	$11.5	$—	$—	$—
Non-cash investing activities
Additions to property, plant and equipment included in accounts payable	$(10.2)	(0.3)	$(4.2)	$—

See accompanying Notes to Consolidated Financial Statements.

WCI Steel, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)
AND COMPREHENSIVE INCOME

				Retained	Accumulated
			Additional	Earnings	Other	Total	Total
	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Shareholders’	Comprehensive
	Stock	Stock	Capital	Deficit)	Income (Loss)	Equity (Deficit)	Income
	(Dollars in millions)

Predecessor Company
Balance at November 1, 2003	$—	$—	$0.3	$(369.0)	$(26.0)	$(394.7)
Net income	—	—	—	57.3	—	57.3	$57.3
Accumulated other comprehensive loss — minimum pension liability adjustment	—	—	—	—	(5.4)	(5.4)	(5.4)

Total comprehensive income							$51.9

Balance at October 31, 2004	—	—	0.3	(311.7)	(31.4)	(342.8)
Net income	—	—	—	57.2	—	57.2	$57.2
Accumulated other comprehensive loss — minimum pension liability adjustment	—	—	—	—	(5.3)	(5.3)	(5.3)

Total comprehensive income							$51.9

Balance at October 31, 2005	—	—	0.3	(254.5)	(36.7)	(290.9)
Net income	—	—	—	279.4	—	279.4	$279.4
Accumulated other comprehensive income — minimum pension liability adjustment	—	—	—	—	11.5	11.5	11.5

Total comprehensive income							$290.9

Fresh start adjustments	—	—	(0.3)	(24.9)	25.2	—
Issuance of stock upon reorganization May 1, 2006	—	—	177.0	—	—	177.0

Balance at May 1, 2006	—	—	177.0	—	—	177.0
Successor Company
Net income	—	—	—	15.0	—	15.0	$15.0
Share based compensation expense	—	—	0.8	—	—	0.8
Preferred dividends	—	—	5.6	(5.6)	—	—

Total comprehensive income							$15.0

Adjustment to initially apply SFAS No. 158, net of tax	—	—	—	—	31.1	31.1

Balance at December 31, 2006	$—	$—	$183.4	$9.4	$31.1	$223.9

See accompanying Notes to Consolidated Financial Statements.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1	Bankruptcy and Reorganization

On September 16, 2003 (the Filing Date), WCI Steel, Inc., an Ohio corporation, and its wholly-owned subsidiaries (collectively, the Predecessor Company) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division (the Court). Bankruptcy proceedings were commenced in order to implement a restructuring plan to improve both the Predecessor Company’s cost competitiveness and financial position. The key components of the restructuring plan included a reduction in interest expense, a revised labor agreement and a significant cash infusion. Throughout the Chapter 11 proceedings, the Predecessor Company remained in possession of the assets and continued to manage and operate its business as debtor-in-possession under the jurisdiction of the Court. The Plan of Reorganization (POR) became effective on May 1, 2006 (the Effective Date).

Following is a summary of some of the significant transactions consummated on or about the Effective Date of the POR:

•	WCI Steel, Inc. and its wholly-owned subsidiaries (collectively the Successor Company), a newly formed Delaware corporation, acquired substantially all of the net assets of the Predecessor Company. Certain creditors of the Predecessor Company purchased 5,000,000 shares of Preferred Stock of the Successor Company at $10 per share.

•	The Successor Company entered into a collective bargaining agreement (CBA) with the United Steelworkers (USW) expiring November 1, 2008. This agreement provided for, among other things, a new defined benefit pension plan, a one-time Transition Assistance Program (TAP) and a jointly administered trust for retiree healthcare benefits. Pursuant to the CBA, in the event that the new pension plan is terminated, the Successor Company shall be obligated to pay $75 million to a Collateral Trust. A lien exists which will become a first priority lien on the property, plant and equipment in the amount of $75 million in that event.

•	The holders of the $300 million Senior Secured Notes of the Predecessor Company received $100 million Senior Secured Notes of the Successor Company and a pro rata portion of the unsecured claims. Cash payments of 7% of the allowed claims plus 4,000,000 shares of common stock of the Successor Company were issued to the unsecured creditors in full satisfaction of their claims.

•	The shareholders of the Predecessor Company did not receive any preferred or common shares of the Successor Company.

•	The legacy pension liability of the Predecessor Company was assumed by The Renco Group, Inc. (Renco), the Predecessor Company’s indirect parent. Pursuant to the POR the Successor Company paid Renco $15.3 million and has a contingent liability in the amount of $10 million secured by letters of credit which will become payable if these payments to Renco are immediately tax deductible by the Successor Company. In January, 2007 the Company sought a Private Letter Ruling from the IRS to determine the deductibility of the payments.

•	The Successor Company secured a five year $150 million revolving credit facility.

There are still several matters pending in the Bankruptcy Court, including the resolution of disputed unsecured and administrative claims. Certain of the common stock issued pursuant to the POR has been reserved for distribution pending the resolution of certain claims. If those claims are ultimately allowed in whole or in part by the Court, the appropriate amount of stock will be distributed to those claimants; to the extent the claims are disallowed, the stock will be distributed to other creditors of the same class, pro rata. To the extent that certain claims are allowed, those claims will be paid in cash. Management does not believe any of these remaining bankruptcy matters, individually or in the aggregate, will have a material effect on the Successor Company’s financial condition, results of operations or cash flows.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2	Basis of Presentation

In connection with the emergence from bankruptcy, the Successor Company has adopted a fiscal year end of December 31. The Predecessor Company utilized an October 31 fiscal year end.

As of May 1, 2006, the Successor Company adopted fresh-start accounting pursuant to the guidance provided by the American Institute of Public Accountants’ Statement of Position 90-7 (SOP 90-7) “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”. In accordance with SOP 90-7, the assets and liabilities were adjusted to their fair values as of the Effective Date with the excess of the Company’s equity value over the fair value of its tangible and identifiable intangible assets and liabilities reported as goodwill in the consolidated balance sheet.

The enterprise value (value of the net assets and liabilities excluding debt) of the Successor Company was based on a third party valuation prepared in conjunction with the bankruptcy proceeding and was estimated at $300 million. This value was based on a calculation using a weighted average of the following approaches: comparable company, comparable precedent transaction and discounted cash flow. The equity value was derived from the enterprise value as follows:

May 1, 2006
(Dollars in millions,
except per share data)

Estimated enterprise value of the company	$300.0
Less: Estimated borrowings under credit facility	(17.1)
Tax claims payable excluded from enterprise value	(5.9)

$277.0
Less: New secured debt issued to extinguish pre-petition debt	(100,0)

Fair value of equity issued to extinguish pre-petition debt	$177.0

Equity distributed as follows:
Common stock — 4,000,000 shares at $17.70 per share	$70.8
Preferred stock — 5,000,000 shares	106.2

Total Equity at May 1, 2006	$177.0

The enterprise value of $300 million was determined by management with the assistance of its financial advisors and was approved by the Court. The financial advisors: (i) reviewed certain historical information of the company; (ii) reviewed certain internal operating reports, including certain management-prepared financial projections and analyses; (iii) discussed historical and projected financial performance with senior management and industry experts; (iv) reviewed industry trends and operating statistics and analyzed the effects of certain economic factors on the industry; (v) analyzed capital structures, financial performance, and market valuations of the company’s competitors; and (vi) prepared such other analyses as they deemed necessary. The calculated enterprise value was based on a variety of estimates and assumptions about circumstances and events not all of which have taken place to date. These estimates are inherently subject to significant economic and competitive uncertainties beyond the Company’s control.

The following reconciliation of the Predecessor Company’s consolidated balance sheet as of May 1, 2006 to that of the Successor Company as of May 1, 2006 was prepared with the adjustments that give effect to the reorganization and fresh-start reporting. The financial statements subsequent to May 1, 2006 are referred to as Successor Company. Such financial statements are not comparable to those for the periods prior to May 1, 2006, which are referred to as Predecessor Company. A black line has been shown on the financial statements to distinguish, for accounting purposes, the periods associated with the Successor Company and the Predecessor Company.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The adjustments entitled “Reorganization Adjustments” reflect the consummation of the POR, including the elimination of existing liabilities subject to compromise, and to reflect the aforementioned $177 million equity value.

The adjustments entitled “Fresh-Start Adjustments” reflect the adoption of fresh-start reporting, including the adjustments to record property, plant and equipment at its fair value.

Consolidated Balance Sheet Reconciliation
Between the Predecessor and the Successor Company as of May 1, 2006

	Predecessor					Successor
	Company					Company
	May 1,	Reorganization		Fresh-Start		May 1,
	2006	Adjustments		Adjustments		2006
	(Dollars in millions)

ASSETS:
Current assets
Cash	$13.8	$46.7	(a)	$—		$60.5
Accounts receivable, net	78.5	(0.2)		—		78.3
Inventories	125.8	—		1.5		127.3
Prepaid expenses and other current assets	3.9	(0.2)		(0.1)		3.6
Restricted cash	9.5	—		—		9.5

Total current assets	231.5	46.3		1.4		279.2
Property, plant and equipment, net	103.6	—		92.5	(b)	196.1
Intangible assets, net	16.5	(16.5)		2.9		2.9
Goodwill	—	—		190.2	(c)	190.2
Other assets, net	2.2	1.1		—		3.3

Total assets	$353.8	$30.9		$287.0		$671.7

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$24.0	$4.1		$—		$28.1
Accrued liabilities	28.4	87.9		6.5	(d)	122.8

Total current liabilities	52.4	92.0		6.5		150.9
Senior secured notes	—	100.0	(e)	—		100.0
Postretirement health benefits, excluding current portion	155.7	9.7		39.7	(g)	205.1
Liabilities subject to compromise	411.5	(411.5	)(f)	—		—
Other liabilities	14.2	24.5		—		38.7
Total shareholders’ equity (deficit)	(280.0)	216.2		240.8		177.0

Total liabilities and shareholders’ equity (deficit)	$353.8	$30.9		$287.0		$671.7

(a)	Proceeds from issuance of Preferred Stock less amount paid for certain administrative claims.

(b)	Adjustments to fair value based on independent appraisals.

(c)	The excess of the Successor Company’s equity over the fair value of tangible and identifiable assets and liabilities.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d)	The fair value associated with purchase contracts that expire December 31, 2006.

(e)	Senior Secured Notes issued in accordance with the POR.

(f)	The elimination of liabilities subject to compromise for cash as well as the issuance of common stock in the reorganized company as well as assumption by the Successor Company of certain liabilities and the transfer of the legacy pension liability to The Renco Group, Inc.

(g)	The recording of previously unrecognized actuarial losses.

Pursuant to the POR, liabilities subject to compromise in the amount of $411.5 million were discharged as part of the bankruptcy proceeding. These Predecessor Company liabilities consisted of the following:

	May 1,	October
	2006	2005
	(Dollars in millions)

Senior secured notes	$300.0	$300.0
Postretirement healthcare benefits	—	159.8
Pension benefits	18.4	30.8
Accounts payable	47.4	41.3
Accrued interest on senior secured notes	24.3	24.3
Other non-current liabilities	9.4	16.1
Other	12.0	5.2

Total liabilities subject to compromise	$411.5	$577.5

As of October 31, 2005 the Predecessor Company believed that the postretirement healthcare liability would be compromised. As part of the approved POR and the CBA, the Successor Company agreed to fund a Voluntary Employee Benefit Association (VEBA) trust and has continued to record postretirement healthcare liabilities as detailed in Note 14.

For the Predecessor Company, reorganization items are comprised of expenses incurred by the Predecessor Company as a result of its decision to reorganize under Chapter 11 of the Code. The reorganization items consist solely of professional fees. The Predecessor Company also determined during 2003 that there was insufficient collateral to cover the obligations on its $300 million 10% Senior Secured Notes (Old Notes). Accordingly, the Predecessor Company discontinued accruing interest on the Old Notes. Interest expense at the stated contractual amount on the Old Notes for the six months ended May 1, 2006 and the fiscal years ended October 31, 2005 and 2004 was $19.8 million, $36.5 million, $33.5 million, respectively. However, this interest expense was not charged against earnings and therefore is not reflected in the statement of operations for the six months ended May 1, 2006 and the years ended October 31, 2005 and 2004.

Note 3	Description of the Business and Nature of Operations

WCI Steel is a niche oriented integrated producer of value-added, custom steel products. WCI Steel produces a wide range of custom and commodity flat rolled products at its facility in Warren, Ohio, including hot rolled, cold rolled and galvanize steel. Primary customers are steel converters, steel service centers, construction product companies, electrical equipment manufacturers and to a lesser extent, automobile and automotive parts manufacturers located principally in the United States of America.

The USW represents approximately 79% of the Company’s employees.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of WCI Steel, Inc. and its wholly-owned subsidiaries. All significant inter-company profits, transactions, and balances have been eliminated in consolidation.

Use of Estimates in Preparation of Consolidated Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allocation of the fair value of assets and liabilities in connection with fresh-start accounting, valuation of inventories, pension and postretirement healthcare liabilities and environmental liabilities. Actual results could differ from those estimates.

Cash and Restricted Cash

Cash consists solely of cash on hand. Restricted cash as of December 31, 2006 includes approximately $5.8 million of cash on deposit to collateralize letters of credit. Restricted cash at May 1, 2006 included approximately $9.1 million to secure letters of credit and approximately $0.4 million related to the VEBA trust. At October 31, 2005 the restricted funds related to the VEBA trust and amounted to $0.4 million.

Revenue Recognition

The Company recognizes revenue from the sale of its products when title, ownership and risk of loss is transferred to the customer and collectibility is reasonably assured. A provision for estimated sales claims and returns from customers is made in the same period as the related revenues are recognized, based on historical experience. Freight costs billed to customers are included in net sales and in cost of products sold on the statement of operations.

Accounts Receivable and Allowance for Doubtful Accounts

The Company sells to customers using credit terms customary in its industry. The Company maintains an allowance for doubtful accounts based on the aging of the accounts receivable balances and on-going reviews of trade receivables. Interest is not normally charged on receivables. Losses are charged off to the allowance when management deems further collection efforts will not produce additional recoveries. The allowance for doubtful accounts was $0.4 million at December 31, 2006, $0 at May 1, 2006 and $2.7 million at October 31, 2005.

Inventories

Inventories are stated at the lower of cost or market. Market value is determined based on the expected selling price of each product. The cost of inventory is determined by the first-in, first-out (FIFO) method. Inventory balances at May 1, 2006 were valued at fair value in accordance with the adoption of fresh-start accounting.

Property, Plant and Equipment

Pursuant to fresh-start accounting, property, plant and equipment at May 1, 2006 is recorded at fair value based on an appraisal prepared by an independent valuation specialist. Purchases of property, plant and

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equipment subsequent to May 1, 2006 are recorded at cost. The Predecessor Company recorded property, plant and equipment at cost. Depreciation for the Successor Company is calculated on the straight-line method over the estimated useful lives of the assets (buildings 1 to 20 years and machinery and equipment 1 to 15 years). For the six month period ended May 1, 2006 and the years ended October 31, 2005 and 2004, building lives ranged from 20 to 30 years and machinery and equipment from 2 to 30 years. Blast furnace relines are capitalized and depreciated over estimated useful lives. Expenditures for normal repairs and maintenance are charged to expense as incurred.

Long-lived Assets Impairment Review

In accordance with Statement of Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company periodically evaluates its long-lived assets for impairment on an individual asset basis or by asset groupings when indicators of impairment exist. Asset impairments are recognized when the carrying values of those productive assets exceed their aggregate projected undiscounted cash flows. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. There were no impairments recorded for any period presented.

Other Assets

Other assets for the Successor Company consist of deferred financing costs. Deferred financing costs are amortized over the term of the related financing agreement. For Predecessor Company, other assets were comprised of an exclusive-use fee and deferred financing costs.

Goodwill

Goodwill represents the excess of the Successor Company’s equity value over the aggregate fair value of the Company’s tangible and identifiable intangible assets and liabilities at May 1, 2006. All of the goodwill is expected to be deductible for income tax purposes. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, however it is tested at least annually for impairment. The Company performs the impairment test in December of each year.

Intangible Assets

Pursuant to fresh-start accounting, intangible assets consisting primarily of customer relationships were recorded at fair value as of May 1, 2006. Intangible assets are amortized on a straight-line basis over their estimated useful lives. The weighted average amortization period of the intangible assets is 9.5 years. Intangible assets as of October 31, 2005 consisted of a net intangible pension asset. Amortization expense for each of the five succeeding years will be $0.3 million annually.

Pensions and Postretirement Healthcare Benefits

Effective December 31, 2006, the Company accounts for its defined benefit pension plan and postretirement healthcare and life insurance plans in accordance with SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Postretirement Plans. SFAS No. 158 requires the recognition of the over-funded or under-funded status of a single employer defined benefit postretirement plan as an asset or liability on its balance sheet and to recognize changes in that funded status in comprehensive income in the year in which the change occurs. Prior to the adoption of SFAS No. 158. the Predecessor Company accounted for its defined benefit pension plans in accordance with SFAS No. 87, Employers’ Accounting for Pensions and its postretirement health care benefits in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions. Amounts recognized in the financial statements are determined on an actuarial basis and include the delayed recognition of gains and losses and generally reduce the volatility of expense due to changes in: assumptions of the discount rate, claims experience, the mortality of participants,

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the escalation of healthcare costs and the market performance of plan assets. Material changes in these and other factors however could cause net annual expense to increase or decrease significantly from year to year.

Environmental Compliance Costs

The Company provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Remediation liabilities are accrued based on estimates of known environmental exposures. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the development of, or commitment to, a plan of action based on the then known facts. The Company regularly monitors the progress of environmental remediation. Should studies indicate that the cost of remediation is different than previously estimated, a change to the accrual would be recorded in the period in which such determination was made. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Amounts accrued for environmental liabilities were $7.1 million, $7.3 million and $5.4 million as of December 31, 2006, May 1, 2006, and October 31, 2005, respectively.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with SFAS No. 123(R), Share-Based Payment. This statement requires compensation expense relating to share-based payments to be recognized in net income using a fair-value measurement method. Under the fair value method, the estimated fair value of awards is charged to income on a straight-line basis over the vesting period. The Black-Scholes option pricing model is used to estimate the fair value of the options. See Note 18 for further discussion.

Asset Retirement Obligations

In March, 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47) an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. FIN 47 was effective for fiscal years ending after December 15, 2005. The Predecessor Company adopted this interpretation on May 1, 2006. FIN 47 clarifies that an entity is required to recognize the liability for the fair value of a conditional asset retirement obligation when incurred if fair value can be reasonably estimated. The Company’s asset retirement obligation (ARO) liabilities primarily consist of spending required to remediate asbestos in the Company’s facilities in accordance with federal and state asbestos remediation requirements.

The Company estimates its ARO liability based upon third party estimates of the cost to perform the required remediation. Spending estimates are escalated for inflation, then discounted at the credit-adjusted risk-free rate. The Company records an ARO asset associated with the liability. The ARO asset is amortized over the useful life of the asset and the ARO liability is accreted to the projected spending date. As changes in estimates occur, such as changes in estimated costs or changes in the timing of the remediation activities, the revisions to the obligation and asset are recognized at the appropriate credit-adjusted risk-free rate.

At the time of adoption of FIN 47, the Predecessor Company recorded an asset retirement obligation of $5.4 million, an asset of $1.0 million net of accumulated amortization of $0.4 million, and a cumulative affect of change in accounting principle of $4.4 million. For the period ended December 31, 2006, the Successor Company recorded accretion expense of $0.2 million. Had the Predecessor Company adopted this policy on November 1, 2003, on a pro-forma basis the ARO liability would have been $5.2 million as of October 31, 2005 and the accretion expense would have been $0.3 million and $0.3 million for the years ended October 31, 2005 and 2004, respectively.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accruals for Potential Litigation Claims and Settlements

The Company records accruals for potential litigation claims and settlements when it is determined that an obligation is probable and reasonably estimable. Changes in findings and negotiations as the cases progress cause changes in the recorded accruals.

Income Taxes

The Successor Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset may not be realized. The Predecessor Company was a qualified subchapter S subsidiary (QSSS) of Renco. QSSS status requires the ultimate shareholder to include their pro rata share of the company’s income or loss in their individual income tax returns. As a result, no provision for current or deferred federal income taxes was recorded by the Predecessor Company.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on total assets, shareholder’s deficit or net income as previously reported.

Note 5	Recently Issued Accounting Standards

In July, 2006 the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect any financial statement impact related to the adoption of this statement.

Note 6	Inventories

Inventories consist of the following:

	Successor Co.		Predecessor Co.
	December 31,	May 1,	October 31,
	2006	2006	2005
	(Dollars in millions)
Raw materials	$67.8	$40.0	$79.7
Finished and semi-finished products	90.4	87.3	70.8

Total inventory	$158.2	$127.3	$150.5

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	Successor Co.		Predecessor Co.
	December 31,	May 1,	October 31,
	2006	2006	2005
	(Dollars in millions)
Land and improvements	$3.2	$3.2	$0.4
Buildings	25.2	25.2	7.9
Machinery and equipment	171.2	150.9	105.9
Construction in progress	25.9	16.8	14.4

	225.5	196.1	128.6
Less: accumulated depreciation	15.4	—	25.0

Property, plant and equipment, net	$210.1	$196.1	$103.6

At December 31, 2006, construction in progress of $25.9 million was primarily composed of expenditures on the following projects: BOF environmental compliance of $15.3 million and the walking beam furnace of $7.5 million. Depreciation expense was $15.4 million, $7.3 million, $13.3 million and $10.5 million for the eight months ended December 31, 2006, the six months ended May 1, 2006 and the years ended October 31, 2005 and October 31, 2004, respectively.

Interest expense capitalized to construction in progress projects was $0.5 million, $0.5 million, $0 and $0 for the eight months ended December 31, 2006, the six months ended May 1, 2006 and the years ended October 31, 2005 and October 31, 2004, respectively.

Note 8	Long-term Debt

Senior Secured Notes

On May 1, 2006, the Successor Company issued $100 million of 8% Senior Secured Notes due May 1, 2016 (Notes) pursuant to the POR approved by the Court. Interest on the Notes is payable semi-annually beginning in November 2006. There are no mandatory redemption or sinking fund payments prior to maturity; however, the Notes may be redeemed by the Company at any time at a redemption price equal to the greater of 101% of the principal amount or a present value calculation based on current rates and a premium. There are no principal payments on long-term debt until 2016. The Company is obligated to exchange the Notes with notes having the same terms and conditions that will be registered with the SEC no later than May 1, 2007.

The Notes are collateralized by a first priority lien on substantially all of the existing property, plant and equipment of the Company. Pursuant to the CBA, a lien exists which will become a first priority lien in the amount of $75 million on the property, plant and equipment causing the Notes to have a second priority lien if the defined benefit pension plan is terminated.

On October 31, 2005, the Predecessor Company had outstanding $300 million 10% Senior Secured Notes due December 1, 2004 (Old Notes). The Old Notes were collateralized by a first priority lien on substantially all of the existing property, plant and equipment of the Company. During the bankruptcy proceedings the Company had determined that there was insufficient collateral to cover the obligations under the Old Notes. Accordingly, the Company discontinued accruing interest on these obligations. Interest expense at the stated contractual amount on the Old Notes for the six months ended May 1, 2006 and fiscal years ended October 31, 2005 and 2004 was $19.8 million, $36.5 million and $33.5 million, respectively. The principal of the Notes and the accrued but unpaid interest were classified as Liabilities Subject to Compromise. As discussed in

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 1, the holders of the $300 million secured notes of the Predecessor Company received $100 million secured notes of the Successor Company and a pro rata portion of the common stock issued in settlement of the unsecured claims.

Revolving Credit Facilities

On May 1, 2006, the Successor Company entered into a revolving credit facility agreement (Revolving Credit Facility) allowing borrowings up to a maximum of $150 million. The five year Revolving Credit Facility has a maturity date of April 30, 2011. Availability under the Revolving Credit Facility is subject to a borrowing base calculated by applying advance rates to eligible accounts receivable and eligible inventory. Availability is reduced by the outstanding borrowings and outstanding letters of credit. As of December 31, 2006, there were borrowings of $24.7 million outstanding under the Revolving Credit Facility. After deducting these borrowings and outstanding letters of credit of $18.0 million, the Company had a borrowing availability of $102.2 million as of December 31, 2006. The Revolving Credit Facility balance is classified as a long-term liability.

Interest on borrowings is calculated based on either the London Inter bank overnight rate (LIBOR) or the prime (base) rate using varying spreads based on availability under the revolving credit facility. Commitment fees of 0.5% are payable quarterly and vary depending upon availability. Availability fluctuates weekly dependent upon the varying levels of eligible collateral. The interest rate on the borrowings at December 31, 2006 was 7.2%.

As of October 31, 2005, the Predecessor Company had borrowings of $29.1 million under a $100 million post petition debtor-in-possession Senior DIP credit facility collateralized by a first priority lien on the Predecessor Company’s inventories and accounts receivable. This Senior DIP credit facility was replaced with the Successor Company’s new Revolving Credit Facility on May 1, 2006. The interest rate on the Senior DIP credit facility at October 31, 2005 was 7.25%.

Debt Covenants

The Revolving Credit Facility contains various covenants with respect to capital expenditures, limitations on indebtedness, asset sales, distributions, dividends and investments. If the availability on the Revolving Credit Facility is below a minimum level, a fixed charge coverage ratio is required. The Notes contain certain covenants with respect to limitations on indebtedness, asset sales, distributions and dividends. The Notes also include cross default provisions with any of the Company’s other financing agreements. The Company was in compliance with these covenants at December 31, 2006.

Note 9	Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are determined based on relevant market information. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash, Accounts Receivable, Accounts Payable, Short-term Debt and Other Current Liabilities

The carrying amounts at December 31, 2006 approximate fair value due to the short maturity of these instruments.

Long-term Debt

The carrying amount of the $100 million Senior Secured Notes at December 31, 2006 approximates fair value as the Notes were trading at par. The carrying value of the Revolving Credit Facility at December 31, 2006 approximates fair value as the interest rate is stated at prime or LIBOR plus a margin. The carrying

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounts of the Senior DIP credit facility at October 31, 2005 approximates fair value as the interest rate is stated at prime or LIBOR plus a margin.

Note 10	Segments, Major Customers and Concentration of Credit Risk

The Company is engaged in one line of business and operates in one business segment, the production, processing and sale of steel. Substantially all of the customers are located in the United States of America. All of the Company’s operating assets are located in Warren, Ohio.

The Company markets its products to a wide range of customers including steel converters, steel service centers, construction product companies, electrical equipment manufacturers and to a lesser extent, automobile and automotive parts manufacturers. The Company evaluates each customer’s credit worthiness prior to entering into transactions and constantly monitors the credit extended. Credit losses are provided for in the financial statements.

One customer accounted for approximately 12% of net sales in the eight months ended December 31, 2006, 15% in the six months ended May 1, 2006, and 16% and 14% for the years ended October 31, 2005 and 2004, respectively. Accounts receivable from that customer accounted for approximately 11%, 14%, and 18% of total receivables as of December 31, 2006, May 1, 2006, and October 31, 2005, respectively.

The table below shows the Company’s net product sales by product line and the percentage of total net product sales that each of the major product categories represent for the periods defined.

	Product Sales, Net
	Successor Co.	Predecessor Co.
	Eight Months	Six Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	December 31,	May 1,	October 31,	October 31,
	2006	2006	2005	2004
Hot Rolled	$356.5	$286.0	$480.3	$396.9
Cold Rolled	90.7	64.6	139.2	92.0
Coated products	116.3	70.6	133.3	123.9
Other	16.6	10.0	22.4	14.6

Product sales, net	$580.1	$431.2	$775.2	$627.4

	Percentage of Total Product Sales, Net
	Successor Co.	Predecessor Co.
	Eight Months	Six Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	December 31,	May 1,	October 31,	October 31,
	2006	2006	2005	2004
Hot Rolled	61.5%	66.3%	62.0%	63.3%
Cold Rolled	15.6%	15.0%	18.0%	14.7%
Coated products	20.0%	16.4%	17.2%	19.7%
Other	2.9%	2.3%	2.8%	2.3%

Product sales, net	100.0%	100.0%	100.0%	100.0%

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11	Accrued Liabilities

Accrued liabilities consist of the following:

	Successor Co.		Predecessor Co.
	December 31,	May 1,	October 31,
	2006	2006	2005
	(Dollars in millions)
Payroll and employee benefits	$14.8	$13.9	$15.7
Personal property tax	6.3	7.0	4.8
Defined benefit pension plan (current)	0.4	2.0	18.0
Postretirement healthcare(current)	1.2	1.1	8.3
Interest payable	1.8	0.2	24.3
Transition Assistance Program	6.0	14.6	—
Executory contracts payable	1.5	8.9	—
Accrued professional fees	—	4.5	—
Payable to Predecessor Co.’s parent	—	15.3	2.8
Emergence claims payable	—	41.9	—
Income taxes currently payable	9.1	—	0.4
Other	8.8	13.4	3.4

	49.9	122.8	77.7
Less amounts subject to compromise	—	—	55.7	(a)

Total accrued liabilities	$49.9	$122.8	$22.0

(a)	Employee benefits $2.1, defined benefit pension $18.0, retiree healthcare $8.3, interest $24.3 and other $3.0.

As part of the CBA, the Successor Company was obligated to offer a TAP payment to up to 250 USW represented employees. The TAP provided for a one-time cash payment of $50,000 and certain benefits to hourly employees who elected to retire or terminate. The $50,000 payment is made with $25,000 being paid immediately and the remaining $25,000 paid six months after acceptance. The total cost of the TAP was $14.6 million. As of December 31, 2006, the remaining TAP liability is $6.0 million.

Note 12	Employee Compensation Plans

The Company has variable compensation plans for the benefit of substantially all employees. The amount of compensation due under these plans is based on the Company’s income as defined under each plan. The majority of this expense is incurred pursuant to the CBA. Total expense under the plans was $5.4 million for the eight months ended December 31, 2006, $3.1 million for the six months ended May 1, 2006, $14.9 million for the year ended October 31, 2005 and $14.0 million for the year ended October 31, 2004.

Note 13	Pension Plans

Defined Contribution Plan

The Company has a defined contribution retirement plan for salaried employees under which it makes a non-discretionary contribution based on a formula of age and service and a match on employee contributions. Amounts expensed under this plan were approximately $1.2 million for the eight month period ended December 31, 2006, $0.9 million for the six month period ended May 1, 2006, and $1.4 million and $1.3 million for the fiscal years ended October 31, 2005 and 2004, respectively.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Defined Benefit Plan

The Predecessor Company had a defined benefit pension plan for substantially all hourly employees. As part of the POR, the legacy pension liability of the Predecessor Company was assumed by Renco, the Predecessor Company’s indirect parent. The Successor Company paid Renco $15.3 million as part of the POR and has a contingent liability in the amount of $10 million secured by letters of credit which will become payable if these payments to Renco are immediately tax deductible. The Successor Company established a new defined benefit pension plan (DBP) to cover future service for substantially all hourly employees. The DBP included provisions relating to early terminations, supplements and special retirement payments, and timing differences from the LTV plan to equate the benefits with the Predecessor Company’s plan. These provisions resulted in a liability assumed by the Successor Company on May 1, 2006 of $19.2 million. The Company uses a December 31 measurement date for all benefit plans.

Assumptions:  The Company determines its actuarial assumptions on an annual basis. The weighted average assumptions used to estimate the actuarial present value of benefit obligations and net periodic pension expense for the fiscal periods presented are as follows:

	Successor Co.		Predecessor Co.
	December 31,	May 1,	October 31,
	2006	2006	2005
Benefit Obligation:
Weighted average discount rate	5.85%	6.25%	6.25%
Rate of compensation increase	3.50%	3.50%	3.50%

	Successor Co.	Predecessor Co.
	Eight Months	Six Months	Fiscal Year	Fiscal Year
	ended	Ended	Ended	Ended
	December 31,	May 1,	October 31,	October 31,
	2006	2006	2005	2004
Net Periodic Benefit Cost:
Weighted average discount rate	6.25%	6.25%	6.00%	6.25%
Expected return on assets	7.50%	8.50%	8.50%	8.50%
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%

The expected return on pension plan assets is based on historical experience, investment policy and expectations for long-term rates of return.

Asset Allocation:

The new pension plan was established May 1, 2006. Since that time, all plan assets have been invested in cash. Asset allocation at October 31, 2005 was 69% equity securities, 28% debt securities and 3% cash.

Expected Contributions in 2007:

Contributions are expected to be approximately $4.1 million.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimated Future Benefit Payments:

The expected benefit payments as of December 31, 2006, which reflect future service, are as follows:

Estimated
Future
Year Ending December 31,	Payments
(Dollars in millions)

2007	$0.6
2008	0.7
2009	0.9
2010	1.1
2011	1.5
2012 to 2016	14.0

Reconciliation of Funded Status:

The following table sets forth the actuarial present value of benefit obligations and funded status of the Company’s defined benefit pension plan:

	Successor Co.		Predecessor Co.
	December 31,	May 1,	October 31,
	2006	2006	2005
	(Dollars in millions)
Projected benefit obligation	$23.7	$19.2	$167.0
Plan assets at fair value	0.1	—	135.9

Projected benefit obligation in excess of plan assets	23.6	19.2	31.1
Unrecognized actuarial loss	(1.5)	—	(37.0)
Unrecognized prior service cost	—	—	(19.7)

Net amount recognized	$22.1	$19.2	$(25.6)

Amounts recognized in the consolidated balance sheets consist of:
Pension liability — current portion	$0.4	$3.9	$—
Pension liability — long-term portion	23.2	15.3	—
Accumulated other comprehensive loss	(1.5)	—	(36.7)
Liability subject to compromise	—	—	30.8
Intangible pension asset, net	—	—	(19.7)

	$22.1	$19.2	$(25.6)

Accumulated benefit obligation	$22.9	$18.5	$166.7

Amounts recognized in Accumulated Other Comprehensive Income under SFAS No. 158 (Pre-tax):

Net actuarial loss	$1.5 million
Prior service cost	$0.0

There will be no amortization of net actuarial loss or prior service cost from accumulated other comprehensive income into net periodic benefit cost during the next fiscal year.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Change in Benefit Obligations:

	Successor Co.	Predecessor Co.
	December 31,	May 1,	October 31,
	2006	2006	2005
	(Dollars in millions)
Projected benefit obligation at beginning of period	$19.2	$167.0	$156.3
Service cost	2.8	2.7	5.2
Interest cost	1.0	5.1	9.0
Transfers from defined contribution plan	—	0.8	1.7
Actuarial loss (gain), net	1.2	(0.2)	4.6
Benefits paid	(0.5)	(5.3)	(9.8)
Transfer of obligations to Renco	—	(150.9)	—
Transfer to Successor Company	—	(19.2)	—

Projected benefit obligation at end of period	$23.7	$—	$167.0

Change in Plan Assets:

	Successor Co.	Predecessor Co.
	December 31,	May 1,	October 31,
	2006	2006	2005
	(Dollars in millions)
Fair value of plan assets at beginning of the period	$—	$135.9	$113.2
Actual return on assets, net of expenses	(0.2)	16.2	6.5
Employer contributions	0.8	4.1	24.3
Benefits paid	(0.5)	(5.3)	(9.8)
Transfers from defined contribution plan	—	0.8	1.7
Transfer of assets to Renco	—	(151.7)	—

Fair value of plan assets at end of the period	$0.1	$—	$135.9

As part of the POR, the plan assets as well as the legacy pension liability were transferred to Renco on May 1, 2006.

Components of Net Periodic Benefit Cost:

The following table sets forth the components of pension expense for the fiscal periods ended at the date presented:

	Successor Co.	Predecessor Co.
	Eight Months	Six Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	December 31,	May 1,	October 31,	October 31,
	2006	2006	2005	2004
	(Dollars in millions)
Service cost	$2.8	$2.7	$5.2	$4.9
Interest cost	1.0	5.1	9.0	8.9
Expected return on plan assets	—	(5.3)	(8.7)	(7.6)
Amortization of unrecognized:
Prior service cost	—	3.2	6.4	6.4
Actuarial losses, net	—	0.8	1.5	1.4

Net periodic benefit cost	$3.8	$6.5	$13.4	$14.0

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Funding Requirements:

The Pension Protection Act of 2006 (PPA) was signed into law on August 17, 2006. Among the many provisions contained within this pension reform legislation, one provision is intended to increase the employer funding of defined benefit plans. The PPA temporarily extended the current funding rules for plan years beginning in 2006 and 2007 which allows plan sponsors to use a higher rate, based on an average of corporate bond yields, to determine contributions for 2006 and 2007.

Beginning in 2008 however, the Company as the Defined Benefit Plan (DBP) sponsor will operate under the new rules enacted by the PPA. The PPA no longer allows special transition rules that existed for new pension plans under the old law. As a result, in 2008 the Company must begin to pay down the full benefit obligation immediately. (The old law would have required the Company to make a funding contribution targeting only 40% of the obligation).

Based upon the PPA legislation discussed above and current actuarial assumptions, the Company has funded pension contributions totaling approximately $0.9 million to the DBP in 2006. The required payments under the PPA are estimated to be approximately $4.1 million for 2007, $9.2 million in 2008 and $11.4 million in 2009, given current actuarial assumptions.

Note 14	Postretirement Healthcare Benefits

In connection with the POR and the CBA with the USW, a VEBA trust was established to fund the payment of healthcare and life insurance benefits to former and future hourly retirees and their dependents. This VEBA trust is jointly administered by the Company and the USW and is designed to constitute a tax-exempt voluntary employee beneficiary association under Section 501(c)(9) of the Internal Revenue Code.

The CBA provides for both a fixed contribution of $3.0 million per quarter and variable contributions based on profitability, payable within 45 days of the end of each quarter to the VEBA. The variable portion of the VEBA contribution represents 10% of adjusted operating cash flow as defined in the CBA. The Company’s obligation to fund the VEBA is limited to one year beyond the termination of the next labor contract.

For accounting purposes, the Company concluded that the postretirement benefits to be paid by the VEBA and the Company’s obligation to fund the VEBA should be treated as a defined benefit postretirement plan. The current VEBA assets and future contribution described above, along with earnings on the VEBA assets, act as a cap on the benefits to be paid.

As such, while the Company’s only obligation to the VEBA is to pay the annual contribution amounts, the Company accounts for the net periodic postretirement benefit costs in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits other than Pensions. Under SFAS No. 106, the difference between the VEBA assets and the accumulated postretirement benefit obligation is recorded in the Company’s financial statements as a liability. Given the current VEBA assets and the expected future VEBA assets based on the Company’s funding obligations and the current benefit levels, the cap does not impact the computation of the accumulated postretirement benefit obligation.

The VEBA trust provides certain health care benefits and life insurance for hourly employees and their dependents who meet age and length of service requirements at retirement. The Company provides certain health care benefits and life insurance for salaried employees and their dependents who meet age and length of service requirements at retirement. The Company uses a December 31 measurement date for all benefit plans.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assumptions:

The Company determines its actuarial assumptions on an annual basis. The weighted average assumptions used to estimate the actuarial present value of benefit obligations and net periodic pension expense for the fiscal periods presented are as follows:

	Successor Co.		Predecessor Co.
	December 31,	May 1,	October 31,
	2006	2006	2005
Benefit Obligation:
Weighted average discount rate	5.85%	6.25%	6.25%

	Successor Co.	Predecessor Co.
	Eight Months	Six Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	December 31,	May 1,	October 31,	October 31,
	2006	2006	2005	2004
Net Periodic Benefit Cost:
Weighted average discount rate	6.25%	6.25%	6.00%	6.25%
Expected return on assets	7.50%	8.50%	8.50%	8.50%
Healthcare Cost Trends:
Trend rate for next year	9.00%	8.00%	8.00%	9.00%
Trend rate will decline to	5.00%	5.00%	5.00%	5.00%
Year rate reaches ultimate trend rate	2011	2009	2008	2007

The expected return on VEBA trust assets is based on historical experience, investment policy and expectations for long-term rates of return.

Expected Contributions in 2007:

Contributions are expected to be approximately $15.1 million. This includes approximately $14.0 million which will be contributed to the VEBA trust and approximately $1.1 million for benefit payments directly to salaried retirees.

Estimated Future Benefit Payments:

The expected benefit payments to be paid, which reflect future service, are as follows:

Estimated
Future
Year Ending December 31,	Payments
(Dollars in millions)

2007	$8.7
2008	9.5
2009	10.1
2010	10.9
2011	11.5
2012 to 2016	65.6

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of Funded Status:

The following table sets forth the accumulated postretirement benefit obligation (APBO) of the Company’s postretirement healthcare and life insurance plans:

	Successor Co.		Predecessor Co
	December 31,	May 1,	October 31,
	2006	2006	2005
	(Dollars in millions)
Accumulated projected benefit obligation	$170.2	$217.1	$201.1
Plan assets at fair value	17.4	10.9	9.8

Accumulated projected benefit obligation in excess of plan assets	152.8	206.2	191.3
Unrecognized actuarial loss	(14.3)	—	(31.2)
Unrecognized prior service cost	66.1	—	(0.3)

	$204.6	$206.2	$159.8

Amounts recognized in the consolidated balance sheets consist of:
Postretirement health benefits — current portion	$1.2	$1.1	$—
Postretirement health benefits — long-term portion	151.6	205.1	—
Accumulated other comprehensive loss	51.8	—	—
Liability subject to compromise	—	—	159.8

	$204.6	$206.2	$159.8

Amounts recognized in Accumulated Other Comprehensive Income under SFAS No. 158 (Pre-tax):

Net actuarial loss	$14.3 million
Prior service cost (credit)	(66.1) million

$(51.8) million

The net actuarial loss and prior service cost (credit) that will be amortized from accumulated other comprehensive income into net periodic benefit cost in the next fiscal year are $0 and $6.2 million, respectively.

Change in Benefit Obligation:

The following table sets forth a reconciliation of the beginning and end of period APBO:

	Successor Co.	Predecessor Co.
	December 31,	May 1,	October 31,
	2006	2006	2005
	(Dollars in millions)
Accumulated projected benefit obligation at beginning of period	$217.1	$201.1	$219.4
Service cost	2.1	1.7	3.5
Interest cost	8.7	6.1	11.8
Actuarial (gains) and losses, net	14.0	12.3	(26.2)
Plan change	(66.7)	—	—
Benefits paid	(5.0)	(4.1)	(7.4)

Accumulated projected benefit obligation at end of period	$170.2	$217.1	$201.1

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In November, 2006, the VEBA trustees communicated changes in the medical benefits for current and future retirees. The changes increased the deductible and the co-insurance provisions of the plan. The effect of these changes was to decrease the APBO by approximately $66.7 million.

As of December 31, 2006, the APBO consists of $151.5 million related to active and retired hourly employees and $18.7 million related to active and retired salary employees.

Change in Plan Assets:

The following table sets forth a reconciliation of the beginning and end of period fair value of plan assets:

	Successor Co.	Predecessor Co.
	December 31,	May 1,	October 31,
	2006	2006	2005
	(Dollars in millions)
Fair value of plan assets at beginning of the period	$10.9	$9.8	$9.6
Actual return on assets	0.4	1.1	0.2
Contributions	11.1	4.1	7.4
Benefits paid	(5.0)	(4.1)	(7.4)

Fair value of plan assets at end of the period	$17.4	$10.9	$9.8

Asset Allocations:

The assets in the VEBA Trust are controlled by the VEBA trustees who also make the investment decisions. The asset allocation at December 31, 2006 is as follows:

	Successor Co.		Predecessor Co.
	December 31,	May 31,	October 31,
	2006	2006	2005
Cash and cash equivalents	34%	1%	60%
Fixed income funds	24%	37%	39%
Equity funds	42%	62%	1%

	100%	100%	100%

Components of Net Periodic Benefit Cost:

	Successor Co.	Predecessor Co.
	Eight Months	Six Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	December 31,	May 1,	October 31,	October 31,
	2006	2006	2005	2004
	(Dollars in millions)
Service cost	$2.1	$1.7	$3.5	$3.7
Interest cost	8.7	6.1	11.8	12.6
Expected return on plan assets	(0.8)	(0.4)	(0.8)	(0.8)
Amortization of unrecognized:
Prior service cost	(0.5)	(0.1)	(0.2)	—
Actuarial losses, net	—	0.5	1.5	2.8

Net periodic postretirement benefit cost	$9.5	$7.8	$15.8	$18.3

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impact of 1% change in Health Care Cost:

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A 1% change in the trend rate would have the following effects:

	1% Increase	% Decrease

Effect on Service and interest costs	$1.9 million	$1.5 million
Effect on Accumulated Benefit Obligation	$22.3 million	$18.3 million

In December, 2003, the U.S. enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduces a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. During 2005 the Predecessor Company’s actuaries determined that the postretirement healthcare benefit plan qualifies for that subsidy. That determination caused a decrease in the Accumulated Postretirement Benefit Obligation of $22.0 million as of October 31, 2005, and a decrease in service cost of $0.4 million and a decrease in interest cost of $1.4 million for the year ended October 31, 2005.

Note 15	Workers’ Compensation

The operations of the Company are subject to Ohio workers’ compensation laws which provide for the payment of benefits to disabled workers. The Company’s actuarially determined liability for self-insured workers compensation benefits is based on a 5% discount rate and various other assumptions including incidence and severity of claims, healthcare costs, and lost time costs. The estimated amount of discounted obligations for self-insured workers’ compensation benefits, including an estimate for incurred but not reported claims, was $6.4 million, $6.1 million and $4.8 million as of December 31, 2006, May 1, 2006 and October 31, 2005, respectively. The Company recorded expense related to workers’ compensation of $1.4 million for the eight months ended December 31, 2006, $0.7 million for the six months ended May 1, 2006, $1.5 million for the year ended October 31, 2005 and $2.1 million for the year ended October 31, 2004.

Note 16	Income Taxes

Significant components of the income taxes expense (benefit) for the period ended December 31, 2006 are as follows:

(Dollars in millions)

Current:
Federal	$17.3
State	3.3
Deferred:
Federal	(10.7)
State	(1.0)

Total income tax expense	$8.9

The reconciliation of income taxes at the statutory U.S. tax rate of 35% to the recorded provision is as follows:

(Dollars in millions)

Tax at statutory rate	$8.4
Permanent differences	(0.4)
State income tax, net of Federal tax	0.9

Total income tax expense	$8.9

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2006 are as follows:

(Dollars in millions)

Deferred tax assets:
Employee benefits	$3.2
Postretirement healthcare	3.4
Pension	1.4
Inventory	1.3
Asset bases difference	1.0
Other	1.4

Total deferred assets	$11.7
Deferred tax liabilities:
Pension and postretirement healthcare AOCI	19.3

Net deferred tax liabilities	$7.6

As of May 1, 2006 there were no deferred taxes as there was no difference between book and tax bases upon the adoption of fresh-start accounting.

Note 17	Equity

The Company issued 5.0 million shares of Class A preferred stock in return for a $50.0 million cash investment as of May 1, 2006. The shares will be converted on a mandatory basis into common stock on May 1, 2008 at a ratio of 1.2 shares of common for each share of preferred stock. Preferred shares may be converted earlier at the option of the shareholder. Preferred stock ranks senior to the common stock, has a liquidation preference of $10 per share, and has voting rights on an “as if” converted basis with common stock.

The preferred stock accrues cumulative preferred “payment in kind” dividends of 10 percent per year, payable semi-annually on May 1 and November 1. Accordingly, on November 1, 2006, the Company declared and paid a dividend of 250,000 shares of preferred stock which is convertible into 300,000 shares of common stock. Because the fair value of the common stock at November 1, 2006 was greater than the conversion price of the preferred stock issued on November 1, 2006, a non-cash deemed dividend of $5.6 million was record pursuant to Emerging Issues Task Force No. 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently adjustable Conversion Ratios. Additional preferred stock dividends totaling $2.0 million were accrued but undeclared as of December 31, 2006. Net income available to common shareholders has been reduced by these dividends.

Under the POR, the Successor Company is required to issue 4.0 million shares of common stock to the creditors of the Predecessor Company. As of December 31, 2006, approximately 3.9 million common shares had been distributed with the balance to be distributed as claims are resolved.

In addition, the POR requires that the preferred shareholders exchange their cash distribution on account of their general unsecured claims, totaling approximately $8.5 million, to other general unsecured creditors of the Predecessor Company in exchange for their shares of common stock. As of December 31, 2006, approximately $3.5 million had been exchanged for common stock and approximately $5.0 million remained in escrow. The POR also requires that any unused cash from the preferred shareholders remaining after all claims have been resolved is to be exchanged for additional shares of common stock to be issued to the preferred shareholders at $17.70 per share. Upon resolution of all claims, the Company will issue between 242,300 and 281,474 shares of common stock.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There are certain limitations on the ability of the Company to pay cash dividends on the common stock pursuant to the Credit Facility, the Notes and the CBA. Under the most restrictive covenants, no dividends are payable until January 1, 2008. After that date, dividends are permitted only if cumulative operating cash flow, as defined, exceeds a significant trigger amount.

Note 18	Share-Based Payments

The Company’s Amended and Restated 2006 Long-Term Incentive Plan (the “Plan”), as approved by the shareholders on December 29, 2006, permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards to employees, directors and consultants of the Company for up to 794,470 shares. As of December 31, 2006, equity awards granted under the Plan totaled 682,919 shares, consisting of 652,919 stock options granted to employees and 30,000 restricted stock units granted to directors.

Stock Options

In June and July, 2006, the Company awarded, subject to shareholder approval, stock options to five key employees under the Plan. Options for a total of 652,919 shares at an exercise price of $28.50 were granted when shareholder approval was received on December 29, 2006. At December 31, 2006, options for a total of 652,919 shares were outstanding, as no options had been exercised or forfeited. As of December 31, 2006, options totaling 65,291 shares were exercisable.

The Company estimates the fair value of stock options using the Black-Scholes option pricing model. The risk-free interest rate is determined by using the U.S. Treasury yield curve at the date of the grant and using a maturity equal to the expected life of the option. The expected dividend yield is assumed to be zero, and the forfeiture rate is assumed to be zero due to the limited number of participants in the Plan. Due to the Company’s limited stock trading history and activity, volatility is estimated based on the volatility of peer companies.

The fair value of stock options issued to employees was measured on the date of shareholder approval of the Plan and is recognized as expense over the requisite service period. The fair value of the common stock as of December 29, 2006 was $18.59 per share based on an independent appraisal of the Company. Options vest ratably over a five year period from the date of the initial award and expire ten years after the initial award date (June and July 2016). The fair value of the grant as of the date the Plan was approved (December 29, 2006) was calculated with the following assumptions:

Risk-free interest rate	4.65%
Expected Life in years	6.2
Volatility	48.4%

The fair value of options granted was $7.72 per share.

Total compensation expense for stock options recognized during the eight month period ending December 31, 2006 amounted to $0.8 million. At December 31, 2006, there was $4.3 million of total unrecognized compensation cost related to outstanding stock options. This cost is expected to be recognized as expense over a weighted remaining vesting period of 4.25 years.

Restricted Stock Units

In September, 2006, subject to shareholder approval, the Company made Restricted Stock Unit Awards (RSU) to certain non-employee directors of the Company under the Plan. The fair value of an RSU is equal to the market value of a share of stock. A total of 30,000 RSUs were awarded. Based on an independent appraisal on December 29, 2006, the date of shareholder approval of the Plan, the RSUs were valued at $18.59 per share. Half of the RSUs vest on October 1, 2007, with the remainder vesting equally over the

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18 month period from October 1, 2007 to April 1, 2009, unless forfeited, and will be paid out in the form of stock at the end of the vesting period. Total compensation expense for RSU Awards recognized during the eight month period ending December 31, 2006 amounted to $0.1 million.

Note 19	Earnings Per Common Share

Basic earnings per common share (EPS) amounts are computed by dividing earnings after the deduction of preferred stock dividends by the average number of common shares outstanding. In accordance with current accounting guidance, for the purpose of calculating EPS, the cumulative preferred stock dividends accumulated for the period were deducted from net income, as if declared. Diluted EPS amounts assume the issuance of common stock for all potentially dilutive common shares outstanding.

The POR required the issuance of 4.0 million shares of common stock of the Successor Company to the creditors of the Predecessor Company. All 4.0 million shares have been considered outstanding for the entire period ending December 31, 2006.

For the period ended December 31, 2006, 652,919 options to purchase common stock were excluded from the calculation of diluted EPS because of the anti-dilutive effect.

The table below provides a reconciliation of the computation of the basic and diluted earnings per share for the period ended December 31, 2006.

Eight Months
Ended
December 31,
2006
(Dollars in millions,
except per share amounts)

Basic EPS:
Net Income	$15.0
Less Preferred dividends	5.6
Less Accrued preferred PIK dividend	2.0

Net Income available to common shareholders	$7.4
Weighted average common shares outstanding	4,000,000

Basic earnings per common share	$1.85

Diluted EPS:
Net Income	$15.0
Weighted average common shares outstanding	4,000,000
Weighted average preferred stock conversion to common stock	6,075,000
Weighted average restricted stock units	—

Diluted average number of common shares outstanding	10,075,000

Diluted earnings per share	$1.49

Note 20	Leases

The Company leases a portion of its operating and data processing equipment. Rent expense for operating leases amounted to approximately $0.2 million for the eight months ended December 31, 2006, $0.2 million for the six months ended May 1, 2006, $0.6 million for the year ended October 31, 2005 and $0.5 million for the year ended October 31, 2004.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 21	Commitments and Contingencies

In the normal course of business, the Company enters into forward contracts for the purchase of commodities which are used in the operations. These commodities include iron ore, coke, natural gas, electricity, and certain industrial gasses. Such contracts are in quantities expected to be delivered and used in the production process and are not intended for resale or speculative purposes.

Services, Raw Materials and Other Supplies

The Predecessor Company entered into a 15-year agreement for the supply of certain gases commencing in 2002. This contract requires a minimum monthly payment amount on a take or pay basis, which is subject to price escalation. The Company has issued a letter of credit to secure this contract.

The Predecessor Company also committed to purchase a minimum monthly quantity of electricity from its electric energy supplier under a contract that expires in 2008. Commitments under this contract are subject to price escalation.

In 2004, the Predecessor Company entered into a ten-year non-cancelable contract with an iron ore supplier for all its iron ore pellet requirements through 2014. In 2006, pricing under this contract was based on the international pellet price. Starting in 2007, the price for iron ore pellets is subject to annual adjustment for changes in certain price indices.

In November, 2006, the Company entered into a 15 year agreement to purchase coke from a facility which will be constructed in Haverhill, Ohio. Volume is expected to approximate 250,000 tons per year and the price will be on a cost plus basis. Deliveries are expected to commence in 2008.

At December 31, 2006, the Company had commitments to purchase data processing services of approximately $8.4 million in the aggregate over the remaining 16 months of its management information systems agreement which has been extended to April 30, 2008. The management information systems agreement automatically renews each year on May 1st for an additional successive term of 12 months unless cancelled by either party by written notice no less than 120 days prior to the renewal date.

In January, 2007, the Company entered into a two year agreement to purchase approximately 275,000 tons per year of coke at prices indexed to the published market price of imported coke. The Company also entered into a one year contract to purchase between 264,000 and 408,000 tons of coke from a different supplier at prices indexed to the published price of imported coke.

As part of the POR, the Successor Company assumed all material and service contracts of the Predecessor Company.

Capital Expenditures

At December 31, 2006, the Company had purchase commitments related to the capital expenditure program totaling $35.1 million. Of this amount, approximately $26.5 million related to the walking beam furnace project and approximately $5.6 million related to the BOF environmental compliance project.

Employment Agreements

The Company entered into employment agreements with the Chief Executive Officer and four Vice Presidents that expire on May 1, 2011. Under the terms of the agreements, the officers are guaranteed annual base compensation totaling $1.3 million.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Environmental Related Matters

In common with much of the steel industry, the Company’s facilities are located on sites that have been used for heavy industrial purposes for decades. As part of the POR, the Successor Company has assumed the environmental liabilities of the Predecessor Company. The Company is and will continue to be subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge and solid and hazardous waste management. The Company has made and intends to continue to make the necessary expenditures for required environmental remediation and compliance with environmental laws and regulations. Environmental laws and regulations continue to change and have generally become more stringent, and the Company may be subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have a material adverse effect on the Company’s financial condition and results of operations.

The Company operates a residual solid waste disposal landfill on its property. Phases 1 and 2 of a 7-phase landfill have been approved by the Ohio Environmental Protection Agency (EPA) for receipt of residual solid waste. In addition, a previously-filled section of the landfill is undergoing active recycling. Ohio law imposes on the Company certain closure and post-closure care obligations for the two active Phases and the previously-filled section of the landfill. The Company has recorded a $4.5 million liability related to these obligations, and has provided financial assurance to the EPA in the form of a letter of credit.

As a condition of a previous Resource Conservation and Recovery Act (RCRA) operating permit, the Company is undertaking a corrective action program with respect to on-site waste management practices at the Warren facility. The workplan for the initial phase of the investigation step of the corrective action program, the RCRA Facility Investigation (RFI), identified thirteen solid waste management units to be investigated. The Company is currently implementing the RFI to define the contamination associated with these thirteen areas, if any. Until the RFI is completed, it is not possible to estimate the cost of final corrective measures, if any, or whether those costs would be material. Nevertheless, it is not anticipated at this time that those costs would have a material adverse impact on the Company’s future operations.

The EPA issued a unilateral administrative order (Order) pursuant to Section 7003 of RCRA asserting that the Predecessor Company’s handling of solid waste presents an imminent and substantial endangerment to health or the environment by virtue of potential harm to wildlife, including migratory birds that may land on or enter the areas. In December 2006, the Company reached a settlement with EPA agreeing to make a cash payment of approximately $0.6 million and to undertake specified remedial action to protect wildlife at an approximate cost of $0.9 million. The settlement is set forth in a consent decree, which became effective February 6, 2007.

The Company’s BOF steelmaking process is subject to National Emission Standards for Hazardous Air Pollutants including Maximum Achievable Control Technology (MACT) standards. As of December 31, 2006, the Company has invested $15.7 million toward its previously announced plans to spend a total of $29.3 million to comply with the MACT standards.

Other Matters

In addition to the above-described matters, the Company is contingently liable with respect to lawsuits and other claims incidental to the ordinary course of its business. A liability has been established for an amount, which management believes is adequate, based on information currently available, to cover the costs to resolve the above described matters. Management believes that the effect of such matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 22	Condensed Consolidating Financial Information

The Senior Secured Notes and the revolving credit facility are guaranteed by each of our 100% owned subsidiaries. These guarantees are full and unconditional and are joint and several. We allocate corporate expenses or income to our subsidiaries. For the eight months ended December 31, 2006, the Successor Company allocated corporate expenses of $2.3 million to the subsidiaries. For the six months ended May 1, 2006 and the years ended October 31, 2005 and 2004, the Predecessor Company allocated corporate expenses of $1.5 million, $2.9 million, and $2.9 million, respectively.

The following summarized condensed consolidating financial information presents separate results for the combined guarantor subsidiaries, WCI Steel Inc. (the Parent Company), consolidating adjustments, and total consolidated amounts.

This summarized condensed consolidating financial information may not necessarily be indicative of the results of operations or financial position had the Company and the guarantor subsidiaries operated as independent entities.

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

WCI Steel, Inc. and Subsidiaries

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2006

	Combined
	Guarantor	Parent
	Subsidiaries	Company	Eliminations	Consolidated
	(Dollars in millions)

ASSETS
Current assets
Cash	$2.6	$(0.2)	$—	$2.4
Accounts receivable, net	68.5	2.6	—	71.1
Inventories	10.0	148.2	—	158.2
Due from Affiliates	0.9	62.8	(63.7)	—
Prepaid expenses and other current assets	—	7.6	—	7.6
Restricted cash	—	5.8	—	5.8

Total current assets	82.0	226.8	(63.7)	245.1
Investment in Subsidiaries	—	15.4	(15.4)	—
Property, plant and equipment, net	—	210.1	—	210.1
Intangible assets, net	—	2.7	—	2.7
Goodwill	—	190.2	—	190.2
Other assets	—	3.1	—	3.1

Total assets	$82.0	$648.3	$(79.1)	$651.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1.1	$42.4	$—	$43.5
Due to Affiliates	62.8	0.9	(63.7)	—
Accrued liabilities	1.4	48.5	—	49.9

Total current liabilities	65.3	91.8	(63.7)	93.4
Revolving credit facility	—	24.7	—	24.7
Senior secured notes	—	100.0	—	100.0
Postretirement health benefits, excluding current portion	—	151.6	—	151.6
Pension benefits, excluding current portion	—	23.2	—	23.2
Other liabilities	1.3	33.1	—	34.4

Total liabilities	66.6	424.4	(63.7)	427.3
Shareholder’s equity
Common stock	6.0	—	(6.0)	—
Additional paid-in capital	—	183.4	—	183.4
Retained earnings	9.4	9.4	(9.4)	9.4
Accumulated other comprehensive income	—	31.1	—	31.1

Total shareholders’ equity	15.4	223.9	(15.4)	223.9

Total liabilities and shareholders’ equity	$82.0	$648.3	$(79.1)	$651.2

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

WCI Steel, Inc. and Subsidiaries

CONDENSED CONSOLIDATING BALANCE SHEET
May 1, 2006

	Combined
	Guarantor	Parent
	Subsidiaries	Company	Eliminations	Consolidated
	(Dollars in millions)

ASSETS
Current assets
Cash	$12.3	$48.2	$—	$60.5
Accounts receivable, net	75.9	2.4	—	78.3
Inventories	—	127.3	—	127.3
Due from Affiliates	2.4	81.3	(83.7)	—
Prepaid expenses and other current assets	—	3.6	—	3.6
Restricted cash	—	9.5	—	9.5

Total current assets	90.6	272.3	(83.7)	279.2
Investment in Subsidiaries	—	6.0	(6.0)	—
Property, plant and equipment, net	—	196.1	—	196.1
Intangible assets, net	—	2.9	—	2.9
Goodwill	—	190.2	—	190.2
Other assets	—	3.3	—	3.3

Total assets	$90.6	$670.8	$(89.7)	$671.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$0.7	$27.4	$—	$28.1
Due to Affiliates	81.3	2.4	(83.7)	—
Accrued liabilities	1.4	121.4	—	122.8

Total current liabilities	83.4	151.2	(83.7)	150.9
Senior secured notes	—	100.0	—	100.0
Postretirement health benefits, excluding current portion	—	205.1	—	205.1
Pension benefits, excluding current portion	—	17.2	—	17.2
Other liabilities	1.2	20.3	—	21.5

Total liabilities	84.6	493.8	(83.7)	494.7
Shareholder’s equity (deficit)
Common stock	6.0	—	(6.0)	—
Additional paid-in capital	—	177.0	—	177.0
Retained earnings (accumulated deficit)	—	—	—	—
Accumulated other comprehensive income (loss)	—	—	—	—

Total shareholders’ equity (deficit)	6.0	177.0	(6.0)	177.0

Total liabilities and shareholders’ equity (deficit)	$90.6	$670.8	$(89.7)	$671.7

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

WCI Steel, Inc. and Subsidiaries

CONDENSED CONSOLIDATING BALANCE SHEET
October 31, 2005

	Combined
	Guarantor	Parent
	Subsidiaries	Company	Eliminations	Consolidated
	(Dollars in millions)

ASSETS
Current assets
Cash	$11.7	$—	$—	$11.7
Accounts receivable, net	68.8	2.3	—	71.1
Inventories	—	150.5	—	150.5
Due from Affiliates	6.1	48.4	(54.5)	—
Prepaid expenses and other current assets	—	6.9	—	6.9

Total current assets	86.6	208.1	(54.5)	240.2
Investment in Subsidiaries	—	34.8	(34.8)	—
Property, plant and equipment, net	0.3	103.3	—	103.6
Intangible assets, net	—	19.7	—	19.7
Restricted cash	0.4	—	—	0.4
Other assets	—	1.3	—	1.3

Total assets	$87.3	$367.2	$(89.3)	$365.2

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Senior DIP facility	$—	$29.1	$—	$29.1
Accounts payable	0.9	26.0	—	26.9
Due to Affiliates	48.4	6.1	(54.5)	—
Accrued liabilities	1.0	21.0	—	22.0

Total current liabilities	50.3	82.2	(54.5)	78.0
Liabilities subject to compromise	2.2	575.3	—	577.5
Other liabilities	—	0.6	—	0.6

Total liabilities	52.5	658.1	(54.5)	656.1
Shareholders’ equity (deficit)
Common stock	6.0	—	(6.0)	—
Additional paid-in capital	—	0.3	—	0.3
Retained earnings (accumulated deficit)	28.8	(254.5)	(28.8)	(254.5)
Accumulated other comprehensive income (loss)	—	(36.7)	—	(36.7)

Total shareholders’ equity (deficit)	34.8	(290.9)	(34.8)	(290.9)

Total liabilities and shareholders’ equity (deficit)	$87.3	$367.2	$(89.3)	$365.2

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

WCI Steel, Inc. and Subsidiaries

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Eight months ended December 31, 2006

	Combined
	Guarantor	Parent
	Subsidiaries	Company	Eliminations	Consolidated
	(Dollars in millions)

Sales
Product sales, net	$581.2	$577.6	$(578.7)	$580.1
Freight	13.8	—	—	13.8

Net sales	595.0	577.6	(578.7)	593.9

Operating costs and expenses
Cost of products sold	578.2	530.3	(573.6)	534.9
Depreciation and amortization	—	15.7	—	15.7
Selling, general and administrative expenses	7.4	10.6	(5.1)	12.9

Total operating costs and expenses	585.6	556.6	(578.7)	563.5

Operating income	9.4	21.0	—	30.4

Other income (expense)
Interest expense	—	(7.2)	—	(7.2)
Other income, net	—	0.7	—	0.7
Equity income in subsidiaries	—	9.4	(9.4)	—

Total other income (expense)	—	2.9	(9.4)	(6.5)

Income before income taxes	9.4	23.9	(9.4)	23.9
Income tax expense	—	8.9	—	8.9

Net income	$9.4	$15.0	$(9.4)	$15.0

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

WCI Steel, Inc. and Subsidiaries

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Six months ended May 1, 2006

	Combined
	Guarantor	Parent
	Subsidiaries	Company	Eliminations	Consolidated
	(Dollars in millions)

Sales
Product sales, net	$428.0	$422.4	$(419.2)	$431.2
Freight	8.3	—	—	8.3

Net sales	436.3	422.4	(419.2)	439.5

Operating costs and expenses
Cost of products sold	424.7	402.7	(415.4)	412.0
Depreciation and amortization	—	7.5	—	7.5
Selling, general and administrative expenses	3.1	6.3	(3.8)	5.6

Total operating costs and expenses	427.8	416.5	(419.2)	425.1

Operating income	8.5	5.9	—	14.4

Other income (expense)
Interest expense	—	(1.2)	—	(1.2)
Other income, net	—	0.2	—	0.2
Equity income in subsidiaries	—	(28.8)	28.8	—

Total other income (expense)	—	(29.8)	28.8	(1.0)

Income before reorganization items and cumulative effect of change in accounting principle	8.5	(23.9)	28.8	13.4
Reorganization items (professional fees)	—	(9.6)	—	(9.6)
Fresh start adjustments	(39.4)	280.2		240.8
Gain on discharge of indebtedness	2.1	37.1		39.2

Net income before cumulative effect of change in accounting principle	(28.8)	283.8	28.8	283.8
Cumulative effect of change in accounting principle	—	(4.4)	—	(4.4)

Net Income	$(28.8)	$279.4	$28.8	$279.4

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

WCI Steel, Inc. and Subsidiaries

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Fiscal Year ended October 31, 2005

	Combined
	Guarantor	Parent
	Subsidiaries	Company	Eliminations	Consolidated
	(Dollars in millions)

Sales
Product sales, net	$774.7	$757.7	$(757.2)	$775.2
Freight	14.8	—	—	14.8

Net sales	789.5	757.7	(757.2)	790.0

Operating costs and expenses
Cost of products sold	765.6	679.4	(749.7)	695.3
Depreciation and amortization	—	13.5	—	13.5
Selling, general and administrative expenses	10.3	13.5	(7.5)	16.3

Total operating costs and expenses	775.9	706.4	(757.2)	725.1

Operating income	13.6	51.3	—	64.9

Other income (expense)
Interest expense	—	(2.1)	—	(2.1)
Other income, net	—	0.6	—	0.6
Equity income in subsidiaries	—	13.6	(13.6)	—

Total other income (expense)	—	12.1	(13.6)	(1.5)

Income before reorganization items	13.6	63.4	(13.6)	63.4
Reorganization items (professional fees)	—	(6.2)	—	(6.2)

Net income	$13.6	$57.2	$(13.6)	$57.2

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

WCI Steel, Inc. and Subsidiaries

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Fiscal Year ended October 31, 2004

	Combined
	Guarantor	Parent
	Subsidiaries	Company	Eliminations	Consolidated
	(Dollars in millions)

Sales
Product sales, net	$628.1	$613.9	$(614.6)	$627.4
Freight	11.9	—	—	11.9

Net sales	640.0	613.9	(614.6)	639.3

Operating costs and expenses
Cost of products sold	620.3	527.1	(607.2)	540.2
Depreciation and amortization	—	10.6	—	10.6
Selling, general and administrative expenses	12.4	12.6	(7.4)	17.6

Total operating costs and expenses	632.7	550.3	(614.6)	568.4

Operating income	7.3	63.6	—	70.9

Other income (expense)
Interest expense	—	(4.8)	—	(4.8)
Other income, net	—	1.5	—	1.5
Equity income in subsidiaries	—	7.3	(7.3)	—

Total other income (expense)	—	4.0	(7.3)	(3.3)

Income before reorganization items	7.3	67.6	(7.3)	67.6
Reorganization items (professional fees)	—	(10.3)	—	(10.3)

Net income	$7.3	$57.3	$(7.3)	$57.3

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

WCI Steel, Inc. and Subsidiaries

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Eight months ended December 31, 2006

	Combined
	Guarantor	Parent
	Subsidiaries	Company	Eliminations	Consolidated
	(Dollars in millions)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided (used) by operating activities	$(9.7)	$(56.9)		$(66.6)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	—	(19.6)	—	(19.6)
Restricted cash	—	3.7	—	3.7

Net cash used by investing activities	—	(15.9)	—	(15.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under revolving credit facilities	—	24.7	—	24.7
Deferred financing costs	—	(0.3)	—	(0.3)

Net cash provided (used) by financing activities	—	24.4	—	24.4

Net increase (decrease) in cash	(9.7)	(48.4)	—	(58.1)
Cash at beginning of period	12.3	48.2	—	60.5

Cash at end of period	$2.6	$(0.2)	$—	$2.4

WCI Steel, Inc. and Subsidiaries

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Six months ended May 1, 2006

	Combined
	Guarantor	Parent
	Subsidiaries	Company	Eliminations	Consolidated
	(Dollars in millions)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided (used) by operating activities	$0.6	$50.9		$51.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	—	(11.2)	—	(11.2)
Restricted cash	—	(9.1)	—	(9.1)

Net cash used by investing activities	—	(20.3)	—	(20.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under revolving credit facilities	—	(29.1)	—	(29.1)
Issuance of preferred stock	—	50.0	—	50.0
Deferred financing costs	—	(3.3)	—	(3.3)

Net cash provided (used) by financing activities	—	17.6	—	17.6

Net increase (decrease) in cash	0.6	48.2	—	48.8
Cash at beginning of period	11.7	—	—	11.7

Cash at end of period	$12.3	$48.2	$—	$60.5

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

WCI Steel, Inc. and Subsidiaries

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Fiscal Year ended October 31, 2005

	Combined
	Guarantor	Parent
	Subsidiaries	Company	Eliminations	Consolidated
	(Dollars in millions)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided (used) by operating activities	$7.5	$42.3		$49.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	—	(14.7)	—	(14.7)

Net cash used by investing activities	—	(14.7)	—	(14.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under revolving credit facilities	—	(24.4)	—	(24.4)
Deferred financing costs	—	(2.8)	—	(2.8)

Net cash provided (used) by financing activities	—	(27.2)	—	(27.2)

Net increase (decrease) in cash	7.5	0.4	—	7.9
Cash at beginning of period	4.2	(0.4)	—	3.8

Cash at end of period	$11.7	$(0.0)	$—	$11.7

WCI Steel, Inc. and Subsidiaries

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Fiscal Year ended October 31, 2004

	Combined
	Guarantor	Parent
	Subsidiaries	Company	Eliminations	Consolidated
	(Dollars in millions)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided (used) by operating activities	$2.3	$15.1	$—	17.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	—	(17.4)	—	(17.4)

Net cash used by investing activities	—	(17.4)	—	(17.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under revolving credit facilities	—	0.6	—	0.6
Deferred financing costs	—	(0.5)	—	(0.5)

Net cash provided (used) by financing activities	—	0.1	—	0.1

Net increase (decrease) in cash	2.3	(2.2)	—	0.1
Cash at beginning of period	1.9	1.8	—	3.7

Cash at end of period	$4.2	$0.4	$—	$3.8

WCI Steel, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 23	Predecessor Company

The Predecessor Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on September 16, 2003 and operated its business as a debtor-in-possession under the jurisdiction of the Court until May 1, 2006. Bankruptcy proceedings were commenced in order to implement a restructuring plan to improve both the Predecessor Company’s cost competitiveness and financial position. Management completed a comprehensive assessment of its business including its equipment and facilities, organizational structure, labor practices and utilization, vendor relationships and capital structure. The key components of that restructuring plan included a reduction in interest expense, a revised labor agreement and a cash infusion.

The accompanying 2005 and 2004 financial statements have been prepared on a going-concern basis, which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business, and accordingly the 2005 and 2004 financial statements do not reflect adjustments that might have resulted if the Predecessor Company were unable to continue as a going-concern. The accompanying 2005 and 2004 financial statements do not include or comprehend any of the potential impacts should the Predecessor Company be unable to continue in existence.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
WCI Steel, Inc.
Warren, Ohio

We have audited the accompanying consolidated balance sheets of WCI Steel, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and May 1, 2006 (Successor Company balance sheets), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income, and cash flows for the eight months ended December 31, 2006 (Successor Company operations) and the six months ended May 1, 2006 (Predecessor Company operations). Our audits also included the financial statement schedule for the eight months ended December 31, 2006 and the six months ended May 1, 2006 listed in the Index at F-1. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective on May 1, 2006. Accordingly, the accompanying financial statements have been prepared in conformity with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 2 to the consolidated financial statements.

In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the consolidated financial position of WCI Steel, Inc. and subsidiaries as of December 31, 2006 and May 1, 2006, and the consolidated results of their operations and their cash flows for the eight months ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of the Predecessor Company for the six months ended May 1, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 4 to the consolidated financial statements, effective December 31, 2006, the Successor Company adopted Financial Accounting Standards Board (FASB) Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Postretirement Plans.

Also, as discussed in Note 4 to the consolidated financial statements, effective May 1, 2006, the Predecessor Company adopted FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

/s/  Deloitte & Touche LLP

Pittsburgh, Pennsylvania
March 22, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors
WCI Steel, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of WCI Steel, Inc. and Subsidiaries, (Debtor-In-Possession or Predecessor Company) (a wholly-owned subsidiary of Renco Steel Holdings, Inc.) as of October 31, 2005, and the related consolidated statements of operations, shareholder’s deficit and comprehensive income, and cash flows for each of the years in the two-year period ended October 31, 2005. In connection with our audits of the consolidated financial statements we also have audited the financial statement schedule for the years ended October 31, 2005 and 2004 listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2005 and 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of October 31, 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended October 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying 2005 and 2004 consolidated financial statements have been prepared assuming that the Predecessor Company will continue as a going-concern. The Predecessor Company has a shareholder’s deficit, and as discussed in Note 23 to the consolidated financial statements, has filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division on September 16, 2003, which raise substantial doubt about the Predecessor Company’s ability to continue as a going-concern. Management’s plans in regard to these matters are also described in Note 23. The accompanying 2005 and 2004 financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/  Crowe Chizek and Company LLP

Columbus, Ohio
December 6, 2005

WCI Steel, Inc.

Schedule II — Valuation and Qualifying Accounts

	Balance at	Charged to		Balance at
Allowance for Doubtful Trade	Beginning of	Cost and		End of
Accounts Receivable	Period	Expense	Deductions	Period
	(Dollars in millions)

Year ended October 31, 2004	0.9	2.1	—	3.0
Year ended October 31, 2005	3.0	—	0.3	2.7
Period ended May 1, 2006	2.7	—	2.7	—
Period ended December 31, 2006	—	0.4	—	0.4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the registrants are covered by insurance policies maintained and held in effect by WCI Steel, Inc. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

WCI Steel, Inc., Youngstown Sinter Company, WCI Production Control Services, Inc., and WCI Steel Metallurgical Services, Inc. are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or the Delaware Statute, provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or a proceeding, other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise, or an indemnified capacity. The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The amended and restated limited partnership agreement of WCI Steel Sales, L.P., a Delaware limited partnership, or WCI Steel Sales, L.P., provides that WCI Steel Sales, L.P. will indemnify and hold harmless each of its partners, and each owner, officer and director thereof, from and against any loss, expense, damage or injury suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions (even if such acts or omissions constituted the simple negligence of the partner, or such owner, officer or director) arising out of its activities on behalf of WCI Steel Sales, L.P. or in furtherance of the interest of WCI Steel Sales, L.P., including but not limited to any judgment, award, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were for a purpose reasonably believed by WCI Steel Sales, L.P. to be in the best interest of WCI Steel Sales, L.P.; provided that such actions were not performed or omitted fraudulently or in bad faith or as a result of gross negligence by such partner or were not in violation of the partner’s fiduciary obligation to WCI Steel Sales, L.P. as limited therein.

WCI Steel, Inc.’s certificate of incorporation and by-laws provides that WCI Steel shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all directors and officers which it shall have the power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. WCI Steel’s certificate of incorporation and by-laws also provide that such indemnification rights shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of its stockholders or disinterested directors or otherwise. The certificate of incorporation and by-laws for Youngstown Sinter Company, WCI Production Control Services, Inc. and WCI Steel Metallurgical Services, Inc. contain identical provisions.

WCI Steel has entered into indemnification agreements with each of its current directors and officers, pursuant to which WCI Steel agreed to indemnify each director and officer with respect to any expenses, judgments, fines, penalties, and amounts paid in settlement in connection with any claim, pending or completed action, suit or proceeding, or any inquiry or investigation, related to any actions taken by the director or officer related to their service to WCI Steel as a director or officer.

WCI Steel maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 21.	Exhibits and Financial Statement Schedule.

Exhibit
Number	Description of Exhibit

2.1	Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated October 17, 2005(1)
2.2	Consensual Modified Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated March 27, 2006(1)
2.3	Notice of Occurrence of Effective Date of Consensual Modified Plan of Reorganization, dated May 1, 2006(2)
3.1	Amended and Restated Certificate of Incorporation of WCI Steel, Inc., dated April 28, 2006(2)
3.2	Amended and Restated By-Laws of WCI Steel, Inc., Effective May 1, 2006(2)
3.3	Certificate of Incorporation of WCI Steel Metallurgical Services, Inc., dated April 20, 2006, amended April 28, 2006
3.4	Amended and Restated By-Laws of WCI Steel Metallurgical Services, Inc., Effective April 26, 2007
3.5	Certificate of Incorporation of WCI Steel Production Control Services, Inc., dated April 20, 2006, amended April 28, 2006
3.6	Amended and Restated By-Laws of WCI Steel Production Control Services, Inc., Effective April 26, 2007
3.7	Certificate of Incorporation of Youngstown Sinter Company, dated April 6, 2006, amended April 28, 2006
3.8	Amended and Restated By-Laws of Youngstown Sinter Company, Effective April 26, 2007
3.9	Certificate of Limited Partnership of WCI Steel Sales, L.P., dated April 21, 2006, amended April 28, 2006, amended April 26, 2007
3.10	Amended and Restated Limited Partnership Agreement of WCI Steel Sales, L.P., Effective April 25, 2007
4.1	Indenture, dated as of May 1, 2006, with respect to the $100 million 8% Senior Secured Notes due 2016(2)
4.2	Supplemental Indenture, dated as of May 1, 2006(2)
4.3	Guarantee, dated as of May 1, 2006(2)
4.4	Registration Rights Agreement, dated as of May 1, 2006(2)
4.5	Registration Rights Joinder Agreement, dated as of May 1, 2006(2)
4.6	Amendment to Indenture, dated April 26, 2007, with respect to the $100 million 8% Senior Secured Notes due 2016
5.1	Legal Opinion of McDermott Will & Emery LLP(3)
10.1	Credit Agreement, dated as of May 1, 2006 with respect to the $150 million facility
10.2	Guaranty, dated as of May 1, 2006
10.3	Pledge and Security Agreement, dated as of May 1, 2006
10.4	Intercreditor Agreement, dated as of May 1, 2006

Exhibit
Number		Description of Exhibit

10.5		Indenture Collateral Intercreditor Agreement, dated as of May 1, 2006
10.6		Collateral Trust Agreement, dated as of May 1, 2006
10	.7(a)	Employment Agreement, dated June 19, 2006, between WCI Steel, Inc. and Patrick G. Tatom
10	.7(b)	Employment Agreement, dated June 19, 2006, between WCI Steel, Inc and Michael Adams
10	.7(c)	Employment Agreement, dated June 19, 2006, between WCI Steel, Inc. and Cynthia B. Bezik
10	.7(d)	Employment Agreement, dated June 22, 2006, between WCI Steel, Inc. and Thomas J. Gentile
10	.7(e)	Employment Agreement, dated June 19, 2006, between WCI Steel, Inc. and David A. Howard
10.8		Amended and Restated 2006 Long-Term Incentive Plan, dated as of December 14, 2006
10	.9(a)	Deferred Compensation Agreement, dated April 26, 2006, between WCI Steel Acquisition, Inc. and Patrick G. Tatom
10	.9(b)	Deferred Compensation Agreement, dated April 26, 2006, between WCI Steel Acquisition, Inc. and Thomas J. Gentile
10	.9(c)	Deferred Compensation Agreement, dated April 26, 2006, between WCI Steel Acquisition, Inc. and David A. Howard
10.10		Amended and Restated Pellet Sale and Purchase Agreement, by and among WCI Steel, Inc., The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Northshore Mining Company, and Cliffs Sales Company, dated as of October 14, 2004 *
10	.10(a)	Pellet Sales Agreement Proposed Modifications to Pellet Pricing between WCI Steel, Inc. and The Cleveland-Cliffs Company, dated as of September 21, 2005 *
10.11		Coke Sale Agreement, between WCI Steel, Inc., and ISG Warren Inc., dated as of November 10, 2005 *
10	.11(a)	Amendment to Coke Sale Agreement, between WCI Steel, Inc., and Mittal Steel USA — Warren, Inc., dated as of January 1, 2007 *
10.12		Coke Purchase Agreement, between WCI Steel, Inc., and Haverhill North Coke Company, dated as of November 21, 2006 *
10	.12(a)	Amendment No. 1 to Coke Purchase Agreement, between WCI Steel, Inc., and Haverhill North Coke Company, dated as of February 7, 2007
12.0		Statement Regarding Computation of Ratio of Earnings to Fixed Charges
16.1		Letter from Crowe Chizek and Company LLC
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of Crowe Chizek and Company LLC
23.3		Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)(3)
24.1		Powers of Attorney (included on signature pages of this Registration Statement)
25.1		Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Wilmington Trust, as trustee
99.1		Form of Letter of Transmittal
99.2		Form of Notice of Guaranteed Delivery
99.3		Form of Letter to Registered Holders and Depository Trust Company Participants
99.4		Form of Letter to Beneficial Holders
99.5		Form of Exchange Agent Agreement

*	Confidential treatment sought

(1)	Incorporated by reference to the Form T-3 filed by WCI Steel, Inc. on April 21, 2006

(2)	Incorporated by reference to the Form T-3 as amended by WCI Steel, Inc. on May 12, 2006

(3)	To be filed at a later date by amendment

Item 22.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amend) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Each of the undersigned registrants hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warren, State of Ohio, on April 27, 2007.

WCI STEEL, INC.

By:	/s/ Patrick G. Tatom
Patrick G. Tatom
President and Chief Executive Officer

By:	/s/ Cynthia B. Bezik
Cynthia B. Bezik
Vice President — Finance, Chief Financial Officer, Treasurer and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Patrick G. Tatom and Cynthia B. Bezik, and each and any of them, such individual’s true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

/s/ Jack W. Sights
Jack W. Sights
Director and Chairman of the Board
April 27, 2007

/s/ Timothy J. Bernlohr
Timothy J. Bernlohr
Director
April 27, 2007

/s/ Eugene I. Davis
Eugene I. Davis
Director
April 27, 2007

/s/ William J. Hocevar
William J. Hocevar
Director
April 27, 2007

/s/ Lawrence I. McBrearty
Lawrence I. McBrearty
Director
April 27, 2007

/s/ James L. Wareham
James L. Wareham
Director
April 27, 2007

/s/ Patrick G. Tatom
Patrick G. Tatom
Director, President and Chief Executive Officer
(Principal Executive Officer)
April 27, 2007

/s/ Cynthia B. Bezik
Cynthia B. Bezik
Vice President — Finance, Chief Financial
Officer, Treasurer and Secretary
(Principal Financial Officer and Principal
Accounting Officer)
April 27, 2007

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

2.1		Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated October 17, 2005(1)
2.2		Consensual Modified Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated March 27, 2006(1)
2.3		Notice of Occurrence of Effective Date of Consensual Modified Plan of Reorganization, dated May 1, 2006(2)
3.1		Amended and Restated Certificate of Incorporation of WCI Steel, Inc., dated April 28, 2006(2)
3.2		Amended and Restated By-Laws of WCI Steel, Inc., Effective May 1, 2006(2)
3.3		Certificate of Incorporation of WCI Steel Metallurgical Services, Inc., dated April 20, 2006, amended April 28, 2006
3.4		Amended and Restated By-Laws of WCI Steel Metallurgical Services, Inc., Effective April 26, 2007
3.5		Certificate of Incorporation of WCI Steel Production Control Services, Inc., dated April 20, 2006, amended April 28, 2006
3.6		Amended and Restated By-Laws of WCI Steel Production Control Services, Inc., Effective April 26, 2007
3.7		Certificate of Incorporation of Youngstown Sinter Company, dated April 6, 2006, amended April 28, 2006
3.8		Amended and Restated By-Laws of Youngstown Sinter Company, Effective April 26, 2007
3.9		Certificate of Limited Partnership of WCI Steel Sales, L.P., dated April 21, 2006, amended April 28, 2006, amended April 26, 2007
3.10		Amended and Restated Limited Partnership Agreement of WCI Steel Sales, L.P., Effective April 25, 2007
4.1		Indenture, dated as of May 1, 2006, with respect to the $100 million 8% Senior Secured Notes due 2016(2)
4.2		Supplemental Indenture, dated as of May 1, 2006(2)
4.3		Guarantee, dated as of May 1, 2006(2)
4.4		Registration Rights Agreement, dated as of May 1, 2006(2)
4.5		Registration Rights Joinder Agreement, dated as of May 1, 2006(2)
4.6		Amendment to Indenture, dated April 26, 2007, with respect to the $100 million 8% Senior Secured Notes due 2016
5.1		Legal Opinion of McDermott Will & Emery LLP(3)
10.1		Credit Agreement, dated as of May 1, 2006 with respect to the $150 million facility
10.2		Guaranty, dated as of May 1, 2006
10.3		Pledge and Security Agreement, dated as of May 1, 2006
10.4		Intercreditor Agreement, dated as of May 1, 2006
10.5		Indenture Collateral Intercreditor Agreement, dated as of May 1, 2006
10.6		Collateral Trust Agreement, dated as of May 1, 2006
10	.7(a)	Employment Agreement, dated June 19, 2006, between WCI Steel, Inc. and Patrick G. Tatom
10	.7(b)	Employment Agreement, dated June 19, 2006, between WCI Steel, Inc and Michael Adams
10	.7(c)	Employment Agreement, dated June 19, 2006, between WCI Steel, Inc. and Cynthia B. Bezik
10	.7(d)	Employment Agreement, dated June 22, 2006, between WCI Steel, Inc. and Thomas J. Gentile
10	.7(e)	Employment Agreement, dated June 19, 2006, between WCI Steel, Inc. and David A. Howard
10.8		Amended and Restated 2006 Long-Term Incentive Plan, dated as of December 14, 2006
10	.9(a)	Deferred Compensation Agreement, dated April 26, 2006, between WCI Steel Acquisition, Inc. and Patrick G. Tatom
10	.9(b)	Deferred Compensation Agreement, dated April 26, 2006, between WCI Steel Acquisition, Inc. and Thomas J. Gentile

Exhibit
Number		Description of Exhibit

10	.9(c)	Deferred Compensation Agreement, dated April 26, 2006, between WCI Steel Acquisition, Inc. and David A. Howard
10.10		Amended and Restated Pellet Sale and Purchase Agreement, by and among WCI Steel, Inc., The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Northshore Mining Company, and Cliffs Sales Company, dated as of October 14, 2004 *
10	.10(a)	Pellet Sales Agreement Proposed Modifications to Pellet Pricing between WCI Steel, Inc. and The Cleveland-Cliffs Company, dated as of September 21, 2005 *
10.11		Coke Sale Agreement, between WCI Steel, Inc., and ISG Warren Inc., dated as of November 10, 2005 *
10	.11(a)	Amendment to Coke Sale Agreement, between WCI Steel, Inc., and Mittal Steel USA — Warren, Inc., dated as of January 1, 2007 *
10.12		Coke Purchase Agreement, between WCI Steel, Inc., and Haverhill North Coke Company, dated as of November 21, 2006 *
10	.12(a)	Amendment No. 1 to Coke Purchase Agreement, between WCI Steel, Inc., and Haverhill North Coke Company, dated as of February 7, 2007
12.0		Statement Regarding Computation of Ratio of Earnings to Fixed Charges
16.1		Letter from Crowe Chizek and Company LLC
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of Crowe Chizek and Company LLC
23.3		Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)(3)
24.1		Powers of Attorney (included on signature pages of this Registration Statement)
25.1		Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Wilmington Trust, as trustee
99.1		Form of Letter of Transmittal
99.2		Form of Notice of Guaranteed Delivery
99.3		Form of Letter to Registered Holders and Depository Trust Company Participants
99.4		Form of Letter to Beneficial Holders
99.5		Form of Exchange Agent Agreement

*	Confidential treatment sought

(1)	Incorporated by reference to the Form T-3 filed by WCI Steel, Inc. on April 21, 2006

(2)	Incorporated by reference to the Form T-3 as amended by WCI Steel, Inc. on May 12, 2006

(3)	To be filed at a later date by amendment